U.S. UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LitFunding Corp.
(Name of small business issuer in its charter)

Nevada	8111	93-1221399
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

6375 S. Pecos Road, Suite 217
Las Vegas, Nevada 89120
(702) 898-8388
(Address and telephone number of principal executive offices)

Same as above
(Address of principal place of business or intended principal place of business)

Morton Reed, President
LitFunding Corp.
6375 S. Pecos Road, Suite 217
Las Vegas, Nevada 89120
(702) 898-8388
(Name, address and telephone number of agent for service)

Copies of Communications to:
Dennis H. Johnston, Esq.
A Professional Law Corporation
9422 Canfield
La Habra, California 90631
(310) 666-2133

Approximate date of proposed sale to public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

LitFunding Corp. (the “Company”) is filling this first amendment to its SB-2 filed on December 11, 2006 (“this Amendment”) to reflect a reduced number of shares being registered in connection with our Equity Investment Agreement and to update other information as requested by the SEC. Our Chief Financial Officer’s signature was also added.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock, $0.001 par value	5,930,000	$.06	$355,800	$41.88
Common Stock, $0.001 par value	800,000	$.06	$48,000	$5.65
Common Stock, $0.001 par value	9,000,000	$.06	$540,000	$63.56

TOTAL	15,730,000		$923,800	$111.09 *
* Previously paid $151.10

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c). This fee is calculated based on the closing price of our common stock under the trading symbol LFDG on the OTCBB on January 5, 2007.

(2) In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock as may be issuable upon pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions;

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 22, 2007

PROSPECTUS

LitFunding Corp.

5,930,000 shares of common stock already issued and outstanding

800,000 shares of common stock issuable upon conversion of Series A 12% Convertible Preferred Stock

9,000,000 shares of common stock issuable pursuant to the Imperial Investment Agreement

This prospectus relates to the sale of up to 15,730,000 shares of our common stock by certain stockholders of the Company. We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the Selling Security Holders listed on page 9, or their transferees of up to 5,930,000 shares of our common stock already issued and outstanding, 800,000 shares of our common stock issuable upon conversion of Series A 12% convertible preferred stock, and 9,000,000 share of our common stock issuable pursuant to the Investment Agreement with Imperial Capital Holdings, LLC. We will receive no proceeds from the disposition of already outstanding shares of our common stock or from the conversion of the Series A 12% convertible preferred stock held by the Selling Security Holders. We will, however, receive proceeds from the sale of common stock under the Investment Agreement, which we entered into on July 28, 2006 with Imperial Capital Holdings, LLC. All costs associated with this registration statement will be borne by LitFunding.

The Selling Security Holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the Selling Security Holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the Selling Security Holders.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol “LFDG.OB.” The closing price for the common stock on January 5, 2007 was $0.06 per share.

We have engaged the services of Brewer Financial Services, LLC to be our placement agent in connection with the equity line of credit. Brewer Financial Services, LLC is a member of the NASD.

For a description of the plan of distribution of the shares, please see page 13 of this prospectus.

We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

The information in this Prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is declared effective. The Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our stock involves risks. We urge you to read carefully the “Risk Factors” section beginning on page 6, where we describe specific risks associated with an investment in LitFunding Corp. and these securities, before you make your investment decision.

THE DATE OF THIS PROSPECTUS IS JANUARY 22, 2007.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 5.

LitFunding Corp. (“LitFunding”)

LitFunding was incorporated in the State of Nevada on July 11, 1996 as RP Entertainment, Inc., but changed our name to LitFunding Corp. in February 2003 as the result of a reverse merger. Our principal executive office is located at: 6375 S. Pecos Road, Suite 217, Las Vegas, Nevada 89120, and our telephone number is: (702) 898-8388.

We are in the business of investing in litigation recoveries. Business is conducted through our subsidiary, LitFunding USA and its wholly owned limited liability companies. LitFunding USA resumed the business of California LitFunding (our subsidiary which we acquired by reverse merger in 2003 has been in the business since 2000) subsequent to June 17, 2004, after the United States Bankruptcy Court entered an order confirming us and California LitFunding joint plans of reorganization. We raise and advance capital to various law firms pursuant to “Settlement Agreements”. These Settlement Agreements provide that the funds advanced shall be repaid to us, plus a fee, when the lawsuits referenced in the agreement ultimately settle. The amount of the fee payable on the funds advanced depends upon the length of the time the funds are outstanding, up to a fixed limit. Pursuant to the terms of the Settlement Agreements, the Companies’ contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

We recently acquired two wholly owned subsidiaries, Global Universal Film Group, Inc. (“Global Universal”), an early stage developer, producer and distributor of “niche” films, related books, and music rights and Easy Money Express, an internet-based, loan company. Both of these entities are at a nascent stage in their development and have not yet produced any revenues. It is management’s plan to develop Easy Money Express as our core business, and to spin-off Global Universal as a separately traded corporation, for which we will earn a $200,000 fee and retain 10% of their common stock.

Agreements with Imperial Capital Holdings

On January 16, 2006, we entered into an Equity Investment Agreement (“Investment Agreement”), which is an equity line of credit ("ELoC"), with Imperial Capital Holdings ("Imperial"). On that same date, we entered into a Registration Rights Agreement (“Registration Agreement”) with Imperial, which called for us to file a registration statement relating to the ELoC within sixty days. Further, we were in default of our promise to register the common stock underlying the shares of our Series A convertible preferred stock, which Imperial acquired in August, 2005, and, in July, 2006, we were also in default on the payment of a $30,000 promissory note due Imperial on July 12, 2006. On July 28, 2006, we reached an understanding with Imperial to cure our defaults in exchange for the issuance of 800,000 shares of common stock, which is being registered hereunder. Concurrently, we entered into a new Investment Agreement and a new Registration Rights Agreement with Imperial with substantially similar terms as the original agreements dated January 16, 2006.

The ELoC terminates 24 months after the registration statement has been declared effective. The maximum amount of money that the ELoC may provide to us over the 24-month period of time is $3,000,000. During these 24 months, commencing at such time as the registration statement becomes effective, we may periodically deliver newly issued, registered shares of our common stock to Imperial who will then deliver to us the purchase price, in cash, in amounts based on a fluctuating price per share of our common stock. We are not obligated to request any portion of, or the entire $3,000,000. The actual aggregate number of shares that we may issue pursuant to the Investment Agreement is not determinable as it is based on the market price of our common stock from time to time and how much funding we desire from time to time. We have reserved 9 million shares for issuance under the ELoC, which we are registered in this registration statement pursuant to the terms of our agreements with Imperial.

We can commence drawing down on the ELoC at such time as this registration statement becomes effective. Since only the Commission can order a registration statement effective, we do not know when or if the registration statement will become effective. For an equal amount of dollars of funding from time to time pursuant to the ELoC, the number of shares we would issue to Imperial would be greater during times of our stock price being low, as it currently is, and conversely so during times when our stock price is high. Pursuant to the ELoC, we are subject to penalties if we fail to deliver stock to Imperial after we request a draw down from the ELoC.

Upon the effectiveness of the registration statement, and pursuant to the ELoC, we may issue and sell to Imperial, and Imperial will purchase from us, up to that number of shares of common stock having an aggregate value not exceeding $3,000,000. However, Imperial is not obligated to purchase such amount of shares that would cause it to own more than 9.9% of our total number of outstanding shares at any given time. From time to time, we may, in our sole discretion, deliver a put notice to Imperial which states the dollar amount which we intend to sell to Imperial which will be, at our choice, either: (A) 200% of the average daily volume (as quoted on the U.S. markets only) of our common stock for the 10 trading days prior to the applicable put notice date, multiplied by the average of the 3 lowest daily closing bid prices immediately preceding the put date, or, (B) a minimum put amount of $10,000. The maximum amount of any put notice cannot exceed $250,000. The purchase price for the common stock identified in the put notice will be equal to 93% of the lowest closing bid price of the common stock during the pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is five (5) trading days after the put notice date. Imperial is required to purchase from us during the related pricing period that number of shares having an aggregate purchase price equal to the Put Amount set forth in the Put Notice. Imperial is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement.

As we draw down on the ELoC, more shares will be sold into the market by Imperial. This new supply of shares may cause our stock price to drop. In turn, as the stock price drops and as we make more draw downs on the ELoC, even more stock will come into the market which may cause yet a further drop in stock price. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued pursuant to the ELoC. If our stock price declines, we will be required to issue a greater number of shares under the ELoC. We are not required to draw down or use the full amount available of the ELoC.

Examples of share issuances under the ELoC assuming the full $3 million is purchased by Imperial:

Purchase Price: (1)	$0.04	$0.06	$0.10	$0.20
Shares Purchased: (2)	75,000,000 (3)	50,000,000 (3)	30,000,000 (3)	15,000,000 (3)
(1) Represents example market prices after discount to Imperial; the $.04 price is lower than recent market prices, the $.06 price is approximately current market, and the $.10 and $.20 prices are higher than recent market prices that may apply to the ELoC. Does not give effect to a 7% discount of the purchase price.

(2) Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $3 million in gross proceeds from the equity line of credit.

(3) Would require that we register additional shares.

We have engaged the services of Brewer Financial Services, LLC to be our placement agent in connection with the ELoC. Brewer Financial Services will be paid a fee equal to 1% of the dollar amount of each put issued to Imperial. Brewer Financial Services, LLC is a member of the NASD.

Recent Developments

On March 7, 2006, we completed a reverse tri-party merger by an among the Company, Silver Dollar Production, a Nevada corporation and wholly owned subsidiary of the Company, and Global Universal Film Group Inc., a Nevada corporation, whereby we issued 1,500,000 shares of Series B Convertible Preferred Stock to Global Universal in exchange for 100% of the issued and outstanding securities of Global Universal. Pursuant to the terms of the merger, Global Universal was merged into Silver Dollar, Silver Dollar ceased to exist, and Global Universal became a wholly owned subsidiary of the Company.

Our merger agreement with Global Universal gives their former shareholders, as holders of our Series B convertible preferred stock, the right to spin-off from LitFunding and become a separately traded corporation. After electing to spin-off, their preferred stock will automatically convert into an equal amount of shares of our common stock. On October 16, 2006, Global Universal shareholders gave notice to the Company of their election to spin-off from us. Upon completing the spin-off transaction, we will earn a management fee of $200,000 and we will retain 10% of Global Universal’s shares that are issued and outstanding immediately after the transaction. The Company plans to file a registration statement to effect the spin-off transaction and register the shares of Global Universal. The Company intends to distribute the Global Universal shares to its shareholders on a pro-rata basis.

On March 31, 2006, we entered into a Share Exchange Agreement with Easy Money Express, Inc., a Nevada Corporation, whereby we issued 20,000 shares of our common stock to the two stockholders of Easy Money Express in exchange for 100% of the issued and outstanding shares of common stock of Easy Money Express held by the stockholders. Pursuant to the terms of the share exchange agreement, Easy Money will continue as a wholly-owned subsidiary of the Company. Management anticipates that it will expend considerable resources in developing Easy Money Express and that such operations may become our core business.

On May 22, 2006, our wholly-owned subsidiary Easy Money Express entered into a marketing agreement with Interactive Brand Development, Inc. (“IBD”), a Delaware corporation, whereby IBD will market the services of Easy Money Express to its pre-existing customers as well as new customers on the internet.

In June, 2006, we announced the receipt of an order of final decree closing our bankruptcy proceedings on the grounds that the bankruptcy case has been fully administered.

On June 16, 2006, our wholly owned subsidiary, Easy Money Express, entered into a service agreement with M3 Internet Services, Inc. d/b/a CashZip, a South Dakota Corporation, wherein M3 agreed to promote and market the Easy Money Internet-based loan business through its developed online marketing using various online search engines and Pay-per-Click marketing services, including, but not limited to www.Google.com, as well as mutually agreed upon promotional and advertising material. Compensation shall be paid only on loan transactions made and repaid. Easy Money shall pay to M3 50% of the gross revenue generated from loan transactions based upon referrals made by M3 and loan transactions based upon referrals made by any source outside of M3’s marketing efforts. Easy Money shall also pay M3 a $12 client acquisition fee for each new client who submits an online loan application. The term of the agreement is for twelve (12) months commencing on June 16, 2006 and will automatically renew for succeeding 12-month periods unless either party notifies the other, in writing, at least thirty (30) days prior to the end of the term that it does not intend to renew.

On August 29, 2006, we announced that Global Universal, our wholly owned subsidiary, had commenced filming the pilot of “You’ve Got the Part!”, which is a new reality show using the latest advancement in cell phone and Internet technologies to find Hollywood’s new generation of aspiring actors. Global Universal is presently seeking a network affiliate or other entertainment company that will fund the development of and the televised airing of the show.

On November 17, 2006, we entered into a binding Letter of Intent with CardMart Plus USA, Inc., a Nevada Corporation, whereby we would agree to issue approximately 44 million shares of our unregistered common stock to the stockholders of CardMart Plus USA in exchange for 100% of their issued and outstanding shares of capital stock. This transaction, if completed, would constitute a change in control of the Company. The Letter of Intent also provides that CardMart Plus USA will agree to invest the sum of $300,000 into our subsidiary, Easy Money Express, in addition to merging in their core business operations. The Letter of Intent provided us with a $25,000 non-refundable deposit and called for final agreements to be completed on or before December 1, 2006. As of the date of this Prospectus, the transaction has not been finalized and the Company has agreed to grant CardMart Plus USA an extension of time for accounting and due diligence reasons.

THE OFFERING

Shares offered by the Selling Security Holders…	- 15,730,000 shares of common stock, $0.001 par value per share, which includes:
- 5,930,000 shares of common stock owned by the Selling Security Holders;
- 800,000 shares of common stock issuable upon conversion of Series A 12% convertible preferred stock; and
- 9,000,000 shares of common stock issuable under the Investment Agreement dated July 28, 2006.

Offering price…	Determined at the time of sale by each Selling Security Holder.

Total shares of common stock outstanding as of December 31, 2006…	30,738,902

Number of shares of common stock outstanding after offering, assuming the issuance of 800,000 shares of common stock that may be issued upon conversion of Series A 12% convertible preferred stock and 9,000,000 shares of common stock issuable under the Investment Agreement held by Selling Security Holders. However, this figure does not give effect to 1,500,000 shares of common stock that may be issuable upon the conversion of Series B convertible stock…	40,538,902

Total proceeds raised by us from the disposition of the common stock by the Selling Security Holders or their transferees…
We will not receive any proceeds of the shares offered by the Selling Security Holders. Any proceeds we receive from the sale of common stock under the Investment Agreement will be used for general working capital purposes. See “Use of Proceeds.”

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.
	Nine months ended September 30, (unaudited)		For the fiscal year ended December 31, (audited)
	2006	2005	2005	2004
Net Revenue	$656,580	$222,545	$355,264	$1,878,685

Expenses:
Reserve for unsuccessful resolution of lawsuits	$-	$73,950	$76,950	$41,750
General and administrative expenses	1,446,161	2,227,545	2,986,487	2,426,248
Consulting fees - related party	-	-	8,301	-
Financing expense	47,880	-	67,288	-
Depreciation & amortization	-	-	28,467	26,108
Preferred stock dividend		-	1,245	-
Total operating expenses	1,494,041	2,397,165	3,168,738	2,494,106

Net operating (loss)	(837,461)	(2,174,616)	(2,813,474)	(615,421)

Other income (expense):
Other income (expense)	-	(177,055)	73,953	41,438
Interest (expense) net of interest income	(48,240)	52,444	(57,039)	(24,852)
Rental income		-	-	1,500
Amortization of debt discount	15,000	-	(677,484)	-
Total other income (expense)	(63,240)	(857,844)	(660,570)	18,086

Loss before reorganization items,	-	-
extraordinary gain and income taxes	-	-	(3,474,043)	(597,335)
Bad debt in connection with share issuance	-	-	(498,000)	-
Reorganization items:
Legal fees	-	-	-	(328,000)
Loss before extraordinary gain and income taxes	(900,701)	(3,032,460)	(3,972,043)	(925,335)

Extraordinary gain, net of income taxes			-	14,131,116

Income (loss) before income taxes	(900,701)	(3,032,460)	(3,972,043)	13,205,781

Income tax (benefit) provision			-	-
Net income (loss)	$(900,701)	$(3,032,460)	$(3,972,043)	$13,205,781
Basic earnings (loss) per share:
Before extraordinary item	(0.01)		(0.28)	(0.09)
Extraordinary item	-		-	1.33
Total	(0.01)		(0.28)	1.24

Diluted earnings (loss) per share
Before extraordinary item	(0.01)		(0.28)	(0.09)
Extraordinary item	-		-	1.33
Total	(0.01)		(0.28)	1.24

Weighted average number of common shares outstanding:
Basic	26,854,004		14,419,498	10,585,663
Diluted	26,854,004		14,419,498	10,585,663

Balance Sheet Data:	At September 30, 2006 (unaudited)	At December 31, 2005 (audited)	At December 31, 2004 (audited)

Total Assets	1,208,355	$1,263,855	$939,142
Total Liabilities	2,632,483	5,530,970	2,541,887
Stockholders’ Equity	(1,424,128)	$(1,791,735)	$(1,602,745)

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in LitFunding Corp. As one of our stockholders, you will be subject to various risks inherent in our business, as well as other risks described hereunder. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

We have historically had losses from operations and losses may continue in the future, which may cause us to curtail operations.

Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the three months ended September 30, 2006, we incurred net losses of $ 368,070. Our accumulated deficit at the end of September 30, 2006 was $11,184,321. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted or alternatively we may be forced to terminate our operations.

We are subject to a working capital deficit, which means that our current assets on March 31, 2006 were not sufficient to satisfy our current liabilities and, therefore, our ability to continue operations is at risk.

We had a working capital deficit for the nine months ended September 30, 2006 which means that our current liabilities exceeded our current assets on September 30, 2006 by $1,577,581. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2006 were not sufficient to satisfy all of our current liabilities on September 30, 2006. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise capital or debt to fund the deficit or curtail future operations.

Our cash flow depends on a lengthy collection cycle and factors beyond our control that may require us to obtain interim financing.

Our procedures and underwriting process have been changed to try and lessen our risk and to shorten our collection cycle. Nevertheless, our collection cycle on advances made will remain lengthy compared to other similar industries. We believe that cases we advance funds to attorneys on may take between 18 months and 36 months to reach resolution. Larger cases may take longer to reach resolution. Once we advance the money, the collection cycle is out of our control and this may force us to seek other sources of capital to fund our overhead expenses. There can be no assurance that in such an event we could find such financing or that, if we could, the financing would be available on satisfactory terms.

We have a limited operating history and lack of profitability.

We still have limited operating history having begun business in 2000 and spent almost a full year in litigation defending ourselves from a petition for involuntary bankruptcy. During that time, we have incurred losses in every quarter since inception except for the extraordinary gain realized in December 2004 and we remain subject to the risks and uncertainties usually encountered by early stage companies.

In the past, we attracted large well known firms of attorneys as clients. We believe that it will be possible to once again attract large firms of this caliber even after the enormously negative and unwarranted reputation achieved during the bankruptcy litigation. We have met with some successes in this regard. We have not yet experienced an intolerable inability to attract the talent that we need. However risks remain that we will not attract, train or integrate into the business organization qualified personnel. Additionally, it is fair to expect that fluctuations in operating results may be significant as we develop and test new business practices. There is also the risk that we will fail to properly manage growth and expansion, if and when it occurs.

Our business of funding plaintiffs and plaintiff attorneys may be in potential conflict with Champerty laws.

Champerty, as defined by Black’s Law Dictionary, “is a bargain to divide the proceeds of litigation between the owner of the liquidated claim and a party supporting or enforcing the litigation.”  Different states impose rules on the champerty process.  We research state champerty laws prior to advancing capital to plaintiffs and plaintiff attorneys, however, if we were to be found in violation of states champerty laws it could have a material adverse effect on us and our results of operations.

Our common stock is listed on the Over-the-Counter (OTC) Bulletin Board which may make it more difficult for stockholders to sell their shares and may cause the market price of our common stock to decrease.

Our common stock is listed on the OTC Bulletin Board. Factors that may affect potential liquidity include limited coverage by security analysts and the news media. This may negatively affect the prices for our shares of common stock. The filings of the involuntary bankruptcy petition against us on April 2, 2003 and subsequent litigation and filings of voluntary chapter 11’s for both ourselves and our then operating subsidiary, California LitFunding did have a materially negative effect on the price of our stock and for all intents and purposes that stock had no value for all of 2003 and most of 2004. We believe that the successful resolution of the litigation has given us an opportunity to rebuild value in the stock.

Our stock price may be volatile and an investment in such common stock could suffer a decline in value.

The market price of our common stock may fluctuate significantly and violently in response to a number of factors, some of which are beyond our control. These factors include:

•	Government regulatory action affecting our services or competitor’s services;
•	Actual or anticipated fluctuations in operating results;
•	The loss of key management or other personnel;
•	The loss of major customers;
•	The outcome of any future litigation;
•	Broad market fluctuations; and economic conditions in the United States or abroad.

You may not be able to buy or sell our stock at will and may lose your entire investment

Our shares are currently quoted on the Over the Counter Bulletin Board. Shares in companies like ours are often known as "penny stocks" and are subject to various regulations involving certain disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.

We could fail to attract or retain key personnel, which could be detrimental to our operations.

Our success largely depends on the efforts and abilities of our Officers and Directors. The loss of their services could materially harm our business because of the cost and time necessary to find successors. Such a loss would also divert management attention away from operational issues. We do not have other key employees who manage our operations. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract a sufficient number and quality of staff, when required.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•  Deliver to the customer, and obtain a written receipt for, a disclosure document;
•  Disclose certain price information about the stock;
•  Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•  Send monthly statements to customers with market and price information about the penny stock; and
• In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

If we issue securities pursuant to the ELoC (Equity Line of Credit), existing stockholders may experience significant dilution.

The sale of new shares of our common stock to Imperial pursuant to the ELoC will have a dilutive impact on our present stockholders. As a result, even if we eventually generate revenue, our net income per share could be lower in future periods than it would otherwise, and the market price of our common stock could decline. The lower our stock price at the time we exercise a draw down on the equity line of credit, the more shares we will have to issue to Imperial. If our stock price decreases, then our existing stockholders would experience greater dilution.

Imperial will effectively pay less than the then prevailing market price of our common stock, which could cause the price of our common stock to decline

As we exercise puts on the ELoC and we issue new shares of common stock to Imperial, such common stock will be purchased by Imperial at less than the then market price (i.e., 93% of the lowest bid price during the pricing period). At such times, Imperial will have a financial incentive to sell our common stock immediately upon receiving the shares. When Imperial sells shares of our common stock, the price of our stock could decrease. If our stock price decreases, Imperial may have a further incentive to sell the shares of our common stock that it holds. Such sales of common stock by Imperial could cause the market price of our common stock to decline.

The Selling Security Holders may sell securities at any price or time that could reduce the market price of our common stock

After effectiveness of this prospectus, the Selling Security Holders may offer and sell their shares at any price and time determined by them. The timing of sales and the price at which the shares are sold by the Selling Security Holders could have an adverse effect upon the public for our common stock.

Since we have not paid any dividends on our common stock and do not intend to do so in the future, a purchaser of our common stock will only realize a gain on their investment if the market price of our common stock increases

We do not intend to pay, any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

Our independent auditor has expressed doubts about our ability to continue as a going concern

We are devoting a significant amount of our present efforts in establishing a new line of business (Easy Money Express) and we have not yet achieved revenues. These factors raise substantial doubt about our ability to continue as a going concern. Management's plans regarding our ability to continue as a going concern are disclosed in notes to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since our financial statements indicate there is substantial doubt about our ability to continue as a going concern this may affect our ability to raise financing and/or obtain credit from vendors

We have received a report from our independent auditors for our fiscal year ended December 31, 2005, containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern. The reasons for the going concern qualification are our lack of revenues and history of net losses, as well as the fact that at the time of the audit, we did not have access to sufficient committed capital to meet our projected operating needs for at least the next 12 months.

Management's plans may not be successful or other unforeseeable actions may become necessary. Any inability to raise capital may require us to reduce the level of our operations. In addition, the existence of the going concern opinion may make it more difficult for us to obtain additional financing or receive credit from vendors on acceptable terms.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the Selling Security Holders have not, authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1850, Washington, D.C. 20549-0405 at prescribed rates.

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Security Holders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Imperial Capital Holdings under the Investment Agreement.

Pursuant to the Investment Agreement, we will be able to require Imperial to purchase up to $3,000,000 of our common stock over a two-year period commencing on the date this registration statement is declared effective by the SEC. This prospectus covers 9,000,000 shares of our common stock underlying the Investment Agreement with Imperial, which, depending upon the market prices of our stock at the time we elect to exercise any puts, may or may not allow us to realize the full $3,000,000 provided for in the Investment Agreement. These funds will be able to be drawn at our discretion by delivering a written notice (“Put Notice”) stating the amount of funds we wish to draw (“Put Amount”). The Put Amount shall be equal to 93% of the market price of our common stock, as calculated in accordance with the terms of the Investment Agreement, provided that in no event will the Put Amount be greater than $250,000. We shall not be entitled to submit a Put Notice until after the previous closing has been completed. If any closing best bid price during the applicable Pricing Period (the period beginning on the Put Notice date and ending on and including the date that is 5 trading days after such Put Notice date) with respect to any particular Put Notice is less than 75% of any closing best bid price of the common stock for the 10 trading days prior to the Put Notice date, the Put Notice will terminate at our request.

SELLING SECURITY HOLDERS

The shares to be offered by the Selling Security Holders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the Selling Security Holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the Selling Security Holders. The Selling Security Holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the Selling Security Holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the Selling Security Holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the Selling Security Holders.

SELLING SECURITY HOLDER INFORMATION

The following is a list of Selling Security Holders who own or have the right to acquire an aggregate of 15,730,000 shares of our common stock covered in this prospectus, of which 5,930,000 shares have been previously issued, and a total of 40,538,902 shares calculated to be outstanding after the Offering.

	BEFORE OFFERING				AFTER OFFERING
Name	Shares of Common Stock Owned	Shares to be Acquired upon Conversion of Series A 12% Convertible Preferred Stock	Shares to be Acquired Under the Investment Agreement	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Apex Investment Fund Ltd. (4) Washington Mall One Church St. PH. Hamilton HM11 Bermuda	800,000	0	0	800,000	2.6%	800,000	0
Ciolino, David (5) 94189 Bayou Drive Diamondhead, MS 39525	125,000	0	0	125,000	0%	125,000	0
Davric Corporation (6) Jerry Polis Family Trust Jerry Polis IRA 510 4th St., #1A Encinitas, CA 92024	3,018,000	0	0	3,018,000	9.8%	3,018,000	0
Heitner, Robert (7) 965 Piedmont Rd. NE Ste. 110 Marietta, GA 30066	125,000	0	0	125,000	0%	125,000	0
Imperial Capital Holdings, LLC (8) Apdo. 10559-1000 San Jose, Costa Rica	1,300,000	800,000	9,000,000	2,100,000	6.8%	11,100,000	0
Joffe, Howard (9) 1507 Briorvista Way Atlanta, GA 30329	125,000	0	0	125,000	0%	125,000	0
Longo, Anthony (10) 10186 Rocky Tree Las Vegas, NV 89123	175,000	0	0	175,000	0%	175,000	0

Rochester Capital Partners, LP. (11) 3155 E. Patrick Lane, Suite 1 Las Vegas, NV 89120	650,000	0	0	650,000	2.1%	500,000	150,000

(1)
All shares owned in this column and all percentages are based on 30,738,902 shares of common stock issued and outstanding on December 31, 2006; however, the shares do not give effect to the 9,000,000 shares of common stock issuable pursuant to the Imperial Investment Agreement held by Imperial that may be acquired after the Offering. If Imperial were to retain all 9,000,000 shares under the Investment Agreement, along with their current position of 2,100,000 shares, they would own an aggregate of 11,100,000 shares, or approximately 27.4% of the 40,538,902 shares calculated to be outstanding after the Offering.

(2)
This table assumes that each Selling Security Holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling security holders are not required to sell their shares. See “Plan of Distribution” beginning on page 13.

(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.

(4)
On June 2, 2006, Apex Investment Fund Ltd. acquired the 800,000 shares of common stock being registered in this registration statement through the conversion of 400,000 shares of Series A 12% Convertible Preferred Stock. Peter Schlesinger, Investment Advisor of Apex has voting, investment and dispositve power over the shares of common stock owned by Apex.

(5)	David Ciolino purchased the 125,000 shares of common stock being registered in this registration statement, on March 15, 2006 at $0.20 per share.

(6)
Davric Corporation purchased 678,049 shares of our common stock at $0.41 per shares in December of 2004. The stock had not been issued until August 28, 2006 and due to the drop in our stock price we issued an additional 2,101,951 shares of our common stock. The 2,780,000 shares of common stock were valued at $0.10 per share and the 2,780,000 shares are being registered in this registration statement. Jerry Polis, President of Davric has voting, investment and dispositive power over the shares of common stock owned by Davric. An additional 238,000 shares were purchased in the open market by Mr. Polis.

(7)	Robert Heitner purchased the 125,000 shares of our common stock being registered in this registration statement, on August 3, 2006 at $0.08 per share.

(8)
On July 28, 2006, we entered into an investment agreement with Imperial Capital Holdings, wherein we agreed at our discretion to issue and sell to Imperial, and Imperial agreed to purchase from us shares of our common stock having an aggregate maximum purchase price of $3,000,000. Pursuant to the agreement, we are registering 9,000,000 shares of our common stock issuable to Imperial pursuant to the Investment Agreement. On August 16, 2005 and August 23, 2005, Imperial purchased a total of 400,000 Series A 12% Convertible Preferred stock at $0.25 per share. We are registering 800,000 shares of common stock issued to Imperial upon conversion of the preferred stock. We are also registering an additional 1,000,000 shares of common stock already held by Imperial. In July, 2006, we issued Imperial 96,000 shares of common stock as a dividend on the 800,000 shares of preferred stock held by Imperial, an additional 504,000 was issued as an inducement fee for the Equity Line of Credit of $3,000,000, and a further 200,000 shares to extend our promissory note of $30,000. In October, 2006, we agreed to issue an additional 200,000 shares of common stock to Imperial to extend the $30,000 note until March 31, 2007, and to cover interest and other fees that were due and payable under the $30,000 note. Maritza Sanabria, Managing Director of Imperial holds voting, investment and dispositive power over the shares owned by Imperial.

(9)	Howard Joffe purchased the 125,000 shares of our common stock being registered in this registration statement, on August 3, 2006 at $0.08 per share.

(10)
Anthony Longo received 50,000 shares of our common stock pursuant to a consulting agreement dated March 1, 2006 and purchased 125,000 shares of our common stock at $0.20 per share on March 15, 2006. The 175,000 shares are being registered in this registration statement.

(11)
Rochester Capital Partners, LP. Currently owns 150,000 shares that it acquired from Gary Rasmussen, its General Partner, which are not subject to registration or sale under this prospectus. The 500,000 shares that are being registered hereunder were issued pursuant to a consulting agreement and in connection with the financing commitment received by the Company from Imperial. Mr. Rasmussen has dispositive control over all shares owned by the partnership. In addition, shares owned personally by Mr. Rasmussen are accounted for elsewhere in this prospectus under the heading “Security Ownership of Certain Beneficial Owners”, on page 20.

Unless footnoted above, based on information provided to us, none of the Selling Security Holders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the Selling Security Holders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Security Holders. The shares covered by this prospectus may be offered and sold from time to time by the Selling Security Holders. The term “Selling Security Holders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Security Holders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each Selling Security Holder will decrease as and when it effects any such transfers. The plan of distribution for the Selling Security Holders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Security Holders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The Selling Security Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Security Holders may offer their shares from time to time pursuant to one or more of the following methods:

•	On the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

•
One or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	In public or privately-negotiated transactions;

•	Through underwriters, brokers, or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	An exchange distribution in accordance with the rules of an exchange;

•	Through agents;

•	Through market sales, both long or short, to the extent permitted under the federal securities laws; or

•	In any combination of these methods.

The sale price to the public may be:

•	The market price prevailing at the time of sale;

•	A price related to the prevailing market price;

•	At negotiated prices; or

•	Any other prices as the Selling Security Holders may determine from time to time.

In connection with distributions of the shares or otherwise, the Selling Security Holders may

•	Enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	Sell the shares short and redeliver the shares to close out such short positions;

•	Enter into option or other transactions with broker-dealer or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	Pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Security Holders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A Selling Security Holder may effect such transaction directly, or indirectly through underwriters, broker-dealers or agents on their behalf. In effecting sales, brokers and dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate.

The Selling Security Holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Security Holders if they do not exercise or convert the common stock equivalents (warrants) that they own. The Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Security Holders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the Selling Security Holders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the Selling Security Holders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

•	The number of shares being offered;

•	The terms of the offering, including the name of any Selling Security Holder, underwriter, broker, dealer or agent;

•	The purchase price paid by any underwriter;

•	Any discount, commission and other underwriter compensation;

•	Any discount, commission or concession allowed or reallowed or paid to any dealer;

•	The proposed selling price to the public; and

•	Other facts material to the transaction.

The Selling Security Holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions or the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Security Holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market and certain other activities with respect to the same securities for specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the Selling Security Holder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the Selling Security Holder’s counsel.

We have agreed with the Selling Security Holders to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the Securities Act or the date that all of the shares registered for sale under this prospectus have been sold.

We have agreed to indemnify the Selling Security Holders, or their respective transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Selling Security Holders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.

LEGAL PROCEEDINGS

We are a defendant in several matters in litigation, most of which are in the normal course of business. We believe these suits are without merit and intend to defend these litigations in courts of law.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

Resignations and Appointments of Officers and Directors

Effective July 1, 2005, Andrew Scherr resigned as a Director of the Company. Mr. Scherr’s resignation was not a result of any disagreements with the Company. Concurrently, the board of directors appointed Donald Hejmanowski as a Director of the Company. Also, effective July 1, 2005, the board of directors appointed Terry Gabby as Chief Financial Officer and Treasurer of the Company.

Effective November 4, 2005, Robert P. Amira resigned as Executive Vice President of the Company. Mr. Amira’s resignation was not a result of any disagreements with the Company.

Effective June 30, 2006, Dermot Ryan resigned as Secretary of the Company. Mr. Ryan’s resignation was not a result of any Disagreements with the Company. Also, effective June 30, 2006, the board of directors appointed Terry Gaby as the Secretary of the Company. Effective September 2006 Donald Hejmanowski as a Director of the Company. Mr. Hemanowski”s resignation was not a result of any disagreement with the Company.

Information as to our current directors and executive officers is as follows:

Name
Morton Reed	74	President, CEO and Director	December 2000
Stanley Weiner	64	Director and VP of Finance	Director since October 2003 &VP of Finance since December 2000
Donald Hejmanowski	45	Director	July 2005 to September 19, 2006
Terry Gabby	61	CFO, Secretary and Treasurer	CFO and Treasurer since July 2005 & Secretary since June 2006

Duties, Responsibilities and Experience

Morton Reed, Ph.D., 74, has served as President, CEO and a Director of the Company since December 2000. Dr. Reed served in the United States Marine Corps during the Korean War. After returning from overseas he attended UCLA for his undergraduate studies in English and Philosophy. From 1960 through 1980 he served as an executive in several business ventures: CEO of Cathay Studios, from 1960 to 1968; CEO of Orient Limited of Nevada from 1968 to 1972; President and Chairman of AAlpha Mortgage Company from 1970 to 1982. During this time he continued with his education earning a Masters Degree in Psychology form Antioch University in 1973 and a Doctorate in philosophy in Clinical Psychology from California Graduate Institute in 1975. In 1996 Dr. Reed joined Magnolia Studios a post production facility in Burbank, CA and helped effect a rate of that company to Millennium Studios which appointed him interim CEO. He left Millennium in 1999 and joined Case Financial, a litigation funding company where he served as VP of Sales. In November 2000, Dr. Reed left Case Financial to for LitFunding Corp. where he remains as President. Dr. Reed is not an officer or director of any other reporting company.

Stanley B. Weiner, 64, has served as a Director of the Company since October 2003 and Vice President of Finance of the Company since December 2000. Mr. Weiner has more than 35 years experience creating and running businesses. Mr. Weiner was the founding officer of Gemini Financial Corporation, a NASD Broker/Dealer from 1970 through 1975, President of APA, Real Estate Syndication Company from 1975 through 1978, Managing Partner of Agri-World Partnership from 1978 through 1983, an agricultural project syndication company with offices throughout Europe and the Middle East. Mr. Weiner was a Founding Officer/President of Regent Properties from 1985 through 1990, and Chief Executive Officer of Wise Industries from 1990 through 1993, a company specializing in pollution control devices. In 1978, Mr. Weiner founded Western Pacific Investment Corporation, centers and agricultural properties in addition to packaging many tax-sheltered investments. As a result of the foregoing activities, Mr. Weiner has extensive experience in marketing, acquiring, financing and developing commercial and agricultural property, negotiating agreements and packaging transactions. Mr. Weiner received his Bachelor of Arts degrees in both Psychology and Economics from California State University at Long Beach in 1966. He also did graduate work in both fields at UCLA. Mr. Weiner has in the past held a National Association of Securities Dealers Principals license and is a licensed Real Estate Broker. Mr. Weiner is not an officer or director of any other reporting company.

Donald Hejmanowski, 45, served as a Director of the Company from July 1, 2005 through September 19, 2006, the date of his resignation for personal reasons. Mr. Hejmanowski has over 25 years of experience in the financial markets. In 1980, he began a career in the brokerage community, going on to serve in various positions in the investment world, including stockbroker, branch manager, Vice President of trading operations and as a principal of a firm. In 1990, Mr. Hejmanowski left the brokerage community to work directly for public companies, and with private companies seeking to go public. His work has included corporate capital structure, mergers and acquisitions. Mr. Hejmanowski has served on the board of directors of 3dShopping.com, an American Stock Exchange listed company, and three companies listed on the Over-the-Counter Bulletin Board: from January 2001 to February 2002, Mr. Hejmanowski served on the board of NuTek, Inc.; from February 2001 to November 2001, he served on the board of directors of NetCommerce, Inc. and from December 2001 to May 2003, he served on the board of Photonics, Inc. He has also served on the compensation committee and audit committee for 3dShopping.com. Mr. Hejmanowski also served as an officer and director of five start-up private entities. In 1981, he earned his Bachelor of Science degree in finance and a Bachelor of Arts degree in economics from Eastern Illinois University. Mr. Hejmanowski is not an officer or director of any other reporting company.

Terry Gabby, 61, has served as Chief Financial Officer and Treasurer of the Company since July 1, 2005 and Secretary of the Company since June 30, 2006. Mr. Gabby has over 30 years’ experience in executive management, auditing and finance. As the senior auditor for a regional audit firm, Seidman & Seidman CPA's, he was the senior in charge of audits for several publicly held companies in the casino and manufacturing industries. From 1981 to 1991, Mr. Gabby was the corporate director of internal audit for Sahara Resorts, Inc., a publicly traded company with several gaming subsidiaries and time-share properties. As a consultant for various clients, Mr. Gabby has developed and implemented financial accounting systems, internal control systems and participated in establishing review procedures for compliance testing as required under the Sarbanes-Oxley Act. The past seven years, Mr. Gabby has held the executive positions of Chief Financial Officer and Controller for several large tribal gaming enterprises located in several state jurisdictions. These enterprises were business start-ups requiring loan acquisitions, funding distributions, construction cost control and the development of financial reporting systems. Mr. Gabby earned his Bachelor of Science degree in accounting from the University of Nevada, Las Vegas College of Business Administration in 1973. Mr. Gabby will receive a salary of $55,000 annually, and will receive a signing bonus of 10,000 options to purchase shares of the Registrant's common stock at $0.41 per share. Mr. Gabby received 50,000 options and 50,000 warrants in November, 2006 as a bonus. Mr. Gabby is not an officer or director of any other reporting company.

Election of Directors and Officers.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Company has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Company has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Company is the subject of any pending legal proceedings.

  Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were all current in there filings.

Audit Committee and Financial Expert

We do not have an Audit Committee, our directors perform some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;
(3)	Compliance with applicable governmental laws, rules and regulations;
(4)	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
(5)	Accountability for adherence to the code.

We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Our decision to not adopt such a code of ethics results from our having only three officers and three directors operating as the management for the Company. We believe that as a result of the limited interaction which occurs having such a small management structure for the Company eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors, perform some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are a development stage company with limited operations and resources.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on December 31, 2006 held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

The percentage of beneficial ownership for the following table is based on 30,738,902 shares of common stock outstanding as of December 31, 2006. The percentage of beneficial ownership after offering is based on 40,538,902 shares of common stock, assuming the issuance of 800,000 shares of common stock issuable upon conversion of the Series A 12% convertible preferred stock and 9,000,000 shares of common stock issuable pursuant to the Investment Agreement with Imperial Capital Holdings, Inc. The percentage of beneficial ownership table does not take into consideration a total of 1,500,000 shares of Series B convertible preferred stock that may be converted into 1,500,000 shares of common stock upon effecting a spin-off transaction of Global Universal Film Group, a wholly-owned subsidiary.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after December 31, 2006 pursuant to options, warrants, conversions privileges or other rights. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned (2)	Percent of Beneficial Ownership after Offering (2) (3)
Morton Reed, Ph.D., President, CEO, Chairman c/o 6375 S. Pecos Rd., Ste. 217 Las Vegas, NV 89120	8,217,548 (4)	27%	20%
Stanley Weiner, VP of Finance and a Director c/o 6375 S. Pecos Rd., Ste. 217 Las Vegas, NV 89120	1,349,700 (5)	4%	3%
Donald Hejmanowski, Director c/o 6375 S. Pecos Rd., Ste. 217 Las Vegas, NV 89120	454,520	1%	1%
Terry Gabby, Chief Financial Officer & Treasurer c/o 6373 S. Pecos Rd., Ste. 217 Las Vegas, NV 89120	110,000 (6)	0%	0%
Directors and Officers as a Group	10,131,768	33%	25%
1.
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). It also includes shares of common stock that the stockholder has the right to acquire within 60 days of December 31, 2006, which are treated as outstanding for the purpose of determining the percent of class by such stockholder.

2.	Figures are rounded to the nearest tenth of a percent.
3.
The percentage of beneficial ownership after the offering is based on 40,538,902 shares of common stock outstanding assuming the issuance of 800,000 shares of common stock issuable upon conversion of the Series A 12% Convertible Preferred Stock and 9,000,000 shares issuable pursuant to the Investment Agreement with Imperial.

4.
Includes 1,282,500 options to purchase shares of our common stock at prices ranging from $0.30 to $1.00 per share and 162,500 warrants to purchase shares of our common stock at prices ranging from $0.10 to $0.20 per share.

5.	Includes 650,000 options to purchase shares of our common stock at prices ranging from $0.33 to $0.99 per share and 37,500 warrants to purchase shares of our common stock at $0.20 per share.
6.	Mr. Gabby holds 60,000 options to purchase shares of our common stock at a range of $0.41 to $0.04 per share and 50,000 warrants to purchase our common stock at $0.04 per share
7.	Mr. Ryan holds 10,000 options to purchase shares of our common stock at $0.845 per share.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)	Percent of Class Beneficially Owned (1) (2)	Percent of Beneficial Ownership after Offering (2) (3)
Davric Corporation (4) Jerry Polis Family Trust Jerry Polis IRA 510 4th St., #1A Encinitas, CA 92024	3,018,000	9.8%	7.4%
Imperial Capital Holdings, LLC (5) Apdo. 10559-1000 San Jose, Costa Rica	2,100,000	6.8%	27.4%
Gary Rasmussen (6) Rochester Capital Partners 3155 E. Patrick Lane, #1 Las Vegas, NV 89120	2,065,000	6.7%	5.1%
Beneficial Owners as a Group	17,314,768	56.3%	42.7%

1.
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). It also includes shares of common stock that the stockholder has the right to acquire within 60 days of December 1, 2006, which are treated as outstanding for the purpose of determining the percent of class by such stockholder.

2.	Figures are rounded to the nearest tenth of a percent.

3.
The percentage of beneficial ownership after the offering is based on 40,538,902 shares of common stock outstanding assuming the issuance of 800,000 shares of common stock issuable upon conversion of Series A 12% Convertible Preferred Stock and 9,000,000 shares of common stock issuable pursuant to the Imperial Investment Agreement.

4.
Davric Corporation purchased 678,049 shares of our common stock at $0.41 per shares in December of 2004. The stock had not been issued until August 28, 2006 and due to the drop in our stock price we issued an additional 2,101,951 shares of our common stock. The 2,780,000 shares of common stock were valued at $0.10 per share and the 2,780,000 shares are being registered in this registration statement. Jerry Polis, President of Davric has voting, investment and dispositive power over the shares of common stock owned by Davric. An additional 230,000 shares were purchased in the open market by Mr. Polis.

5.
Includes 800,000 shares currently owned, an additional 500,000 shares to be issued and registered hereunder, and another 800,000 shares of common stock that may be acquired if Imperial converts its 400,000 shares of Series A 12% Convertible Preferred Stock. The percentage figure after the Offering assumes that none of the 2,100,000 shares are sold and that Imperial retains all 9,000,000 shares of common stock that Imperial may acquire pursuant to the Investment Agreement (a total of 11,100,000 shares). Maritza Sanabria is the Managing Director of Imperial Capital Holdings, and exercises voting, investment and dispositive power over the shares of common stock owned by Imperial.

6.
Mr. Rasmussen holds 665,000 shares directly in his name. The amount of shares includes 650,000 shares owned by Rochester Capital Partners, of which Mr. Rasmussen is its General Partner, and said 500,000 shares are being registered hereunder. Mr. Rasmussen has voting, investment and dispositive power of all shares owned by the partnership. Additionally, the amount of shares includes 750,000 shares of common stock that may be acquired by Mr. Rasmussen upon the conversion of a like number of shares of our Series B Convertible Preferred. Mr. Rasmussen acquired 750,000 shares of our Series B Convertible Preferred Stock in connection with the acquisition of Global Universal by LitFunding in March, 2006.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 30,738,902 were outstanding as of December 31, 2006. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of LitFunding, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,000,000 shares are designated as Series A and 1,500,000 are designated as Series B. As of December 31, 2006, 400,000 shares of Series A, and 1,500,000 shares of Series B preferred stock were issued and outstanding. Preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

• adopt resolutions;
• to issue the shares;
• to fix the number of shares;
• to change the number of shares constituting any series; and
• to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
-	dividend rights, including whether dividends are cumulative;
-	dividend rates;
-	terms of redemption, including sinking fund provisions;
-	redemption prices;
-	conversion rights; and
-	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Series “A” 12 % Convertible Preferred Stock

Priority. Shares of the Series A 12% Convertible Preferred Stock shall rank prior to the Company’s Common Stock, with respect to the payment of dividends and upon liquidation. Other classes of preferred stock shall be subordinated to and shall rank junior to the Series A Convertible Preferred Stock with respect thereto; provided, however, that holders of Series A Convertible Preferred Stock, by vote or written consent to the holder of sixty-six and two-thirds percent (66 2/3%) or more of the then outstanding Series A Convertible Preferred Stock, may elect from time to time allow other series or classes of preferred stock to rank senior to the Series A Convertible Preferred Stock with respect to dividends, assets or liquidation.

Dividends. Dividend rates on the shares of Series A Convertible Preferred Stock shall be at an annual rate of twelve percent (12%) annually. Dividends shall be cumulative (but not compounded) and accrue annually from the date of original issue of the Series A Convertible Preferred Stock and shall be payable, if, when, and as declared by the Board of Directors of the Company.

Voting Rights. The holders of Series A Convertible Preferred Stock shall not have any voting powers, either general or special.

Conversion. At any time after six (6) months from the date of purchase, either the Corporation or any holder of Series A Convertible Preferred Stock may convert all or any of the shares of Series A Convertible Preferred Stock held by such holder into full paid and non-assessable shares of Common Stock at the rate of two (2) shares of the Company’s Common stock for every one (1) share of Series A Convertible Preferred Stock. All accrued but unpaid dividends shall be converted to cash or additional common stock in the Company’s sole and absolute discretion. The fair market value shall be determined by taking the average of the low ask and high bid prices of the common stock so quoted on the trading day immediately prior to the dividend payment date.

On August 16, 2005 and August 23, 2005, we sold 200,000 shares of our Series A 12% Convertible Preferred Stock (for a total of 400,000 shares of series A) at $0.25 per share to Imperial Capital Holdings, LLC, all of which was paid in cash. The 400,000 shares of series A are convertible into 800,000 shares of our common stock. The 800,000 shares of common stock are being registered in this registration statement.

On August 31, 2005, we sold 400,000 shares of our Series A 12% Convertible Preferred Stock to Apex Investment Fund, Ltd. for a price of $0.25 per share, all of which was paid in cash. Apex converted its 400,000 shares of Series A into 800,000 shares of common stock. The 800,000 shares of common stock were issued on March 7, 2006 and are being registered in this registration statement.

Series “B” Convertible Preferred Stock

Dividend Provisions. The holders of the Series B Convertible Preferred Stock will not be entitled to any dividends on the Preferred Stock.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Series B Convertible Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.001 for each outstanding share of Series B Preferred Stock (“Original Series B Issue Price”) and (ii) an amount equal to the Original Series B Issue Price for each twelve (12) months that has passed since the date of issuance of any Series B Preferred Stock.

Spin-off Rights. At the election of a majority in interest of the Series B Preferred Stock, Global Universal Film Group shall be spun off to the holders of the Series B Preferred Stock, with 90% of such shares in Global Universal Film Group being issued, pro rata to the holders of the Series B Preferred Stock, and 10% being issued and distributed to the shareholders of the Company Common Stock on a pro-rata basis.

Conversion. Each share of Series B Convertible Preferred Stock shall be convertible, at the election of the holder, into one (1) share of the Company’s common stock on such date as the majority shareholders of all Series B have elected to effect the Spin-Off transaction; however, the Series B Convertible Preferred Stock shall automatically convert into shares of Common Stock of the Company after twelve (12) months from the date of LitFunding’s acquisition of Global Universal Film Group, regardless of whether or not an election has been made to spin-off Global Universal Film Group.

Voting Rights. The shares of the Series B Preferred Stock shall not have any voting rights.

Pursuant to the reverse tri-party merger with Global Universal Film Group, Inc., we issued a total of 1,500,000 shares of Series B Convertible Preferred Stock to the stockholder’s of Global. The 1,500,000 shares are convertible into 1,500,000 shares of common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of LitFunding Corp., regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of LitFunding Corp. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

The transfer agent for the common stock is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 64111.

INTEREST OF NAMED EXPERTS AND COUNSEL

 The financial statements of LitFunding as of December 31, 2005 and December 31, 2004 are included in this prospectus. The December 31, 2004 financial statements were audited by our former auditor Epstein, Weber & Conover, PLC, and our December 31, 2005 financial statements were audited by our current auditor Lawrence Scharfman & Co., CPA P.C., both are independent registered public accounting firms, as set forth in their reports appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Dennis H. Johnston, a Professional Law Corporation, 9422 Canfield, La Harba, California 90631.

Neither of Epstein, Weber & Conover, PLC, Lawrence Scharfman & Co., CPA P.C., nor Dennis H. Johnston has been hired on a contingent basis, will receive a direct or indirect interest in LitFunding or have been a promoter, underwriter, voting trustee, director, officer, or employee, of LitFunding.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

No director of LitFunding will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in the articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•    any breach of the director’s duty of loyalty to us or our stockholders
•     acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•    for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting LitFunding. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in LitFunding in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

LitFunding Corp. was incorporated in the State of Nevada on July 11, 1996 as RP Entertainment, Inc., but changed its name to LitFunding Corp. in February 2003 as the result of a reverse merger. On February 21, 2003, we completed a reverse triangular merger among our wholly-owned subsidiary RP Acquisition Corp. (“RP Acquisition”), a Nevada corporation, and California LitFunding, formerly LitFunding Corp., (“California LitFunding”), a California corporation. Pursuant to the terms of the merger, California LitFunding merged with RP Acquisition wherein RP Acquisition ceased to exist and California LitFunding became our wholly-owned subsidiary.

On April 2, 2003, certain individuals and entities filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against the Company in the United States Bankruptcy Court, Central District California. After numerous legal proceedings, in November 2003, we filed a voluntary Chapter 11 bankruptcy petition. In January 2004, California LitFunding filed a voluntary Chapter 11 bankruptcy petition. On June 17, 2004, we received confirmation of our joint plans of reorganization from the United States Bankruptcy Court on June 17, 2004. On March 22, 2006, we filed our motion seeking final decree and in June 2006, we received an order of final decree closing our bankruptcy proceedings on the grounds that the bankruptcy case has been fully administered.

Our litigation funding business is conducted through our subsidiary, LitFunding USA and its wholly owned limited liability companies. LitFunding USA was incorporated in the State of Nevada on March 22, 2004. LitFunding USA resumed the business of California LitFunding (our subsidiary who has been in business since 2000) subsequent to June 17, 2004, after the United States Bankruptcy Court entered an order confirming us and California LitFunding’s joint plans of reorganization.

For the years ended December 31, 2005 and December 31, 2004, we incurred net losses before extraordinary gain, of $3,972,043 and $925,335, respectively. Our accumulated deficit at the end of December 31, 2005 was $10,197,319. As a result of our losses, our audited financial statements for the year ended December 31, 2005, indicated that there was substantial doubt about our ability to continue as a going concern.

Our Business

We are in the business of investing in litigation recoveries. We provide funding to qualifying plaintiffs and plaintiffs’ attorneys for the payment of costs and expenses of litigation, principally in the areas of personal injury, medical malpractice, product liability, toxic torts and employment. These costs generally include costs such as court filing fees, expert witnesses, private investigators (i.e. if the litigant is injured or otherwise incapacitated and unable to work) and other expenses of a law office in filing and maintaining a civil lawsuit. We do not provide funding for criminal or administrative proceedings. We generate revenues by raising capital and advancing this capital to various law firms pursuant to various settlement agreements. These settlement agreements provide that the funds advanced shall be repaid to us, along with a fee, when the lawsuits referenced in the agreement ultimately settle. The exact amount of the fee payable on the funds advanced depends upon the length of time the funds are outstanding, up to a fixed limit. Pursuant to the terms of these settlement agreements, our contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

We believe that litigants may need our services for many reasons including:

•	Many litigants simply do not have the financial means required to present and maintain their cases effectively through all the necessary stages of litigation;
•	The defendant or entity is often a corporation, represented by an insurance company with experienced counsel and greater financial and other resources to defend against a claim;

•	Plaintiffs’ attorneys frequently do not have the financial means, or simply do not want to advance the money, necessary to pay the costs and expenses of litigating certain types of civil actions.
•
Personal injury cases seek monetary recovery for medical costs, loss of life or use of limbs, and emotional damages, all of which necessitate "expert" testimony to establish and enhance the amount of the recovery; such expert testimony is often prohibitively expensive to many plaintiffs or their counsel;

•
Depending on the circumstances of the particular case, expert witnesses may be involved in a “typical” case in terms of complexities of the issues to be proven; and even more if the case involves multiple parties, more complex issues and/or larger damage claims. For example, in a construction defect case, expert witnesses are engaged to provide opinion testimony on a range of issues from the nature of the alleged defect, whether the damage was caused by defective materials, design or construction (or a combination thereof), the effect it has on the value of the construction project as a whole and the losses sustained by the plaintiff as a result of the delays, costs and other factors related to the problems created by the construction defect.

Our management believes that the market for litigation assistance funding is substantial, especially in larger states such as California where cases regularly overload crowded county court dockets. However, we often turn down cases not only because they are not meritorious, but also because we lack the resources to fund all of them. In management’s judgment, additional funding will allow us to grow at a more desirable rate.

Underwriting Services

We find cases to “invest in” through law firms and attorneys. We currently have contracts with clients in California (with an emphasis in Los Angeles, Orange, Ventura and San Diego counties), Georgia, Illinois, Minnesota, Mississippi, New York and South Carolina. We have in the past and are available to write contracts for attorneys in Arizona, California, Florida, Georgia, Hawaii, Illinois, Indiana, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nevada, New Hampshire, New Jersey, New York, Oregon, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Washington, West Virginia, Wisconsin and the Virgin Islands.

We have an internal director of sales and marketing to develop advertising and sales programs to our target market. We also obtain case referrals from independent brokers who refer a potential funding to us for evaluation. We retain sole discretion in the selection criteria and procedure. Brokers are paid between 5% and 6% of the funds that we place.

Our internal guidelines limit non-recourse investment in any given case to be no more than 7% of what our retained legal experts estimate to be the value of the case to us. We enter into contracts with the attorney or law firm representing the litigant and, upon request of the attorney, directly with the litigant. In exchange for our financial support, we receive a contingent contractual interest secured by a security interest in the monetary settlement or judgment in the lawsuit. If a case is lost or abandoned, we receive nothing in exchange for our investment. We are not a law firm and take no role in the filing or handling of the litigation. However, if the case is settled or a judgment is obtained against the defendant, we are paid according to the formula in the contract. Generally, we receive a return of our investment, plus a 45% return on the funds we provide for every 90 days the principal is outstanding. This return is “capped” at 270% of the amount advanced. Excluding cases that are lost and do not pay any return, our statistics show that we receive a return of our investments and fees on cases we invest within an average of 12 to 36 months from the date of our investment. We intend to shorten this cycle by advancing on cases that are much closer to resolution.

When our management judges the business climate to be appropriate, we anticipate that we may apply for the necessary permits and licenses that will allow us to become a full-recourse lender. Loans made under this program will be fully collateralized by the attorney firm’s portfolio of cases and real and personal property of the firm’s partners. These loans will be unlike our current non-recourse programs which are advances and not loans, proposed interest rates may range between 30% and 38% per annum and the loan is fully repayable whether the underlying case is lost or won. Interest payments may be made either monthly or quarterly.

For the year ended December 31, 2005, we have provided approximately $1.1 million in funds on approximately 60 cases. We have collected $376,000 in principle and fees, lost $30,000 of principle, and have open and unresolved cases totaling approximately $942,000. We estimate that the principle and fees expected on the open and unresolved cases is approximately $1.7 million.

Subsequent to year end one of our larger advances was repaid after approximately 18 months of trial preparation. The return equals approximately 230% gross profit on investment and is representative of most of our advances.

Case Selection and Administration

We believe that selection of cases is the essential ingredient of our business. We contract only with attorneys and law firms that, in our assessment, have the experience and acumen to represent their clients zealously and competently. Ninety to ninety-five percent of the cases in which we have invested to date are being handled by attorneys with whom we have previously contracted business, or who are referrals from existing attorney clients.

In 2005, we invested in the following types of cases with the number of cases funded following the category:

Personal injury	7
Product liability	24
Medical malpractice	12
Discrimination	1
Wrongful death	6
Civil rights	4
Auto collision	3
Premises liability	1
Sexual abuse	1
Burn injury	2

RECENT DEVELOPMENTS

Letter of Intent with Cashwize, Inc.

On September 17, 2005, we executed a letter of intent to acquire Cashwize, Inc., whereby Cashwize would operate as our wholly owned subsidiary and will develop a deferred deposit, consumer loan business that will specialize in providing short-term, cash advance loans or “payday loans” as they are commonly called. The letter of intent was filed as an exhibit to our Form 8-K filed on September 19, 2005. Subsequently, effective February 2, 2006, the letter of intent was cancelled by the Company due to the failure of Cashwize’s management to perform its obligations under the letter of intent, despite numerous requests by the Company and several extensions of time to allow compliance by Cashwize.

Reverse Tri-Party Merger

Effective March 7, 2006, we completed a reverse tri-party merger by an among the Company, Silver Dollar Production, a Nevada corporation and wholly owned subsidiary of the Company, and Global Universal Film Group Inc., a Nevada corporation (“Global Universal”), whereby we issued 1,500,000 shares of Series B Convertible Preferred Stock to Global Universal in exchange for 100% of the issued and outstanding securities of Global Universal. Pursuant to the terms of the merger, Global Universal merged into Silver Dollar wherein Silver Dollar ceased to exist and Global Universal became a wholly owned subsidiary of the Company.

Pursuant with the merger, Global Universal will enter into a Management Agreement with the Company, whereby Global Universal will pay the Company a management fee of $200,000 to assist Global Universal with its business development efforts and to effect a “Spin-Off” of Global Universal to the stockholders of the Company wherein the Company stockholders will receive 10% of the common stock of Global Universal and Global Universal will eventually become a separate, publicly traded corporation.

Pursuant to the Management Agreement, Global Universal shall make the election to be spun-off from the Company within 12 months from the closing date, which election shall be made at the decision of a majority of the holders of the preferred stock received in the merger. Global Universal shall provide the Company 45 days prior notice of its intention to be spun off from the Company. If the election to be spun-off is not made by Global Universal during the 12 month period, then the shares of the Company’s preferred stock issued pursuant to the merger shall automatically convert into shares of the Company’s common stock. On October 16, 2006, Global Universal shareholders gave notice to the Company of their election to spin-off from us. Upon completing the spin-off transaction, we will earn the management fee of $200,000, and we will retain 10% of Global Universal’s shares that are issued and outstanding immediately after the transaction. The Company plans to file a registration statement to effect the spin-off transaction and register the shares of Global Universal, which we intend to distribute such shares to our shareholders on a pro-rata basis.

Share Exchange Agreement

On March 31, 2006, we entered into a Share Exchange Agreement with Easy Money Express, Inc., a Nevada Corporation, whereby we issued 20,000 shares of our common stock to the 2 stockholders of Easy Money in exchange for 100% of the issued and outstanding shares of common stock of Easy Money held by the 2 stockholders. Pursuant to the terms of the share exchange agreement, Easy Money will continue as a wholly-owned subsidiary of the Company.

Letter of Intent between Easy Money and Interactive Brand Development, Inc.

On April 7, 2006, our wholly-owned subsidiary Easy Money entered into a letter of intent with Interactive Brand Development, Inc. (“IBD”), a Delaware corporation, wherein they wish to engage in a joint venture project for an Internet based payday loan operation under the trade name “Easy Money Express”. We are working with IBD to perform the necessary due diligence that will allow both parties to sign a definitive agreement, which will provide the specific details regarding the terms and conditions of the joint venture. Upon completion of a definitive agreement we will file a Form 8-K.

Service Agreement between Easy Money Express and M3 Internet Services, Inc.

On June 16, 2006, our wholly owned subsidiary, Easy Money Express, entered into a service agreement with M3 Internet Services, Inc. d/b/a CashZip, a South Dakota Corporation, wherein M3 agreed to promote and market the Easy Money Internet-based loan business through its developed online marketing using various online search engines and Pay-per-Click marketing services, including, but not limited to www.Google.com, as well as mutually agreed upon promotional and advertising material. Compensation shall be paid only on loan transactions made and repaid. Easy Money shall pay to M3 50% of the gross revenue generated from loan transactions based upon referrals made by M3 and loan transactions based upon referrals made by any source outside of M3’s marketing efforts. Easy Money shall also pay M3 a $12 client acquisition fee for each new client who submits an online loan application. The term of the agreement is for twelve (12) months commencing on June 16, 2006 and will automatically renew for succeeding 12-month periods unless either party notifies the other, in writing, at least thirty (30) days prior to the end of the term that it does not intend to renew.

About Global Universal Film Group Inc.

Global Universal's goal is to film back-to-back low-budget films for Movie, Television and DVD releases. Utilizing Co-production Treaty Financing, along with tax incentive jurisdictions, Global Universal management believes that its background in entertainment provides an opportunity to compete in the current market of niche films.

On August 29, 2006, we announced that Global Universal, our wholly owned subsidiary, had commenced filming the pilot of “You’ve Got the Part!”, which is a new reality show using the latest advancement in cell phone and Internet technologies to find Hollywood’s new generation of aspiring actors. Global Universal is presently seeking a network affiliate or other entertainment company that will fund the development of and the televised airing of the show.

On October 16, 2006 an “Amendment To Agreement And Plan Of Merger” was made effective between Global Universal Film Group, Inc. and LitFunding Corp. Because of significant delays experienced by LitFunding in the filing of its registration statement for reasons beyond its control, the parties amended certain provisions of the Merger Agreement to allow Global Universal to effect the spin-off transaction as soon as possible. The former shareholders of Global Universal voted their Series B convertible preferred stock of the Company in favor of the spin-off. A Promissory Note made by Global Universal to LitFunding for the principle amount of $174,000, together with simple interest at the rate of six percent (6%) per annum on the unpaid principle balance. Said interest shall commence accruing on the date of the spin-off transaction and the principle amount of this promissory note shall be due one hundred eighty (180) days thereafter. The Parties agreed to apply the current indebtedness of LitFunding owing to Global Universal towards the management fee of $200,000. Said indebtedness of the Company was evidenced by three promissory notes totaling $26,000. Also, a $50,000 note issued by Global Universal was canceled, as it s amount was part of the new note for $174,000.

Intellectual Property

We use the trade names of LitFunding, California LitFunding, LitFunding USA and CA Funding. Other that an expertise in assessing underwriting risks, our proprietary database and experience of success with various lawyers and law firms, our business is not dependent upon proprietary information.

Our Industry

Our primary goal is to provide funding for plaintiffs and the law firms representing increasing their chances of bringing a case to a favorable outcome. In return for a percentage of the settlement or eventual judgment, we arrange for such plaintiffs’ attorneys to fund the conduct of such litigation. Unlike attorneys who bill hourly for their legal services, plaintiffs’ attorneys in personal injury litigation and in similar types of cases work on a contingency basis and routinely fund the cost of litigation themselves. For example, expert witnesses are essential to the successful litigation of a personal injury case, and can cost several thousand dollars per expert per case. Accordingly, a plaintiff attorney's ability to maximize the value of a case is based in part on their ability to fund the case. In addition, plaintiff attorneys are often obligated to provide funds to their clients for living and other expenses while awaiting settlement. In order to satisfy their clients' needs, they may be forced to settle a client's claim at a lesser amount, advance their own funds to clients without the lawful ability to charge interest, or risk losing clients to other attorneys who will advance funds.

Competition

We compete with numerous companies located throughout the United States that provide litigation funding. Other than an expertise in assessing underwriting risks, our proprietary database and experience of success with various lawyers and law firms, we do not maintain any proprietary competitive advantage. Accordingly, we believe that there are no substantial barriers to competitors entering the market. While we acknowledge that we may not be able to compete successfully against future competitors with greater financial resources or access to potential business. Additionally, it is possible that competition may drive down the return on our advances to plaintiffs, which may negatively impact the viability of our business model.

We have identified a significant number of entities nationwide operating within our current and potential marketplace. These companies, include, but certainly are not limited to:

•	Resolution Settlement Corporation, located in Las Vegas, Nevada (website www.resolutionsettlement.com).
•	The Attorney Store.com (www.attorneystore.com) has a list of at least 10 companies in the United States providing litigation funding.
•
Plaintiff Support Services, located in Getzville, New York, has a website at www.plaintiffsupport.com and takes requests for litigation funding. The application is contained on their website, which we believe is typical of many litigation funding company websites.

•	Advocate Capital, Inc. is located in Dallas, Texas, Nashville, Tennessee and Cleveland, Ohio (according to their website www.advocatecapital.com).
•
Interim Settlement Funding Corp, based in Hudson, Ohio, describes itself as a funding company-making contingent advances to individuals with pending personal injury cases. See www.interimsettlement.com.

•	HSAC Funding, in Reno, Nevada, has a website at www.hsacfunding.com.
•	Case Funding Network says on its website that it provides individuals and businesses non-recourse, advances for litigants (www.casefunding.com).
•	National Lawsuit Funding, located in Elkins Park, Pennsylvania, says it provides advances for commercial lawsuits. See www.nationallawsuitfunding.com.
•
Lawsuit Funding, LLC, has a website at www.lawsuitfinancial.com. In addition, Law Finances, Inc., located in San Francisco, California, to the best of our knowledge, is a California company that has provided funds to litigants.

To our knowledge, only one of our competitors, Case Financial Inc., of Encino, California, is publicly reporting on the Edgar system with the Securities and Exchange Commission.

Given the lack of discoverable information about our competitors, we do not know how our method of operations and results compare to others in the industry. However, given the nature of the business opportunity presented within our industry, and management’s belief that the market, though unquantifiable, is very large, there is always the possibility that new competitors with greater resources will commence operations and compete directly with us in such a manner as to harm our operational results and future prospects and reduce our ability to generate revenues.

Marketing Strategy

We have a full time dedicated sales staff that is responsible for developing and maintaining relationships with our personal injury attorneys and law firm clients. The sales team directly markets our products to attorneys representing plaintiffs in the types of cases that fit our underwriting criteria. At this time, we have several relationships with plaintiff attorneys which serve as a referral base for new and increasing repeat business.

Growth Strategy

Since relocating to Nevada, our objective is to become the pre-eminent institutional source of non-recourse pre-settlement litigation funds across the country. To achieve this objective, the key elements of our strategy are as follows:

•	Build awareness of our services in the nationwide personal injury litigation market.
•	Develop new products and services.
•	Improve risk and portfolio management tools and guidelines.
•	Improve our information technology infrastructure.
•	Find new non-recourse lending opportunities within the litigation market in segments other than personal injury litigation.
•	Find new short term recourse lending opportunities within national litigation market.
•	Find new opportunities for our lending business in personal injury and other litigation markets outside of California.

In order to be successful we must continue to build awareness in the nationwide legal marketplace about our products and services, as well as increase both the number of clients we service and the amounts we fund or guaranty.

The development of new products and services is a critical element of the plan to grow our business. Our focus is to deliver new products which better meet our customers' needs for reduced pricing. At the same time, our product development efforts are directed towards reducing the overall investment risk in our business, and thereby increasing our portfolio returns on investment and profit margins.

Government Regulation

We intend to conduct our business in compliance with any applicable regulations, and are subject to general state and federal laws governing the conduct of businesses in general. In regard to our specific line of business, we are unaware of any state or federal regulations concerning non-recourse advances in any of the states in which we currently do business, or intend to do business in the foreseeable future. In the event that our activities are deemed to be loans, or in the event that we decide to extend loans as defined by state law, we intend to comply with any and all applicable finance and lending regulations. Each state has laws and regulations governing the business of lending money that differ from state to state. Therefore, prior to offering or expanding our lending services into a new jurisdiction we must conduct an extensive review of that state's regulatory framework to ensure compliance with the applicable regulations.

Research and Development

We are not currently conducting any research or development activities. We do not anticipate conducting such activities in the near future.

Personnel

We currently employ 4 full time employees. Because of the legal proceedings previously discussed in prior filings, we experienced a deleterious and damaging loss of key personnel that will have to be replaced. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors.

Consultants

Andrew Baum. On December 1, 2005, we entered into a consulting agreement with Andrew Baum, wherein Mr. Baum agreed to provide us with services related to market analysis, financial planning, contacts with the realization of value for the Company’s stock and strategic transactions and relationships. The term of the agreement was for three months expiring on March 1, 2006. We agreed to compensate Mr. Baum a fixed, one-time fee in the amount of $18,000. In lieu of said cash fee, Mr. Baum agreed to accept 300,000 shares of our common stock. The 300,000 shares were issued on March 2, 2006. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

Gary A. Rasmussen. On December 13, 2005, we entered into a consulting agreement with Mr. Rasmussen, wherein Mr. Rasmussen agreed to provide us with advice and general consultation in the areas of management, marketing and financing, and for such other consulting services as we may mutually agree upon. Mr. Rasmussen provides his services through Rochester Capital Partners, LP., a Nevada limited partnership, of which he serves as its General Partner. We agreed to compensate Mr. Rasmussen a fixed, monthly retainer fee in the amount of $4,000, of which the first payment shall be due and owing upon the execution of the agreement, and subsequent payments shall be due on each monthly anniversary date thereafter. Additionally, we agreed to pay Mr. Rasmussen a fee equal to 1% of the gross dollar amount of any equity line of credit commitment received from Mr. Rasmussen’s sources. Mr. Rasmussen elected to receive stock in the amount of 500,000 shares issued in the name of his partnership as compensation for the equity line commitment. Said 500,000 shares are being registered hereunder. Additionally, Mr. Rasmussen agreed to accept 1,500,000 shares of stock in lieu of his monthly retainer fee, as the Company is short of operating cash. The term of his consulting agreement is 36 months from the date of execution and will continue on a month-to-month basis until either party elects to terminate the agreement.

IR Partners, LLC. On January 10, 2006, we entered into an agreement with IR Partners, LLC, wherein IR Partners agreed to provide us with investor relations services during the period February 1, 2006 through May 31, 2006. As consideration for the performance of the services we agreed to pay IR Partners $5,000 and issue 250,000 shares of our restricted common stock (issued on February 1, 2006).

CLX & Associates, Inc. On March 1, 2006, we entered into a consulting agreement with CLX & Associates, Inc., wherein CLX agreed to provide us with consulting services in connection with (i) short and long term strategic planning; (ii) short term crisis management; (iii) short and long term marketing; (iv) meeting with/selecting qualified companies for joint business ventures; (v) contracting and interviewing qualified accounting firms and legal counsel; (vi) recruitment selection of key executives and staff; (vii) internet and website design; and (viii) recommending and identifying of board members. We agreed to compensate CLX for the services a total of $100,000 in cash, or 1,000,000 shares of our common stock. CLX will commence providing services for the Company on such date as it has received the agreed compensation (“effective date”). The term of the agreement was for three months from the effective date. On June 23, 2006, the 1,000,000 shares were issued to CLX and on August 7, 2006 the shares were canceled due to failure to perform. On August 24, 2006, we executed a new agreement with CLX with the same terms and conditions and the 1,000,000 shares were re-issued on August 28, 2006. On November 17, 2006, the agreement with CLX was rescinded and the shares were cancelled.

Navin Enterprises, Inc. On March 1, 2006, we entered into a consulting agreement with Navin Enterprises, Inc., wherein we agreed to retain the services of Navin to advise and consult with us regarding the Company’s establishment of a branch office in Canada to advance nonrecourse funds to Canadian attorneys in Canada. The term of the agreement is for 6 months from March 1, 2006. We agreed to issue 150,000 shares of our freely traded common stock to Navin as full and complete compensation. The said shares shall be issued 25,000 shares per month over the term of the agreement. On March 6, 2006, we issued 25,000 shares of our common stock to Navin. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006. On April 20, 2006, we issued 25,000 shares of our restricted common stock to Navin.

Alliance Marketing. On March 1, 2006, we entered into a sales consultant agreement with Alliance Marketing, wherein we agreed to retain the services of Alliance Marketing to act as an outside, independent marketing consultant and sales representative for sales to new clients, acquiring new investor money to the LLC program and conducting all marketing and sales programs. We agreed to issue 50,000 shares of our common stock to Alliance Marketing as a sign-on bonus (issued on April 18, 2006 to Anthony Longo, principal of Alliance Marketing). We also agreed to issue to Alliance Marketing 50,000 options to purchase shares of our common stock at $0.15 per share for one year. This agreement has been amended and replaced with the consulting agreement with Anthony Longo dated July 1, 2006 (described below).

Anthony Longo. On July 1, 2006, we entered into a consulting agreement with Anthony Longo, wherein he agreed to act as an outside, independent marketing consultant for the establishment of our wholly-owned subsidiary Easy Money Express, Inc. (“EME”), acquiring new investor money that program and conducting all other marketing programs. This agreement serves as an amendment and supercedes the agreement with Alliance dated March 1, 2006. We agreed to provide Mr. Longo with marketing expenses such as show or event travel expenses and advertising material as well as a fee of $5,000 per month for six months from the date of July 1, 2006. In addition to a signing bonus of 50,000 shares of our restricted common stock (issued on April 18, 2006), Mr. Longo will receive the following stock bonuses related to specific performance:

When EME commences funding:	200,000 shares of common stock
When EME’s revenue totals $100,000:	200,000 shares of common stock
When EME’s revenue totals $300,000:	200,000 shares of common stock
When EME’s revenue totals $500,000:	400,000 shares of common stock

Julian Goldberg. On August 2, 2006, our wholly-owned subsidiary Global Universal Film Group entered into a consulting agreement with Julian Goldberg, wherein Mr. Goldberg agreed to assist Global in connection with Global’s efforts to raise capital through the sale and offering of Global’s interest bearing, ten-year corporate notes in the principal amount of $50,000,000, with principal secured or guaranteed by a package of Insurance Instruments (the “Corporate Notes”). The term of the agreement is for three (3) months from the date of August 2, 2006. Global agreed to compensate Mr. Goldberg with an initial retainer in the amount of $4,000. In the event that Global is successful in realizing financing from the sale of Global’s Corporate Notes, then Mr. Goldberg shall be entitled to receive an incentive fee in an amount equal to 6.5% of the cash proceeds actually received by Global. In the event Global is successful in obtaining financing from the sale of the Corporate Notes from any source located or introduced to Global by Mr. Goldberg, Global shall pay Mr. Goldberg a one-time performance fee in an amount equal to 3% of the gross proceeds from the Corporate Notes. Mr. Goldberg will also be entitled to a stock performance fee in the event of the sale of the Corporate Notes and paid in the form of a common stock warrant entitling Mr. Goldberg to purchase up to 500,000 shares of Global’s common stock. The warrant shall effective for one year from the date of August 2, 2006 and the stock price shall be equal to 50% of the average closing prices for the initial 20 trading days after trading, immediately after the “spin off” from the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements section included elsewhere in this Prospectus.

Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

o	increased competitive pressures from existing competitors and new entrants;

o	increases in interest rates or our cost of borrowing or a default under any material debt agreements;

o	deterioration in general or regional economic conditions;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

o	loss of customers or sales weakness;

o	inability to achieve future sales levels or other operating results;

o	the unavailability of funds for capital expenditures and/or general working capital; and

o	operational inefficiencies in distribution or other systems.

The forward-looking information set forth in this Prospectus is as of September 30, 2005, and we undertake no duty to update this information. Should events occur subsequent to September 30, 2005 that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed with the SEC in our Annual Report on Form 10-KSB, as an earnings or other release included as an exhibit to a Form 8-K or as an amendment to this registration statement, each of which will be available at the SEC's website at www.sec.gov. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" beginning on page 6 of this Prospectus.

OVERVIEW AND OUTLOOK

We are in the business of investing in litigation recoveries. Business is conducted through our subsidiary, LitFunding USA and its wholly owned limited liability companies. LitFunding USA resumed the business of California LitFunding (our subsidiary who has been in the business since 2000) subsequent to June 17, 2004, after the United States Bankruptcy Court entered an order confirming us and California LitFunding joint plans of reorganization and in June 2006 dismissing our bankruptcy. We raise and advance capital to various law firms pursuant to “Settlement Agreements”. These Settlement Agreements provide that the funds advanced shall be repaid to us, plus a fee, when the lawsuits referenced in the agreement ultimately settle. The amount of the fee payable on the funds advanced depends upon the length of the time the funds are outstanding, up to a fixed limit. Pursuant to the terms of the Settlement Agreements, the Company’s contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

We also have two wholly-owned subsidiaries that were acquired in merger transaction in the first quarter of fiscal year 2006. Global Universal Film Group, Inc. (“Global Universal”), an early stage developer, producer and distributor of “niche” films, related books, and music rights and Easy Money Express, an internet-based, loan company. Both of these subsidiaries are at a nascent stage in their development and have not yet produced any revenues. It is management’s plan to develop Easy Money Express as our core business, and to spin-off Global Universal as a separately traded corporation, for which we will earn a $200,000 fee and retain 10% of their common stock.

Global Universal Film Group is projected by management to be a small limited segment of the Company’s overall structure due to its start-up stage and the fact that we plan to spin-off this subsidiary in 2007. At that time, Global Universal will proceed with the scheduled payment of a Note Receivable of $174,000 held by the Company. For the nine months ending September 30, 2006 Global Universal posted a loss of $33,300; this subsidiary generated no revenue during this period. We do not believe over the next twelve months period cash flow will be sufficient to sustain operations. Therefore equity and debt financing with third parties, and or traditional bank financing will be pursued.

The Company has expended substantial efforts conceptualizing a plan for implementation of Easy Money Express. For the nine months ending September 30, 2006, the Company has expended approximately $100,000 for start-up costs and infrastructure disbursements. Easy Money Express has not yet begun operations. Management anticipates it will commence operations of Easy money Express in the second quarter of 2007. We believe we will not have sufficient cash flow to fund and sustain operations. Therefore, equity and debt financing from third parties, and/or traditional bank financing will be pursued. Management estimates that within the Company’s fiscal year ending December 31, 2007, Easy Money Express will commence to generate cash flow sufficient to sustain its operations and, within three to five years, may become the dominant business sector within the Company.

During the fiscal year ended December 31, 2005, we placed approximately $1.1 Million in funding to law firms, which as of December 31, 2005 we have collected $376,000 in principal and fees, lost $30,000 of principle, and have open and unresolved cases totaling approximately $942,000. We estimate that the principle and fee expected on the open and unresolved cases is approximately $1.7 Million.

At June 30, 2006, we estimate that the principle and fee expected on the open and unresolved cases is approximately $1,080,893.18.

In our second quarter, one of our largest advances was repaid. The $450,000 advance represented approximately 48% of our investment capital at the time of the advance. We received a payoff of $890,000, returning $440,000 after a period of only eight months. This calculates to a return of roughly 98%, almost 60% of which is retained by the Company; the remaining balance is returned to the investor. We intend to use a portion of the proceeds to launch our new wholly owned subsidiary, Easy Money Express Inc.

Results of Operations for the Years Ended December 31, 2005 and 2004

The following overview provides a summary of key information concerning our financial results for the years ended December 31, 2005 and 2004.

Revenues

	Year Ended December 31,		Increase (Decrease)
	2005	2004	$	%
Net Revenue	$355,264	$1,878,685	$(1,523,421)	(81%)

Revenue: Total revenue was $355,264 and $1,878,685 for the fiscal years ended December 31, 2005 and 2004, respectively. Our decrease in revenue of $1,523,421 is due to the startup nature of the business after the reorganization. Our operating cycle is typically longer than one year for funded cases to generate revenue. We cannot guarantee with certainty when we will generate revenue sufficient to fund ongoing operations. Our future revenues will be reliant on the ability to fund future cases which require shorter periods of funding and strong collection efforts on funded cases as they are resolved.

Operating expenses

	Year Ended December 31,		Increase (Decrease)
	2005	2004	$	%
Reserve for unsuccessful resolution of lawsuits	$76,950	$41,750	$35,200	84%
General and administrative expenses	2,986,487	2,426,248	560,239	23%
Consulting fees - related party	8,301	-	8,301	-
Financing expense	67,288	-	67,288	-
Depreciation and amortization	28,467	26,108	2,359	9%
Preferred stock dividend	1,245	-	1,245	-

Total operating expenses	$3,168,738	$2,494,106	$674,632	27%

Total operating expenses for the year ended December 31, 2005 increased by $674,632 over the year ended December 31, 2004 because of the startup costs associated with the Company’s relocation to Las Vegas, Nevada and the expenditures required to reestablish a marketing and capital acquisition program.

Other income (expense)

	Year Ended December 31,		Increase (Decrease)
	2005	2004	$	%
Other income	$73,953	$41,438	$32,515	78%
Interest (expense)	(57,039)	(24,852)	32,187	130%
Rental income	-	1,500	1,500	-
Amortization of debt discount	(677,484)	-	677,484	-

Total other income (expense)	$(660,570)	$18,086	642,484	3,552%

Our interest expense was $32,187 higher in 2005 than 2004 because we used short term financing to cover operating costs.

Net (loss)

	Year Ended December 31,		Increase (Decrease)
	2005	2004	$	%
Net (loss) before extraordinary gain	$(3,972,043)	$(925,355)	$3,046,688	329%

Our net loss before extraordinary gain was approximately 329% higher in the year ended December 31, 2005 as compared to the year ended December 31, 2004 because we had sales in 2005 and there were non-cash professional fees incurred in 2005. Until we can increase sales we will continue to have net losses.

Results of Operations for the Three Months Ended September 30, 2006 and 2005.

The following table summarizes selected items from the statement of operation at September 30, 2006 compared to September 30, 2005.

INCOME:

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net Revenue	$-	$74,670	$(74,670)	(100)%

Revenue

Revenue for the three months ended September 30, 2006 was $0 compared to revenues of $74,670 in the three months ended September 30, 2005. This resulted in an decrease in revenues of $74,670 or 100%, from the same period one year ago. The decrease in revenue is due to previously funded cases have not settled during this period our collection efforts are proceeding to include legal proceedings to collect on cases that have settled. Our operating cycle is typically longer than one year for funded cases to generate revenue. We cannot guarantee with certainty when we will generate revenue sufficient to fund ongoing operations. Our future revenues will be reliant on the ability to fund future cases which require shorter periods of funding and strong collection efforts on funded cases as they are resolved.
EXPENSES:

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Reserve for unsuccessful resolution of lawsuits	$42,420	$46,700	$(46,700)	(100%)
General and administrative expenses	299,398	742,364	(442,966)	(60%)

Total operating expenses	$341,818	$789,064	$(489,666)	(62%)

Total Operating Expenses

Total operating expenses for the three month period ended September 30, 2006 decreased by $489,666 over the three month period ended September 30, 2005 due to a reduction in payroll, the companies move to a smaller office space and a reduction in professional fees.

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Other income (expense)	$-	$(55,522)	$(55,522)	(100%)
Interest (expense) net of interest income	(11,252)	(14,944)	(3,692)	(25%)
Amortization of debt discount	(15,000)	(444,643)	(429,643)	(97%)
Total other income (expense)	$(26,252)	$(515,109)	$(488,857)	(95%)

Interest Expense

Our interest expense was $3,692 lower in the three month period ended September 30, 2006 than the three month period ended September 30, 2005 because we reduced short term interest bearing debt. Our debt amortization discount was $488,857 lower in the three month period ended September 30, 2006 than the three month period ended September 30, 2005 because we reduced short term debt.

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net income (loss)	$(368,070)	$(1,229,503)	$(861,433)	(70%)

Net Loss

Our net loss was $861,433 lower in the three month period ended September 30, 2006 as compared to the three months ended September 30, 2005.

Results of Operations for the Nine Months Ended September 30, 2006 and 2005.

The following table summarizes selected items from the statement of operation at September 30, 2006 compared to September 30, 2005.

INCOME:

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net Revenue	$656,580	$222,545	$434,035	195%

Revenue

Revenue for the nine months ended September 30, 2006 was $656,580 compared to revenues of $222,545 in the nine months ended September 30, 2005. This resulted in an increase in revenues of $434,035, or 195%, from the same period one year ago. The increase in revenue is due to several previously funded cases which settled and our collection efforts were successful. Our operating cycle is typically longer than one year for funded cases to generate revenue. We cannot guarantee with certainty when we will generate revenue sufficient to fund ongoing operations. Our future revenues will be reliant on the ability to fund future cases which require shorter periods of funding and strong collection efforts on funded cases as they are resolved.

EXPENSES:

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Reserve for unsuccessful resolution of lawsuits	$-	$73,950	$(73,950)	(100%)
General and administrative expenses	1,446,161	2,227,361	(781,200)	(35%)
Financing expense	47,800	-	47,800	100%

Total operating expenses	$1,494,041	$2,397,161	$(903,120	(38%)

Total Operating Expenses

Total operating expenses for the nine month period ended September 30, 2006 decreased by $903,120 over the nine month period ended September 30, 2005 because of our efforts to reduce payroll costs, professional fees and general operating expenses in the General and Administrative expenses.

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Other income	$-	$(177,055)	$(177,055)	(100%)
Interest (expense) net of interest income	(48,240)	(52,444)	(4,204)	(8%)
Amortization of debt discount	(15,000)	(628,345)	(613,345)	(98%)
Total other income (expense)	$(63,240)	$(857,844)	$(794,604)	(93%)

Interest Expense

Our interest expense was $4,204 lower in the nine month period ended September 30, 2006 than the nine month period ended September 30, 2005 due to decreased financing activity.

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net income (loss)	$(900,701)	$(3,032,460)	$(2,131,759)	(70%)

Net Loss

Our net loss was $2,131,759 lower in the nine month period ended September 30, 2006 as compared to the nine months ended September 30, 2005 because we increased revenue with more cases settling and our cost cutting efforts reflected by General and Administrative expenses being substantially reduced.  Until we can increase sales we will continue to have net losses.

Operation Plan

During the next twelve months we plan to effectuate our business plan and have restarted the marketing of our products and increased our product offerings. Demand for financing continues to remain strong and we have a backlog of requests for advances that we look forward to begin satisfying as soon as we have secured new capital or financing. Additionally, we intend to start marketing of a new full recourse loan product during 2007. We believe that full recourse loans, which we anticipate will eventually become approximately 10% or more of our core business, will limit our exposure to losses, allow for earlier recognition of revenue and at the same time answer the demand in the legal community for more traditional borrowing facilities that carry a lower interest rate compared to the fees we currently charge for our non recourse advance product. We intend to expand our geographic market penetration and will explore opportunities to acquire assets or other companies in this industry.

We have cash of approximately $27,861 as of September 30, 2006. In the opinion of management, available funds will not satisfy our working capital requirements for the next twelve months. Nevertheless, our reorganization plan does provide for sufficient revenue to sustain operations.

We will also need to raise funds to continue to implement our business plan. We plan to raise a significant portion of these funds through the ELoC in place with Imperial. In addition, we will pursue private and institution or other equity offerings, including interest bearing debentures. We may attempt to secure other loans from lending institutions or other sources. We will also consider establishing relationships with selected business partners whose contributions include necessary cash. There is no guarantee that we will be able to raise additional funds through offerings or other sources. If we are unable to raise funds, our ability to continue with operations will be materially hindered.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through the issuance of stock and by borrowings. In the future we are unsure we will be able to provide the necessary liquidity we need by the revenues generated from our operations. However, the Company anticipates that it will receive some funding from the ELoC with Imperial in an undetermined amount up to a maximum of $3,000,000, which may become available in tranches upon the effectiveness of the Company’s registration statement.

Promissory Notes

On December 21, 2005, we entered into a Letter of Intent to acquire Global Universal. Pursuant to the Letter of Intent, Global Universal issued us a promissory note in the amount of $50,000, with interest at the rate of 6% per annum, and payable upon completion of the spin-off, or divestiture of Global Universal Film Group, Inc. from LitFunding Corp. This note represented a partial payment of the $200,000 management fee that the Company would earn for assisting in the development of Global Universal and for costs in connection with the eventual spin-off transaction. During 2006, in January, April and August, the Company executed three separate promissory notes, totaling $26,000, in favor of Global Universal. These notes accrued interest at the rate of 6%. On October 16, 2006, the Company was notified of Global Universal’s election to spin-off, and entered into an agreement to consolidate all notes with Global Universal. Accordingly, all of the principal and interest owed under the aforementioned notes (i.e., the $50,000 payable to LitFunding, and the $26,000 in notes payable to Global Universal) were cancelled and replaced by a new note issued by Global Universal, payable to the Company in the amount of $174,000, representing the balance of the management fee, and due within six months after the spin-off transaction has been effected. The Company anticipates completing the spin-off in the second half of 2007. The new note bears simple, annual interest at the rate of 6% per annum, with interest commencing to accrue on the date the spin-off transaction is completed.

On December 31, 2005, we entered into a Promissory Note with Herbert Stein for the principal amount of $25,000. Pursuant to the note we promised to pay to the order of Herbert Stein $25,000 together with accrued interest thereon at 10% in sixty (60) days. The note was verbally extended and on May 5, 2006, we paid the principal amount plus interest to Herbert Stein.

On February 1, 2006, we entered into a Promissory Note with Davric Corp. for the principal amount of $25,000. Pursuant to the note we promised to pay to the order of Davric Corp. the sum of $25,000 together with accrued interest thereon at 12% in sixty (60) days. The note was verbally extended and on May 9, 2006, we paid the principal amount plus interest to Davric Corp.

Pursuant to our outstanding indebtedness to the law firm of Callahan & Blaine for legal services in connection with our Bankruptcy proceedings, our subsidiary California LitFunding entered into a Promissory Note on August 1, 2006, with Daniel J. Callahan for the principal amount of $29,356, with interest thereon at the rate of 8% per annum. Monthly installments were to commence on September 1, 2006, in the amount of $7,524.51, and will continue thereafter on the first day of each month until December 1, 2006, at which time all unpaid principal and accrued interest shall be due and payable. Each monthly payment shall be credited first on the interest then due, and the remainder, if any, on the principal sum; interest shall thereupon cease to accrue on the amount so credited on the principal sum. Should default be made in the payment of any installment due under the note, Mr. Callahan will be entitled to payment of all amounts due, plus $8,305 previously waived in consideration for the note and the whole sum of principal and interest shall become immediately due and payable at the option of Mr. Callahan. The Company has defaulted on payments due under this Note.

On April 12, 2006 we entered into a Promissory Note with Imperial Capital Holding, LLC for the principle amount of $30,000. Pursuant to the note we promised to pay to the order of Imperial sum of $30,000, together with interest at the rate of 12% per annum on July 12, 2006. On July 12, 2006, the note was extended to October 12, 2006, and subsequently extended until March 31, 2007. In the event of a default, the note provides for interest to increase to 24% and we are liable for attorneys’ fees and other costs of collection. We issued Imperial a total of 400,000 shares for the two extensions (i.e., 200,000 shares each) and to abate all interest accrued. The shares issued for the extensions and abatement of interest are being registered under this prospectus.

On May 10, 2006, Easy Money, our wholly owned subsidiary, entered into a Promissory Note with Davric Corp. for the principal amount of $100,000. Pursuant to the note Easy Money promised to pay to the order of Davric Corp. the sum of $100,000 together with accrued interest thereon at 24% per annum. The principal amount of the note or any part thereof, along with all interest accrued and unpaid thereon, shall be payable to Davric Corp. on or before May 10, 2007.

Agreements with Imperial Capital Holdings

On January 16, 2006, we entered into an Investment Agreement (“Investment Agreement”), which is an equity line of credit ("ELoC"), with Imperial Capital Holdings ("Imperial"). On that same date, we also entered into a Registration Rights Agreement (“Registration Agreement”) with Imperial, which called for us to file a registration statement relating to the ELoC within sixty days. We failed to file the registration statement within said sixty day period. Further, we were in default of our promise to register the common stock underlying the shares of our Series A convertible preferred stock, which Imperial acquired from us in August, 2005, and, by late July of 2006, we were also in default on the payment of a $30,000 promissory note due Imperial on July 12, 2006. On July 28, 2006, we reached an understanding with Imperial to cure our defaults in exchange for the issuance of 800,000 shares of common stock, which is being registered hereunder. Concurrently, we entered into a new Investment Agreement and a new Registration Rights Agreement with Imperial with substantially similar terms as the original agreements dated January 16, 2006.

Under the terms of the new agreements, dated July 28, 2006, we agreed to issue and sell to Imperial, and Imperial agreed to purchase from the Company up to that number of shares of common stock having an aggregate purchase price of $3,000,000. The Company will be able to require Imperial to purchase up to the $3,000,000 of our common stock over a two-year period commencing on the date a registration statement is declared effective by the SEC, covering shares of the Registrant’s common stock underlying the Investment Agreement (subject to a limitation of 9,000,000 shares covered by this prospectus). These funds will be able to be drawn at the Company’s discretion by delivering a written notice (“Put Notice”) stating the amount of funds the Company wishes to draw (“Put Amount”). The Put Amount shall be equal to 93% of the market price of the Company’s common stock, as calculated in accordance with the terms of the Investment Agreement, provided that in no event will the Put Amount be greater than $250,000. The Company shall not be entitled to submit a Put Notice until after the previous closing has been completed. If any closing best bid price during the applicable Pricing Period (the period beginning on the Put Notice date and ending on and including the date that is 5 trading days after such Put Notice date) with respect to any particular Put Notice is less than 75% of any closing best bid price of the common stock for the 10 trading days prior to the Put Notice date, the Put Notice will terminate at the Company’s request.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement dated July 28, 2006 between Imperial and the Company, the Company is obligated to file a registration statement registering 9,000,000 shares of our common stock issuable on the date proceeding the filing of the Registration Statement based on the closing bid price of our common stock on such date and the amount reasonably calculated that represents common stock issuable to other parties as set forth in the Investment Agreement except to the extent that the SEC requires the share amount to be reduced as a condition of effectiveness. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC within 180 calendar days after the filing of the Registration Statement.

Placement Agent. In connection with the Investment Agreement, on July 28, 2006, we became a party to a Placement Agent Agreement with Brewer Financial Services, LLC., a NASD registered broker-dealer and Imperial. The Placement Agent will render consulting services to the Company with respect to the Investment Agreement and will be available for consultation in connection with the advances to be requested by the Company pursuant to the Investment Agreement. We agreed to pay to the Placement Agent 1% of the gross proceeds from each draw for all services in connection with the Placement Agent Agreement.

Satisfaction of our Cash Obligations for the Next 12 Months.

As of September 30, 2006, our cash balance was $27,861. Over the next twelve months we believe that existing capital and anticipated funds from operations will not be sufficient to sustain operations and planned expansion. Therefore, our plan for satisfying our cash requirements for the next twelve months entails issuing puts to Imperial pursuant to the Investment Agreement. Additionally, we intend to make appropriate plans to insure sources of additional capital in the coming year to fund growth and expansion through additional equity or debt financings with third parties, and/or traditional bank financing or credit facilities. No assurance can be made that such financings will be available, and if available it may take either the form of debt or equity under terms that may not be favorable. In either case, the financing could have a negative impact on our financial condition and our Stockholders.

We anticipate incurring operating losses over the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving technology markets. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and continue to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Going Concern

As a result of our deficiency in working capital at December 31, 2005, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern remains dependent upon obtaining additional capital and financing, and generating positive cash flow from operations. The Company intends to seek additional capital either through debt or equity offerings and believes that increased volume and reduction in its lead time to finance and collect on funded cases will ultimately lead to profitability and positive cash flows. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Summary of product and research and development that we will perform for the term of our plan.

We do not anticipate performing any significant product research and development under our plan of operation until such time as we complete a merger or acquisition.

Expected Purchase or sale of plant and significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment, as such items are not required by us at this time or anticipated to be needed in the next twelve months.

Significant changes in the number of employees.

We currently employ 4 full time employees. Because of the legal proceedings previously discussed in prior filings, we experienced a deleterious and damaging loss of key personnel that will have to be replaced. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily allowance for doubtful accounts receivables, accruals for other costs, and the classification of net operating loss and tax credit carry forwards between current and long-term assets. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this report.

DESCRIPTION OF PROPERTY

In July 5, 2006, we relocated our executive office to 6375 S. Pecos Road, Suite 217, Las Vegas, Nevada 89120. We executed a 1 year lease for approximately 1,630 square feet. The monthly rental for the space is $2,184 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement with Morton Reed

Effective September 5, 2002, we entered into an employment agreement with Morton Reed wherein Mr. Reed agreed to serve as the Company’s Chief Executive Officer and President. The term of employment is for four (4) years. We agreed to pay Mr. Reed annual compensation of $252,000. In addition to the cash compensation, Mr. Reed is entitled to the use of a Company vehicle. Mr. Reed voluntarily stopped taking salary in mid 2003 to assist the Company in the financing of ongoing litigation. Mr. Reed resumed taking a salary in 2004 but took only $150,000. Mr. Reed has agreed to accrue such portions of his salary as deemed relevant by the board of directors until such time as the Company is adequately capitalized and able to pay such salary. As of December 31, 2005, Mr. Reed had accrued salary of $355,915.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our common stock is quoted under the symbol “LFDG.OB” on the OTC Bulletin Board which is sponsored by the National Association of Securities Dealers (NASD). The OTC Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network which provides information on current “bids” and “asks” as well as volume information. The OTC Bulletin Board is not considered a “national exchange.” Our common shares commenced trading on the OTC Bulletin Board on July 11, 2002. The following table sets forth the quarterly high and low bid prices for our common stock during the first three quarters of the current year and our last two fiscal years as reported by the National Quotations Bureau. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	2006		2005		2004
	High	Low	High	Low	High	Low
1st Quarter	0.38	0.12	1.50	0.35	0.75	0
2nd Quarter	0.275	0.06	0.82	0.35	0.51	0
3rd Quarter	0.14	0.04	1.23	0.31	0.75	0.16
4th Quarter	0.07	0.03	0.60	0.095	0.80	0.20

(b) Holders of Common Stock

As of December 31, 2006, we had approximately 216 stockholders of record of the 30,738,902 shares outstanding.

(c) Dividends

The Board of Directors have not declared any dividends due to the following reasons:

1.  The Company has not yet adopted a policy regarding payment of dividends;
2.  The Company does not have any money to pay dividends at this time;
3.  The declaration of a cash dividend would result in an impairment of future working capital; and
4.  The Board of Directors will not approve the issuance of a stock dividend.

(d) Securities Authorized for Issuance under Equity Compensation Plans

2002 Employee Stock Compensation Plan

Effective August 15, 2002, we adopted a 2002 Employee Stock Compensation Plan, as amended, with a maximum number of 1,500,000 shares that may be issued. As of December 31, 2005, 537,500 options and 960,000 warrants have been issued under this plan, which leaves 2,500 shares available for issuance. No Plan shares may be issued after July 14, 2008.

2004 Stock Option Plan

Effective March 9, 2004, we adopted a 2004 Stock Option Plan. The total number of shares of our common stock which may be purchased pursuant to the exercise of options shall not exceed, in the aggregate, 30% of the issued and outstanding shares of the Company’s common stock. As of December 31, 2005, 2,320,000 options have been granted under this plan.

2006 Non-Qualified Stock Compensation Plans

Effective February 22, 2006, we adopted the “2006 Non-Qualified Stock Compensation Plan.” The maximum number of shares that may be issued pursuant to the plan is 6,000,000 shares. As of December 1, 2006, a total of 4,000,000 shares have been issued under this plan.

Effective September 29, 2006, we adopted the “2006-B Non-Qualified Stock Compensation Plan.” The maximum number of shares that may be issued pursuant to the plan is 6,000,000 shares. As of December 1, 2006, a total of 2,175,000 shares have been issued under this plan.

Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plans) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the stock option plans. The committee will administer the stock option plans and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plans.

Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with the plans when some awards may be exercised. In the event of a change of control (as defined in the stock option plans), the date on which all options outstanding under the stock option plans may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

The table below sets forth information as of December 1, 2006 regarding outstanding options granted under the plans, warrants issued to consultants and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	-	$-	-

Equity compensation plans not approved by stockholders	4,727,500	$0.284	2,500 (1)

Total	4,727,500	$0.284	2,500 (1)

(1) 2,500 shares available for issuance under our 2002 Employee Stock Compensation Plan. Under the 2004 Stock Option Plan we are allowed to issue a total number of shares of our common stock which may be purchased pursuant to the exercise of options and shall not exceed, in the aggregate, 30% of the issued and outstanding shares of the Company’s common stock.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for its continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals to the Company in the future. As of December 31, 2006, 2,500 shares remained available for issuance under the 2002 employee stock compensation plan. As of December 31, 2006 2,000,000 shares remained available under the 2006 non-qualified stock compensation plan.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of the Company’s executive officers during the last three fiscal years of the Company. The remuneration described in the table does not include the cost of the Company of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individuals that are extended in connection with the conduct of the Company’s business.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts	All other compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options	LTIP payouts
Morton Reed, Ph.D. President, CEO & Director	2003	$175,845 (1)	-0-	-0-	-0-	32,500 (2)	-0-	200,000 (3)
	2004	$150,000 (4)	-0-	-0-	-0-	450,000 (5)	-0-	-0-
	2005	$118,750 (6)	-0-	$3,500 (7) $26,019.04 (8)	-0-	1,000,000 (9)		112,500 (10)
	2006	$64,927.55 (17)	-0-	$24,880.29 (18)	-0-	-0-	-0-	-0-
David Cohen, Former CFO, Secretary & Treasurer (11)	2003	$125,000	-0-	-0-	-0-	100,000 (12)	-0-	-0-
	2004	$125,000	-0-	(13)	-0-	175,000 (14) 350,000 (14)	-0-	-0-
	2005	$52,083.30	-0-	$9,088.72 (15)	-0-	-0-	-0-	-0-
Terry Gabby CFO (19)	2005	$27,076.98	-0-			10,000 (20)	-0-	-0-
	2006	29,791.71 (21)	-0-	-0-	-0-	50,000 (22)	-0-	50,000 (23)

Michael Marcelli,
Former General Counsel	2003	$100,000	-0-	-0-	-0-	20,000 (16)	-0-	-0-

(1)	Dr. Reed voluntarily stopped taking salary in mid 2003 to assist the Company in the financing of ongoing litigation. He received $175,845 out of the $252,000 and accrued the remaining $76,155 in 2003.

(2)	The options are exercisable at $1.00 per share and expire on February 3, 2007.

(3)	Dr. Reed received 200,000 warrants to purchase shares of our common stock at $0.10 per share which expire on December 22, 2006.

(4)	Dr. Reed resumed taking salary in 2004 but took only $150,000 of the $252,000 and accrued the remaining $102,000.

(5)	The options are exercisable at $0.10 per share and expire on June 23, 2007.

(6)	Dr. Reed received $118,750 out of the $252,000 and accrued the remaining $133,250 in 2005.

(7)	Dr. Reed received $3,500 in board member fees and accrued $21,000 in 2005.

(8)	Dr. Reed received $26,019.04 as reimbursement for his rent, telephone, utilities, Cable and automobile fees.

(9)	500,000 options are exercisable at $0.53 per share and expire on January 20, 2015 and the other 500,000 options are exercisable at $0.99 per share and expire on September 6, 2008.

(10)	Dr. Reed received 112,500 warrants to purchase shares of our common stock at $0.20 per share and expire on dates beginning on August 6, 2009 through May 6, 2010.

(11)	Mr. Cohen resigned as Chief Financial Officer, Secretary and Treasurer effective June 15, 2005.

(12)	The options are exercisable at $0.01 per share and expire on dates beginning on June 7, 2007 through April 2, 2008.

(13)
Medical $380 per month; cost of approximately 4 nights lodging in Las Vegas and airline fare from San Diego to Las Vegas, per week beginning in October 2004 (estimated average $400 per week). Prior to that we provided Mr. Cohen’s cost of 3 nights lodging in Los Angeles at approximately $250 per week.

(14)	The 175,000 options are exercisable at $0.10 per share and expire on March 3, 2007 and the 350,000 options are exercisable at $0.30 per share and expire on December 21, 2014.

(15)	Mr. Cohen received $9,088.72 in lodging reimbursements.

(16)	The options are exercisable at $1.00 per share and expire on February 3, 2007.

(17)	Dr. Reed received $64,927.55 out of the $189,000 due to him as of September 30, 2006 and accrued the remaining $124,072.45.

(18)	Dr. Reed received $24,880.29 as reimbursement for his rent, telephone, utilities, cable and automobile fees.

(19)	Mr. Gabby entered into an employment agreement effective June 29, 2005 to serve as the companies Chief Financial Officer with an annual salary of $55,000.

(20)	Mr. Gabby received 10,000 options exercisable at $0.41 per share and expiring on July 1, 2007.

(21)	Mr. Gabby received $29,791.71 out of the $41,250.06 due to him as of September 30, 2006 and accrued the remaining $11,458.35.

(22)	Mr. Gabby received 50,000 options in November, 2006 exercisable at $0.04 per share and expire on November 21, 2009.

(23)	Mr. Gabby received 50,000 warrants in November, 2006 exercisable at $0.04 per share and expire on November 27, 2009.

EMPLOYMENT AGREEMENTS

Morton Reed

Effective September 5, 2002, we entered into an employment agreement with Morton Reed wherein Mr. Reed agreed to serve as the Company’s Chief Executive Officer and President. The term of employment is for four (4) years. We agreed to pay Mr. Reed annual compensation of $252,000. In addition to the cash compensation, Mr. Reed is entitled to the use of a Company vehicle. Mr. Reed voluntarily stopped taking salary in mid 2003 to assist the Company in the financing of ongoing litigation. Mr. Reed resumed taking a salary in 2004 but took only $150,000. Mr. Reed has agreed to accrue such portions of his salary ($355,915 as of December 31, 2005) as deemed relevant by the board of directors until such time as the Company is adequately capitalized and able to pay such salary.

David Cohen

On April 2, 2003, we entered into an employment agreement with David Cohen wherein Mr. Cohen agreed to serve as the Company’s Chief Financial Officer. We agreed to pay Mr. Cohen a sign on bonus of $8,541 in shares of our common stock, an annual salary of $125,000, and 100,000 options to purchase shares of our common stock at $0.01 per share. Of the 100,000 options, 25,000 expire on June 2, 2007, 25,000 expire on October 2, 2007, 25,000 expire on January 2, 2008 and 25,000 expire on April 2, 2008. Effective June 15, 2005, Mr. Cohen resigned as Chief Financial officer of the Company.

Terry Gabby

On June 29, 2005, we entered into an employment agreement with Terry Gabby wherein Mr. Gabby agreed to serve as the Company’s Chief Financial Officer. We agreed to pay Mr. Gabby an annual salary of $55,000. On July 1, 2005, we granted Mr. Gabby 10,000 options to purchase shares of our common stock at $0.41 per share which expire on July 1, 2007. We granted Mr. Gabby 50,000 options in November, 2006, exercisable at $0.04 per share and expiring on November 21, 2009. We granted Mr. Gabby 50,000 warrants in November, 2006, exercisable at $0.04 per share and expiring on November 27, 2009.

Director Compensation and Other Arrangements

All directors will be reimbursed for expenses incurred in attending Board or committee, when established, meetings. All directors also receive $3,500 per month. From time to time, certain directors who are not employees may receive shares of our common stock.

Compensation Committee

We currently do not have a compensation committee of the board of directors. Until a formal committee is established our entire board of directors will review all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation.

Option Grants in Last Fiscal Year

On August 15, 2005, we granted Dermot J. Ryan an option to purchase 10,000 shares of our common stock at $0.41 per share. The option is exercisable for two years. We believe that the grant of the option was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On September 6, 2005, we granted Dr. Morton Reed an option to purchase 500,000 shares of our common stock at $0.99 per share. The option is exercisable for three years. We believe that the grant of the option was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On September 19, 2005, we granted Stanley Weiner, a Director of the Company, an option to purchase 300,000 options of our common stock at $0.99 per share. The option is exercisable for three years. We believe that the grant of the option was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of LitFunding Corp.:

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Litfunding Corp. and subsidiaries for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and cash flows of Litfunding Corp. and subsidiaries for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred material net losses for the year ended December 31, 2004 and liabilities exceeded assets by $1,602,745 at December 31, 2004. The Company has entered into a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. The uncertainty of the Company’s ability to raise future funding and the lack of cash flow from operations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are discussed in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Epstein, Weber & Conover, PLC
Scottsdale, Arizona March 11, 2005

Lawrence Scharfman & Co., CPA P.C.
Certified Public Account

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (561) 740-0613

INDEPENDENT AUDITORS' REPORT

LITFUNDING CORP.
3700 PECOS MCLEOD STE 100
LAS VEGAS NEV 89121 •

We have audited the accompanying balance sheet of Litfunding Corp. (a Nevada corporation) as of December 31, 2005 and the related statements of operations, stockholders equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The statements for 2004 and prior were audited by another auditor.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles, used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Litfunding Corp. as of December 31,2005 and the results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Boynton Beach Florida	/s/ Lawrence Scharfman___________
May 3, 2006	Lawrence Scharfman &Co., CPA P.C.

LICENSED IN FLORIDA & NEW YORK

LitFunding Corp
Consolidated Balance Sheets

For the year ended
December 31,
2005
Assets

Current assets:
Cash and cash equivalents	$7,121
Accounts receivable, net	27,970
Contingent advances less reserves for unsuccessful
resolution of lawsuits	1,068,300
Note receivable	100,181
Total current assets	1,203,572

Fixed assets, net	39,402
Total fixed assets	39,402

Other assets
Other assets	20,881
Total other assets	20,881
Total assets	$1,263,855

Liabilities and Stockholders' Equity

Liabilities not subject to compromise
Accounts payable	$709,545
Accrued expenses	384,167
Deferred revenue	141,668
Notes payable	65,000
Investor participation obligations	1,175,000
Interest payable	-
Total current liabilities not subject to compromise	2,475,380

Liabilities subject to compromise
Trade and miscellaneous claims	380,210
Debentures	200,000
Total liabilities subject to compromise	580,210
Total liabilities	3,055,590

Stockholders' equity:
Series A Convertible preferred Stock, par value $0.001,
2,000,000 shares authorized, 800,000 shares issued and outstanding	800

Common stock, $0.001 par value, 50,000,000 shares
authorized, 16,217,402 and 11,220,063 shares issued and outstanding at
December 31, 2005 and 2004, respectively	16,217
Shares authorized & unissued	-
Subscription Payable	327,139
Additional paid-in capital	8,061,428
Accumulated (deficit)	(10,197,319)
(1,791,735)
$1,263,855

LitFunding Corp
Consolidated Statements of Operations

	For the years ending
	December 31,
	2005	2004

Net Revenue	$355,264	$1,878,685

Expenses:
Reserve for unsuccessful resolution of lawsuits	$76,950	$41,750
General and administrative expenses	2,986,487	2,426,248
Consulting fees - related party	8,301	-
Financing expense	67,288	-
Depreciation & Amortization	28,467	26,108
Preferred stock dividend	1,245	-
Total operating expenses	3,168,738	2,494,106

Net operating (loss)	(2,813,474)	(615,421)

Other income (expenses):
Other income	73,953	41,438
Interest expense	(57,039)	(24,852)
Rental Income	-	1,500
Amortization of debt discount	(677,484)	-
Total other income (expenses)	(660,570)	18,086

Loss before reorganization items,
extraordinary gain and income taxes	(3,474,043)	(597,335)
Bad debt in connection with share issuance	(498,000)	-
Reorganization items:
Legal fees	-	(328,000)
Loss before extraordinary gain and income taxes	(3,972,043)	(925,335)

Extraordinary gain, net of income taxes	-	14,131,116

Income (Loss) before Income taxes	(3,972,043)	13,205,781

Income tax (benefit) provision	-	-
Net Income (loss)	$(3,972,043)	$13,205,781
Basic Earnings (loss) per share:
Before Extraordinary item	(0.28)	(0.09)
Extraordinary item	-	1.33
Total	(0.28)	1.24

Diluted Earnings (loss) per share
Before Extraordinary item	(0.28)	(0.09)
Extraordinary item	-	1.33
Total	(0.28)	1.24

Weighted average number of common shares outstanding:
Basic	14,419,498	10,585,663
Diluted	$14,419,498	$10,585,663

LitFunding Corp
Consolidated Statements of Changes in Stockholders' Equity

	Common Stock		Preferred Stock		Additional				Total
					paid in	Subscription	Deferred	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Payable	Compensation	(Deficit)	Equity
Balance, December 31, 2003	9,410,850	$9,411			$3,605,900	-	$-	(18,701,306)	$(15,085,995)
Shares issued for cash	100,000	100	-	-	900	-	-		1,000
Shares issued to creditors	401,597	402	-	-	79,918	-	-		80,320
Shares issued for services	265,115	265	-	-	129,710	-	-		129,975
Value of Warrants issued	-	-	-	-	66,174	-	-		66,174
Stock dividend	1,042,501	1,043	-	-	728,708	-	-	(729,751.00)
Net income for the year ended
December 31, 2004								13,205,781	13,205,781
Balance, December 31, 2004	11,220,063	11,221	-	-	4,611,310	-	-	(6,225,276)	(1,602,745)

shares issued for cash	2,291,951	2,292	800,000	800	1,136,608	-	-	-	1,139,700
Shares authorized & unissued					327,139	-	-	-	327,139
Shares issued for services	757,500	757	-	-	415,705	-	-	-	416,462
Shares issued in settlement	157,888	157	-	-	67,236	-	-	-	67,394
Shares issued in settlement of notes	600,000	600	-	-	647,891	-	-	-	648,491
Shares issued in lieu of interest	75,000	75	-	-	38,675	-	-	-	38,750
Warrants and Options issued	-	-	-	-	739,979	-	-	-	739,979
Warrants and Options exercised	665,000	665	-	-	32,335	-	-	-	33,000
Options exercised - related party	450,000	450	-	-	44,550	-	-	-	45,000
Subscription payable	-	-	-	-	-	327,139	-	-	327,139
Net (loss) for the year ended
								(3,972,043)	(3,972,043)
Balance, December 31, 2005	16,217,402	$16,217	800,000	$800	$8,061,428	$327,139	$-	$(10,197,319)	$(1,791,735)

LitFunding Corp
Consolidated Statements of Cash Flow

	For the years ending
	December 31,
	2005	2004
Cash flows from operating activities
Net income (loss)	$(3,474,043)	$13,205,781
Adjustments to reconcile net income to net cash
provided by (used in operating activities)
Extraordinary gain on settlement with IEP creditors	-	(14,131,116)
Gain on forgiveness of capital lease obligation	-	(20,734)
Gain on Discount of pre-petition debt	-	(74,258)
Depreciation and amortization	28,467	26,108
Reserve for unsuccessful resolution of lawsuits	76,950	(712,333)
Reserve for Doubtful Receivables	-	435,920
Loss on disposal of asset	-	5,805
Share-based compensation	825,124	80,320
Common stock issued in settlements	67,394	-
Share-based interest payments	38,750	-
Gain on participation obligation	(15,000)	-
Debt discount amortization	603,558	13,886
Changes in assets and liabilities:	-	-
Trade and other accounts receivable	84,530	(853,279)
Other assets	(20,881)	(25,799)
Contingent advances	(769,500)	714,550
Accounts payable and accrued expenses	315,705	28,168
Trade and other claims subject to compromise	(241,193)	621,403
Note receivable	(100,000)	-
Deferred revenue	141,668	-
Net cash (used in) operating activities	(2,438 ,471)	(685,578)

Cash flows from investing activities:
Purchases of property and equipment	(3,733)	(12,248)
Net cash (used in) investing activities	(3,733)	(12,248)

Cash flows from financing activities:
Cash from issuance of common stock	441,700	1,000
Cash from exercise of options & warrants	77,550	-
Cash from issuance of preferred stock	200,000	-
Proceeds from notes payable	222,500	500,000
Subscription Payable	76,533	-
Proceeds from investor participation borrowings	-	550,000
Proceeds from investor obligations	702,500	(62,500)
Principal repayments on capital lease obligations	-	(4,514)
Value of Warrants issued	387,021	3,686
Net cash provided by financing activities	2,107,804	987,672

Increase (decrease) in cash	(334,401)	289,846
Cash - beginning of period	341,522	51,676
Cash - ending of period	$7,121	$341,522

Supplemental disclosures:
Interest paid	57,039	18,319
Income taxes paid	$-	$-

Shares issued for services	$416,462	-
Number of shares issued for services	757,500	-
Shares issued for debt	$754,634	-
Number of shares issued for debt	832,888	-
Imputed value of warrants issued with debt	-	$62,488

Note 1 - Summary of Accounting Policies

LitFunding Corp. ("The Company") was incorporated in the state of Nevada. The Company serves as a holding company for its wholly owned subsidiaries, California LitFunding and LitFunding USA ("The Companies"), both incorporated in the State of Nevada. California LitFunding was the entity that conducted substantially all operations during 2004, and owned substantially all of the operating assets, employed all the personnel, and paid the obligations of all the corporations. LitFunding USA began assuming some operations in the last quarter of 2004 and in 2005 assumed responsibility for substantially all the operations of all the corporations.

California LitFunding is the successor-in-interest by merger to the "original" company in the three primary entity corporate structure that now exists. It has been in the business of investing in litigation recoveries since 2000. In summary, California LitFunding raised capital and advanced this capital to various law firms pursuant to "Settlement Agreements". LitFunding USA resumed the business of litigation funding subsequent to June 17th, 2004, after the United States Bankruptcy Court entered an order confirming the LitFunding Corp. and California LitFunding joint plans of reorganization. LitFunding USA pursues this business by itself and through several wholly owned limited liability companies ("LLC's"). Settlement Agreements provide that the funds advanced shall be repaid to the Companies, plus a fee, when the lawsuits referenced in the agreement ultimately settle. The exact amount of the fee payable on the funds advanced depends upon the length of time the funds are outstanding, up to a fixed limit. Pursuant to the terms of the Settlement Agreements, the Companies' contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

On January 23, 2003, the Company completed a merger with RP Entertainment, Inc., a publicly held Nevada corporation, through a newly formed entity, RP Acquisition Corp., a Nevada corporation, as a wholly owned subsidiary of RP Entertainment. On February 25, 2003, the Company entered into an Agreement of Merger with California LitFunding, formerly LitFunding Corp. (LFC) a California corporation. LFC became a subsidiary when the Articles of Merger between RP Acquisition Corp., the Registrant's wholly owned subsidiary that was formed to facilitate the merger, and LFC were filed with the Nevada Secretary of State. The charter documents of the Company are the charter documents of the surviving corporation. Pursuant to the Merger Agreement, 7,592,250 shares of common stock were to be issued to the LFC shareholders in exchange for all the issued and outstanding shares of LFC common stock. LitFunding Corp, a California corporation changed its name to California LitFunding on May 30, 2003. RP Entertainment had no material operations, assets or liabilities prior to the merger.

As a result of the merger transaction with RP Entertainment, the former California LitFunding stockholders obtained control of the Company's voting stock. For financial accounting purposes, the acquisition was a reverse acquisition of the Company by California LitFunding, under the purchase method of accounting, and was treated as a recapitalization with California LitFunding as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 23, 2003, acquisition of the Company. The financial statements have been prepared to give retroactive effect to January 1, 2002, of the reverse acquisition completed on January 23, 2003, and represent the operations of California LitFunding. Consistent with reverse acquisition accounting: (i) all of California LitFunding's assets, liabilities, and accumulated deficit, are reflected at their combined historical cost (as the accounting acquirer) and (ii) the preexisting outstanding shares of the Company (the accounting acquiree) are reflected at their net asset value as if issued on January 23, 2003.

On April 2, 2003 certain individuals and entities filed an involuntary bankruptcy petition against the Company in the United States Bankruptcy Court, Central District of California. After numerous legal proceedings, in November 2003, the Company filed its voluntary Chapter 11 bankruptcy petition. In January 2004, the Company's wholly owned operating subsidiary, California LitFunding, filed a voluntary Chapter 11 bankruptcy petition. The Company received confirmation of its plan of reorganization from the United States Bankruptcy Court on June 17th, 2004 (see Note 3).

As discussed in Note 2, the Company has entered into a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. Liabilities exceed assets by $1,791,735 at December 31, 2005. The Company's net loss for the year ended December 31, 2005 is $3,972,043. The ability of the Company to continue as a going concern remains dependent upon successful operation under the bankruptcy plan, obtaining additional capital and financing, and generating positive cash flow from operations. The Company intends to seek additional capital either through debt or equity offerings and believes that increased volume and reduction in its lead time to finance and collect on funded cases will ultimately lead to profitability and positive cash flows. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Cash and cash equivalents
Cash includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. At times cash deposits may exceed government insured limits. At December 31, 2005 there were no cash deposits that exceeded those insured limits.

Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, California LitFunding, LitFunding USA and its wholly owned LLC's and a dormant company, E. Evolution Expeditions whose name was changed to Silver Dollar Productions on January 21, 2005. All significant intercompany accounts and transactions are eliminated.

Fixed Assets
Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over a period of the shorter of the related applicable lease term or the estimated useful lives of the assets ranging from 3 to 5 years. Depreciation expense for the years ended December 31, 2005 and 2004 was $28,467 and $26,108, respectively.

Revenue recognition
The Company recognizes revenues earned for the fees charged on the contingent advances upon successful resolution of the funded lawsuit. In accordance with the guidelines of Staff Accounting Bulletin (SAB) 104 and Statement of Financial Accounting Concepts (SFAC) No. 5, upon successful resolution of the lawsuit, including appeals, the fees become realizable and earned. At this time the fee is determinable and the collection ensured. Fees are determined as set forth in the individual contracts. Fees are generally progressive the longer the time period for which the advances are outstanding. Fees are not earned until there is successful resolution to the related legal matter. The Company has begun to make contingent advances on so called post settlement lawsuit matters. In these instances all appeals have been exhausted and the fee is both determinable and collection ensured at the time the advances are made.

Income taxes
The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements. The company is a cash basis taxpayer.

Financial Instruments
Financial instruments consist primarily of cash, accounts receivable, contingent advances, and obligations under accounts payable, accrued expenses, debentures, notes payable and investor participation obligations. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The carrying value of the Company's contingent advances approximate fair value because the Company provides allowances for any estimated uncollectible amounts. The carrying value of debentures and notes payable approximate fair value because they contain market value interest rates and have specified repayment terms. The participation obligations at December 31, 2005 are carried at the expected repayment amounts as determined by the individual notes. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in connection with the preparation of the accompanying financial statements include the carrying value of accounts receivable and contingent advances.

Stock-based compensation
In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted SFAS No. 123(R) as of December 31, 2005. Stock issued for services totaled $1,288,678 and $80,320 for the years ended December 31, 2005 and 2004, respectively.

In 2005 ,the Company accounted for its employee stock-based compensation arrangements in accordance with provision of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for stock Issued to Employees”, and related interpretations. As such, compensation expense under fixed plans is recorded only if the market value of the underlying stock at the date of grant exceeds the exercise price. The Company recognized compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the equity instruments issued as the services are provided and the securities earned.

The Company accounted for stock-based compensation associated with the re-pricing of employee stock options in accordance with the provision of FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”). For accounting purposes, the repricing of existing stock options requires variable accounting for the new options granted from the date of modification. Variable accounting requires that the intristic value, being the excess of the current market price at the end of each reporting period in excess of the exercise price of the repriced options, be expensed as non-cash stock-based compensation expense until such time as the repriced options are exercised, expire or are otherwise forfeited. Any increase in the intristic value of the repriced options will decrease reported earnings, and any subsequent decreases in value will increase reported earnings.

SFAS No. 123, “Accounting for Stock-Based Compensation”, requires the continued application of APB Opinion No. 25 for transactions with employees to provide pro forma net earnings (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair value based method defined in SFAS 123 has been applied to these transactions.

The following table represents the effect on net (loss) and (loss) per share if the Company had applied the fair value based method and recognition provisions of SFAS No. 123:

	2005	2004
Net (loss), as reported	$(3,972,043)	$13,186,363
Add: Employee stock-based compensation Expense, as reported	825,154	-
Deduct: Total stock-based employee compensation expense determined under fair value method	(1,854,162)	(375,290)
Pro forma net (loss)	$(5,001,051)	$12,811,073
Net (loss) per common share
Basic (loss) per share, as reported	$(0.28)	$1.24
Basic per share, pro forma	$(0.35)	$1.21

As required, the pro forma disclosures above include options granted during each fiscal year. Consequently, the effects of applying SFAS No. 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures.

Impairment of long-lived assets
The Company assesses impairment of long-lived assets whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

Net Loss Per Share
Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128, Earnings Per Share.

Recently Issued Accounting Pronouncements
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”) which supersedes APB Opinion No. 20, “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for accounting for and reporting of changes in accounting principle. The statement requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. SFAS No. 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe SFAS No. 154 will have a significant impact on its financial position or results of operations

Note 2 - Bankruptcy Petition and Reorganization

On April 2, 2003, certain creditors filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against LitFunding Corp, a Nevada corporation. In the Petition, the Petitioning Creditors alleged that LitFunding Corp was generally not paying its debts as they became due. The debtors disputed this allegation. For approximately eleven months the debtors and the petitioning creditors engaged in litigation regarding the merits of the involuntary petition, and the Petitioning Creditors rights under disputed contracts.

As a result of the foregoing litigation, LitFunding Corp was placed into a protective Chapter 11 proceeding effective November 19, 2003. The costs of litigating the merits of the involuntary petition, and the financial impact of the pending involuntary, so materially damaged both the LitFunding Corp and California LitFunding that it ultimately became necessary for both companies to enter into Chapter 11. Accordingly, California LitFunding entered into a Chapter 11 proceeding on January 26, 2004.

In February of 2004, this litigation was settled. The settlement reached by and among the Company and the petitioning creditors has been incorporated into a reorganization plan confirmed by the United States Bankruptcy Courts on June 17th, 2004.

During 2004 and 2003, California LitFunding, as the operating entity, held title to substantially all of the assets of The Company. The core assets within California LitFunding, and those with most of the value, were the Settlement Agreements, which were the primary subject of the litigation indicated with the filing of the involuntary bankruptcy petition on April 2, 2003. A total of approximately $18.6 million dollars was invested through those Settlement Agreements.

Pursuant to the plan of reorganization, LitFunding Corp and California LitFunding had the option to voluntarily transfer the control and the collection of the settlement agreements ("the Contract Pool") to an IEP distribution agent (the `Contract Agent') for the benefit of the IEP claimants who comprise class 6 under the terms of the reorganization plan.

LitFunding Corp, California LitFunding and the IEP claimants stipulated and agreed to do this in December 2004. In that stipulation, the Contract Agent would assume full control and administration over the `Contract Pool' and have full authority over the enforcement of the obligations set forth in the settlement agreements that comprise the Contract Pool.

Per the agreement signed on November 30th, 2004, LitFunding Corp and California LitFunding transferred all of the original records and files to the Contract Agent on December 16th, 2004, and sent written notice to all parties subject to the settlement agreement notifying them of the transfer of control of the Contract Pool and settlement agreements to the Contract Agent including the assignment of LitFunding Corp and California LitFunding's legal rights and that all payments are now payable to the Contract Agent.

As a result of the transfer, the Company was effectively relieved of the obligation due to the IEP claimants of IEP Note of approximately $26,662,000 including related accrued interest. The carrying value of receivables and advances at the time of the transfer was approximately $12,331,000 resulting in a gain on the transfer of $14,131,000 for the year ended December 31, 2004. The original value of the IEP Note was determined based on the stipulations within the bankruptcy plan. In the transfer, the Company transferred all of its rights to the contingent advances and any potential earnings thereon. Because payments on the IEP Note were only to come from collections and earnings on the contingent advances, the Company is no longer responsible for that obligation.

In consideration for the cooperation and support provided by LitFunding Corp. and California LitFunding making the transition seamless and effective, the IEP claimants waived and released LitFunding Corp and California LitFunding from all liability arising under the "Contingent Recourse Note" of approximately $1,560,000, which would have become effective in 2005.

Moreover, by effecting this transfer of the Contract Pool, the two other classes of creditors (Class 4 and 5) affected by this transition will continue to receive the benefit of the unsecured creditors' allocation as defined in the plan of reorganization. The contingency administrative charge allowed by the plan of reorganization to be paid to LitFunding Corp and California LitFunding has ceased as a result of this transfer.

As a result of the transfer of the contract pool to the IEP claimants effective in December 2004, the Company recorded an extraordinary gain for the removal the associated obligation and assets.

The Company's primary liabilities are summarized in the following paragraphs:

A. Administrative and Priority Claims. The claims within this class total approximately $287,000 through December 31, 2005. Most of this amount represents the fees and costs payable to the Debtors general insolvency counsel, Winthrop Couchot, P.C. who accepted 200,000 shares of common stock from the company in April 2005 and an additional 100,000 shares in 2005 in part or full payment for the amount. The balance represents sums owed of approximately $9,300 in priority wages owed to two officers of the Debtors. These amounts are not subject to compromise and are included in accounts payable and accrued expenses in the accompanying balance sheet at December 31, 2004;

B. Gap Claims. During the period between the filing of the involuntary petition and the date on which LitFunding Nevada's stipulated to the entry of an order for relief, certain claims accrued. Substantially all of these claims accrued in favor of two law firms that were defending LitFunding Nevada against the involuntary filing. The Debtors reached an agreement with these claimants to pay $314,000 over twelve months. The remaining balance owed at December 31, 2005 is approximately 40,557. These amounts are subject to compromise and are included in trade and miscellaneous claims in the accompanying balance sheet at December 31, 2005;

C. Debenture Claims. In calendar years 2002 and 2003 California LitFunding issued debentures to seven individuals, creating approximately two hundred thousand dollars ($200,000) in debt obligations. Included is a $10,000 debenture payable to a related party. These claims are unsecured and they are undisputed.

D. Unsecured Claims Other Than Debenture Claims and IEP Claims. The Debtors have approximately $339,653 in allowed unsecured claims. These amounts are subject to compromise and are included in trade and miscellaneous claims in the accompanying balance sheet at December 31, 2005;

E. IEP Claims. Pursuant to the Settlement Agreement entered into by and between The Company and the IEP petitioning creditors, each and every claim held by the IEP petitioning creditors has been fixed in them Plan. The totality of all claims held by the IEP petitioning creditors has been incorporated into the non-recourse Plan Note. The Plan Note had an opening balance of $26,111,763. This obligation was relieved in connection with the transfer of the Contract Pool to the IEP Creditors in December 31, 2004;

F. The Plan presented for confirmation incorporates both a business plan, and a legal framework for the payment of claims. The business plan sets forth how The Company intends to generate the funds necessary to meet the monetary obligations fixed in the Plan. The legal framework details what each class of creditors will receive under the terms of the Plan

G. The business plan incorporated into the Plan is designed to accomplish two core objectives. The first core objective is to maximize the funds collected to be collected. The second core objective is to essentially restart The Company's business model by raising and investing additional capital in new lawsuits;

H. Interest Holders. Interest holders are the parties who hold ownership interest (i.e., equity interest) in The Company. The Plan creates two classes of interests. Class 7, which is comprised of LitFunding Nevada, as the holder of all of the common stock of California LitFunding, and Class 8, which is comprised of all of the holders of common stock interests in LitFunding Nevada. These classes are not impaired under the terms of the Plan.

The remaining bankruptcy liabilities at December 31, 2005 are summarized as follows:

Gap Claims	$40,557
Unsecured Creditors and Other	339,653
Subtotal	380,210
Debentures	200,000
$580,210

The Company intends to repay all obligations in full. Debenture Claims are impaired as that termed is used in the Bankruptcy Code because obligations will be paid out over a specified longer term. However, for accounting purposes, the Company does not believe any of the obligations are compromised at December 31,
2005, based on the expected amount of allowed claims.

Note 3 - Note Receivable

On October 31, 2005, the Company issued a six-month demand promissory note in the amount of $100,000 bearing interest at 6% per annum to Cashwize Inc. The principal and interest are due on April 30, 2006. The company accrued $181 in interest receivable at December 31, 2005.

Note 4 - Income taxes

The Company recognizes deferred income taxes for the difference between financial accounting and tax bases of assets and liabilities. Income taxes for the years ended December 31, 2005 and 2004 consisted of the following:

	As of December 31,
	2005	2004
Current tax benefit (provision)	$-0-	$178,936
Deferred (benefit) provision	-0-	(178,936)

Total income tax provision	$-0-	$-0-

Net deferred income tax assets of $,3,467,088 are fully offset by a valuation allowance of $3,467,088. The valuation allowance was increased by $370,088 in the year ended December 31, 2005. The increase in the valuation allowance in the year ended December 31, 2005, primarily is the result of the increased of net operating loss for the year ended December 31, 2005.

Net operating loss carryforwards of approximately $10,197,319 expire from 2020 through 2025. Due to the change in control of the Company as discussed in Note 1, future utilization of net operating losses may be restricted.

The differences between the statutory and effective tax rates are as follows for the year ended December 31, 2005:

	December 31,
	2005		2004
Federal statutory rates	$(3,467,088)	(34%)	$4,448,000	34%
State income taxes	-0-		785,000	6%
Valuation allowance for operating loss carryforwards	3,467,088	34%	(3,097,000)
Permanent difference for discharge of debt	-0-	0%	(2,125,000)
Other	-0-	0%	(11,000)
Effective rate	$-0-	0%	$-0-	0%

Note 5 - Contingent Advances

Contingent advances occur when the Company enters into agreements with lawyers and law firms whereby the Company advances funds for litigation costs on selected cases. Generally, the Company will be repaid those amounts plus negotiated fees when and if a case is settled. These agreements are non-recourse but are secured by a lien against any awards in the case. Fees are generally based on the length of time the advances are outstanding. If the fee is less than the award or settlement, the fees are reduced to the amount of the recovery.

Management estimates the net realizable value of contingent advances by periodically reviewing the progress of the cases with the attorneys trying them and past experience with similar cases. Management believes that the Company has historically achieved a success rate of approximately 85% on cases that it has funded. Post reorganization procedures and policies have been implemented and management believes that it will achieve a success rate of no less than 90% on new fundings. Management monitors all cases and provides an allowance if it believes that any advances have been impaired. At December 31, 2005, there were contingent advances outstanding of $1,187,000 and a corresponding impairment allowance of $118,700

Note 6 - Participation Agreements

Prior to the filing of the involuntary petition on April 2, 2003, the Company raised capital to enable it to engage in the practice of funding the contingent advances by entering into so called IEP agreements. These are considered to be investment/equity participation agreements the nature of which has been redefined and fixed as part of plan of reorganization and the totality of all claims held by the IEP petitioning creditors has been incorporated into the non-recourse Plan Note. The non-recourse Plan Note had an opening balance of $26,111,763 as of May 1, 2004 and as of May 1, 2004 included an approximate $2,000,000 from the cancelled sale of stock and a predetermined retroactive return. As discussed in note 3 above, the Contract Pool was transferred on December 16, 2004, to the Contract Manager designated by the IEP Claimants. Accordingly, this non-recourse plan note was removed from the balance sheet at December 31, 2004, to reflect the economic reality of that transaction. As of December 31, 2005, the Company had participation obligations of $1,175,000.

Note 7 - Debentures

During the years ended December 31, 2002, the Company issued 5-year 9% convertible debentures amounting to $200,000, due January 1, 2007. Included is one debenture due to a related party for $10,000. Interest is due semi-annually on the first day of June and December of each year, commencing June 1, 2003 until fully paid. As part of the plan of reorganization, these debentures have an amended maturity to 2008. At December 31, 2005, the Company had accrued interest totaling $9,750.

The registered holders of the debentures have the right, after one year prior to maturity, to convert the principal at the original conversion price of $10 for one Common share or at the adjusted conversion price. If and whenever on or after the date of this debenture, the Company issues or sells any share of common stock for a consideration per share less than the initial conversion rate, then upon such issue or sale, the initial conversion rate shall be reduced to the lowest net price per share at which such share of common stock have been issued. The debentures are subordinated to all the senior indebtedness, including debts under equity participation agreements.

Note 8- Debt

During the year ended December 31, 2005, certain of the note holders elected to convert unsecured notes totaling $700,000 to 1,091,000 common shares. At December 31, 2005 the Company has issued 600,000 shares and recorded subscription of $250,606

Notes payable at December 31, 2005 is comprised of the following:

Note payable to entity, original balance of $10,000 interest at 10% per annum. Principal and interest due February 8, 2006. The Note is unsecured	$10,000
Note payable to entity, original balance of $10,000 interest at 12% per annum. Principal and interest due December 9, 2005. The Note is unsecured	10,000
Notes payable with no specified due dates. Face amount of $22,500, interest at 10% per annum, the note is unsecured	22,500
Notes payable with no specified due dates. Face amount of $22,500, interest at 10% per annum, the note is unsecured.	22,500
Total	$65,000

Note 9 - Stockholders’ Equity

Common Stock
As discussed in Note 1, the Company entered into a merger agreement in January 2003, whereby 7,592,250 shares of its common stock were issued in exchange for all the issued and outstanding shares of the common stock of California LitFunding. The acquisition was a reverse acquisition of the Company by California LitFunding, under the purchase method of accounting, and was treated as a recapitalization with California LitFunding as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 23, 2003, acquisition of the Company.

In the year ended December 31, 2004, the Company declared and issued an 11 for 10 stock dividend. As a result 1,042,501 shares were issued. The trading value of the shares on the declaration date of November 1, 2004, was $0.70. The aggregate value of the new shares issued of $729,751 was reclassified from the accumulated deficit to additional paid-in capital.

During the year ended December 31, 2005, the Company issued 991,951 shares of its $.001 par value common stock for cash totaling $406,700. Additionally, the Company issued 1,300,000 shares of its common stock to certain unrelated qualified investors in exchange for $533,000 of stock subscriptions. These subscriptions were due on or before December 31, 2005. The Company does not have reasonable expectation that these notes will be paid. At of December 31, 2005, $35,000 had been paid, and the Company wrote off $498,000 to bad debt.

During the year ended December 31, 2005, the Company issued 757,500 shares for services valued at $416,462 the fair market value of the underlying shares.

During the year ended December 31, 2005, the Company issued 157,888 shares in settlements valued at $67,394.

During the year ended December 31, 2005, certain of the note holders elected to convert their unsecured notes totaling $500,000 together with $38,750 in interest to 675,000 shares of common stock.

During the year ended December 31, 2005, the Company allowed one of its officers to exercise the right to purchase 450,000 shares of common stock in exchange for a corresponding offset to the officer's deferred salary of $45,000.

During the year ended December 31, 2005, certain employees, consultants and debtors exercised their right to convert 665,000 warrants and options. The Company received cash in the amount of $33,000.

During the year ended December 31, 2005, the Company accepted a subscription to purchase 186,667 shares of its $.001 par value to an accredited investor at $0.41 per share. The Company recorded a subscription payable of $76,533 at December 31, 2005.

Series “A” Preferred Stock
On July 20 2005, the Board of Directors authorized the company to amend its Article of Incorporation to allow the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share. Further, the Board authorized the initial issuance of up to 2,000,000 shares of Series A 12% convertible preferred stock. The Series A provides for a conversion rate 2 shares of common for 1 share of preferred, and such conversion rights shall commence six months from the date of purchase. As of December 31, 2005, the company has issued 800,000 shares at $0.25 per share to two individual investors for cash totaling $200,000.

Note 10 -Commitments and Contingencies

Commitments
In October 2004, the Company rescinded its long-term property lease as allowed in Chapter 11 bankruptcy proceedings of the Federal Bankruptcy code and moved its offices to Las Vegas, Nevada where it occupied space on a month-to-month lease until March 1, 2005. On March 1, 2005 the company entered into three-year lease agreement expiring February 29, 2008 at $5,000 per month in 2005, $6,000 per month in 2006 and $6,180 for the remaining lease year. Rent expense for the years ended December 31, 2005 and 2004 was $78,837 and $127,310, respectively.

Commitments for minimum operating lease payments are as follows:

2006	$70,000
2007	73,800
2008	12,360
Total	$156,160

Contingencies
The company is a defendant in several matters in litigation, many of which are in the normal course of business, including litigation for refunds of funds invested. The company believes these suits are without merit and intends to defend these litigations in courts of law.

The Company is involved in suits for breach of contract, fraud, conspiracy and defamation with the same claimants in the United States Bankruptcy Court and California State Court. The claimants allege that there was a finder's fee agreement between them and the founding officers / shareholders of the company. The Company's position is that there was a negotiated agreement with the claimants, which was complied with. The claimants allege damages of $16 million.

In May 2004, the United States Bankruptcy Court upheld the company's objections to all monetary claims. The claimants appealed this decision. Additionally, they filed an adversary proceeding raising most of the issues already raised in the first claims. In February 2005, the United States Bankruptcy Court partially dismissed the claimant's adversary complaint and told the claimants to amend the complaint to give them the opportunity to clarify their claims. The claimants filed that amended complaint. In March 2005, the company filed a motion to dismiss with prejudice the entire amended complaint on the grounds that the claims therein were previously denied by the court in the bankruptcy proceeding.

The State Court action has been stayed pending resolution of the issues in the United States Bankruptcy Court. The Federal Court's decisions in the company's favor will preclude proceedings against the company in the state court action.

Note 11- Net Income (Loss) Per Share

Net income per share is calculated using the weighted average number of shares of common stock outstanding during the year. Options/Warrants to purchase 6,250,750 to purchase common shares were not considered in the calculation for diluted earnings per share for the years ended December 31, 2005. In accordance with SFAS No. 128, the control number used in determining the dilutive effect of warrants and options is based on operating income, therefore, because the Company experienced a net operating loss as of December 31, 2005 the effect of their inclusion based would be anti-dilutive and hence, were not included.

	2005			2004
	Income (Loss)	Shares	Per Share	Income (Loss)	Shares	Per Share
Net income (loss) before extraordinary item	$(3,970,798)			$(1,047,850)
Extraordinary item	-			14,131,116
Total	$(3,970,798)			$13,083,266

Preferred dividends	1,245			-
Income (loss) available to common shares holders	$(3,972,043)			$13,083,266

Basic earnings (loss) Per Share:
Before extraordinary item	$(3,972,043)	14,419,498	$(0.28)	$(1,047,850)	10,585,663	$(0.09)
Extraordinary item	-	14,419,498	$(0.28)	14,131,116	10,585,663	$1.33

Total	$(3,972,043)	14,419,498	$(0.28)	$13,083,266	10,585,663	$1.24

Note 12 - Related Party

During the year ended December 31, 2004, the Company entered into an agreement with a non-independent Board member to lease office space on a month-to-month basis. Rent expense recognized for the three months ended March 31, 2005 related to this agreement was $13,957. This lease was terminated in March 2005. In addition, this same Board member has a $10,000 debenture with the Company as described in Note 6.

In March 2005, the Company granted Robert Amira, our Executive Vice President, 10,000 shares of common stock and 10,000 options to purchase shares of our common stock at an exercise price of $0.97 per share, We also granted Dermot Ryan 10,000 options to purchase shares of our common stock at $0.97 per share. Mr. Ryan is one of our employees, and was appointed as our Corporate Secretary in June 2005.

In June 2005, we granted Lloyd Schiller, our Vice President for Sales, 10,000 shares of our common stock along with options to purchase 10,000 shares of our common stock at $0.56 per share.

In July 2005, we granted Terry Gabby, our Treasurer and Chief Financial Officer, 10,000 options to purchase shares of our common stock at $0.41 per share. Mr. Hejmanowski, our director, was granted 150,000 shares of our common stock as a signing bonus in July 2005.

In August 2005, we granted Dermot Ryan additional options to purchase 10,000 shares at $0.41 per share. In September 2005, the company granted options to Morton Reed to purchase 500,000 shares at $0.99 per share, and granted options to Stanley Weiner to purchase 300,000 shares at $0.99 per share.

On November 2, 2005 we issued 150,000 shares of our $0.001 par value common stock to Donald Hejmanowski valued at $72,000, for Director services which the Company expensed as share-based expense at December 31, 2005.

Note 13 - Warrants and Options

During 2005, the Company granted options and warrants to purchase 3,773,250 shares of its common stock at a weighted average exercise price of $0.49 per share.

Options and Warrants Exercised
During the year ended December 31, 2005, 1,115,000 options were exercised. The warrants and options were issued to both non-employees for services and to Directors of the Company and creditors. The and options issued to Directors of the Company were part of the compensation package promised to Directors in August 2004 and are priced accordingly.

The summary of activity for the Company's stock options/warrants is presented below:

	Year ended December, 2005	Weighted Average Exercise Price	Year ended December, 2004	Weighted Average Exercise Price
Options/Warrants outstanding at beginning of Period	3,592,500	$0.30	1,549,500	$.0.54
Granted	3,773,250	$0.49	2,075,000	$0.21
Exercised	(1,115,000)	$0.05	-
Terminated/Expired	-		(32,000)	$1.00
Options /warrants outstanding at end of period	6,250,750	$0.42	3,592,500	$0.30
Options/warrants exercisable at end of period	6,250,750	$0.42	3,592,500	$0.30

Price per share of options outstanding	$0.01-$7.00		$0.01-$7.00

Weighted average remaining contractual lives	3.08 years		2.05 years

Weighted average fair value of options granted during the period	$0.49		$0.49

Note 14 - Subsequent Events

On April 18, 2006, the Company issued 831,481 shares of its restricted common stock to Morton Reed, CEO of the Company, in exchange for accrued debt valued at $130,000.

On April 18, 2006, the Company issued 50,000 shares of its restricted common stock to Anthony Longo as a sign-on bonus.

On April 18, 2006, the Company issued 15,000 shares of its restricted common stock to Rochester Capital Partners, LP and 5,000 shares of its common stock to Joseph Weaver in exchange for all of the issued and outstanding shares of Easy Money Express, Inc. (200,000 shares).

On April 18, 2006, the Company issued 100,000 shares of its common stock to Marc Lieberman for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, the Company issued 10,700 shares of its common stock to Michael Marcelli for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, the Company issued 20,000 shares of its common stock to Kathleen Saur for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, the Company issued 163,295 shares of its common stock to Jon M. Leader for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 20, 2006, the Company issued 25,000 shares of restricted common stock to Baldev Grewal of Navin Enterprises, Inc. pursuant to its consulting agreement dated March 1, 2006.

On May 23, 2006, the Company issued 1,000,000 shares of its unrestricted common stock to Stoecklein Law Group for services rendered to the Company.

On May 23, 2006, the Company issued 500,000 shares of its unrestricted common stock to Opus Pointe for services rendered to the Company.

On June 2, 2006, the Company issued 100,000 shares of its common stock to Marc J. Winthrop for legal services provided to the Company. The shares issued were unrestricted pursuant to the S-8 Registration filed with SEC on February 28, 2006.

Apex Investment Fund Ltd. converted 400,000 shares of Series A 12% Convertible Preferred Stock into 800,000 shares of our restricted common stock. The 800,000 shares of common stock were issued on June 2, 2006.

On June 23, 2006, the Company issued 1,000,000 shares of its restricted common stock to CLX & Associates, Inc. pursuant to its consulting agreement dated March 1, 2006.

On August 7, 2006, the Company issued 125,000 shares of restricted common stock to Howard Joffe for $10,000 cash.

On August 7, 2006, the Company issued 125,000 shares of restricted common stock to Robert Heitner for $10,000 cash.

On August 7, 2006 the Company issued 1,250,000 shares of restricted common stock to Morton Reed, CEO of the Company, in exchange for accrued debt valued at $250,000.

On August 14, 2006 the Company voided the 1,000,000 shares of its restricted common stock issued on June 23, 2006 to CLX & Associates, Inc pursuant to the cancellation agreement dated March 1, 2006.

On August 28, 2006, the Company issued 1,000,000 shares of its restricted common stock to CLX & Associates, Inc. pursuant to its consulting agreement dated March 1, 2006 that was reinstated. On November 17, 2006, the agreement with CLX was cancelled and the shares voided.

On August 28, 2006, the Company issued 1,600,000 shares of restricted common stocks to Imperial Capital Holdings LLC as follows; 96,000 shares for preferred shares dividend, 200,000 shares for the extension of the $30,000 note executed April 12, 2006 and 504,000 shares for inducement to execute an equity line of $3,000,000.

Imperial Capital Holdings LLC converted 400,000 shares of Series A 12% Convertible Preferred Stock into 800,000 shares of our restricted common stock. The 800,000 shares of common stock were issued on August 28, 2006.

On August 28, 2006, the Company issued 2,780,000 shares of restricted common stock to Davric Corporation as follows; 14.666 shares for interest accrued on $200,000 note, 765,334 shares for cash and 2,000,000 in settlement of $200,000 note.

LitFunding Corp.
Consolidated Balance Sheets
Unaudited

	(unaudited)	(audited)
	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$27,861	$7,121
Accounts receivable, net	30,760	27,970
Due from employees	48,313	-
Contigent advances less reserves for unsuccessful
resolution of lawsuits	398,025	1,068,300
Note receivable	26,000	100,181
Total current assets	974,189	1,203,572

Fixed assets, net	213,635	39,402
Total fixed assets	213,635	39,402
Other assets
Deposits	20,531	20,881
Total other assets	20,531	20,881

Total assets	$1,208,355	$1,263,855
Liabilities and Stockholders' Equity
Liabilities not subject to compromise
Accounts payable	$835,442	$709,545
Accrued expenses	385,400	384,167
Deferred revenue	29,170	141,668
Notes payable	411,298	65,000
Investor participation obligations	734,900	1,175,000
Total current liabilities not subject to compromise	2,396,210	2,475,380
Liabilities subject to compromise
Trade and miscellaneous claims	-	380,210
Debentures	200,000	200,000
Total liabilities subject to compromise	200,000	580,210

Total liabilites	2,632,483	3,055,590
Stockholders' equity:
Series A Convertible preferred Stock, par value $0.001,
2,000,000 shares authorized, 800,000 shares issued and
and outstanding; 800,000 shares were converted to common		800

Common stock, $0.001 par value, 50,000,000 shares
authorized, 29,563,902 and 16,217,402 shares issued and
outstanding at September 30, 2006 and December 31, 2005, respectively	38,409	16,217
Shares authorized & unissued	64,875
Subscription Payable	384,789	327,139
Additional paid-in capital	9,272,120	8,061,428
Preferred stock dividend		-
Accumulated (deficit)	(11,184,321)	(6,225,276)
	(1,424,128)	2,180,308

	$1,208,355	$5,235,898

See notes to consolidated financial statements

LitFunding Corp.
Consolidated Statement of Operations
Unaudited

	Three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Revenue	$-	$74,670	$656,580	$222,545

Expenses:
Reserve for unsuccessfl resolution of lawsuits	-	46,700	-	73,950
General and administrative expenses	299,389	742,364	1,446,161	2,227,545
Financing expense	47,880	-	47,880	-
Depreciation & Amortization		-		-
Total operating expenses	341,818	789,064	1,494,041	2,397,161

Net operating (loss)	(341,818)	(635,387)	(837,461)	(2,174,616)

Other income (expenses):
Other income (expense)		(55,522)	-	(177,055)
Interest (expense) net of interest income	(11,252)	(14,944)	(48,240)	52,444
Rental Income	-	-	-	-
Amortization of debt discount	15,000	(444,643)	15,000	-
Total other income (expenses)		(515,109)	(63,240)	(857,844)

Income (Loss) before Income taxes	(368,070)	(1,229,503)	(900,701)	3,032,460

Income tax (benefit) provision	-	-	-	-

Net Income (loss)	$(368,070)	$(1,229,503)	$(900,701)	$(3,032,460)

Weighted average number of
common shares outstanding - basic and fully diluted	26,854,004	15,066,359	22,485,619	13,962,400

Net (loss) per share - basic and fully diluted	$(0.01)	$(0.08)	$(0.04)	$(0.22)

See notes to consolidated financial statements

LitFunding Corp.
Consolidated Statement of Cash Flows
Unaudited

	For the nine months ended
	September 30,
	2006	2005
Cash flows from operating activities
Net income (loss)	$(900,701)	$(3,032,460)
Adjustments to reconcile net income to net cash
provided by (used in operating activities)
Depreciation and amortization	18,442	21,983
Reserve for unsuccessful resolution of lawsuits	-	73,950
Share-based compensation	818,981	826,174
Common stock issued in settlement		49,794
Debt Discount amortization		603,558
Changes in assets and liabilities:
Increase (decrease) in account receivables	(2,790)	97,605
Increase (decrease) in other assets	71,843	24,353
Increase (decrease) in contingent advances	670,275	(739,500)
Notes receivable	74,181	-
Debt discount	-	185,890
Increase (decrease) in accounts payable and accrued expenses	(127,897)	296,049
Trade and other claims subject to compromise	-	(127,703)
Interest payable		58,388
Increase (decrease) in deferred revenue	(112,498)	97,917
Net cash (used in) operating activities	112,490	(1,764,892)

Cash flows from investing activities:
Purchase of property and equipment	-	(3,734)
Net cash (used in) investing activities	-	(3,734)

Cash flows from financing activities:
Cash from issuance of common stock and exercised warrants	50,000	392,050
Common stock cancellation	(7,000)	-
Sale of preferred stock		200,000
Proceeds from notes payable	31,000	222,500
Repayments of notes payable	(170,000)	-
Proceeds from investor participation borrowings	-	702,500
Net cash provided by financing activities	(91,750)	1,517,050

Increase (decrease) in cash	20,740	(251,575)
Cash - beginning of period	7,121	341,522
Cash - ending of period	$27,861	$89,947

Supplemental disclosures:
Interest paid	$14,090	$13,275
Income taxes paid	$-	$-

Shares issued for services	$568,981	-

See notes to consolidated financial statements

LitFunding Corp
Notes To Consolidated Financial Statements

Note 1 - Basis of Presentation

The condensed interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these condensed interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2005 and notes thereto included in the Company's Form 10-KSB annual report. The Company follows the same accounting policies in the preparation of interim reports. Results of operation for the interim period are not indicative of annual results.

Note 2 - Bankruptcy Petition and Reorganization

On April 2, 2003, certain creditors filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against LitFunding Corp, a Nevada corporation. In the Petition, the Petitioning Creditors alleged that LitFunding Corp was generally not paying its debts as they became due. The debtors disputed this allegation. For approximately eleven months the debtors and the petitioning creditors engaged in litigation regarding the merits of the involuntary petition, and the Petitioning Creditors rights under disputed contracts.

As a result of the foregoing litigation, LitFunding Corp was placed into a protective Chapter 11 proceeding effective November 19, 2003. The costs of litigating the merits of the involuntary petition, and the financial impact of the pending involuntary, so materially damaged both the LitFunding Corp and California LitFunding that it ultimately became necessary for both companies to enter into Chapter 11. Accordingly, California LitFunding entered into a Chapter 11 proceeding on January 26, 2004.

In February of 2004, this litigation was settled. The settlement reached by and among the Company and the petitioning creditors has been incorporated into a reorganization plan confirmed by the United States Bankruptcy Courts on June 17th, 2004.

During 2004 and 2003, California LitFunding, as the operating entity, held title to substantially all of the assets of The Company. The core assets within California LitFunding, and those with most of the value, were the Settlement Agreements, which were the primary subject of the litigation indicated with the filing of the involuntary bankruptcy petition on April 2, 2003. A total of approximately $18.6 million dollars was invested through those Settlement Agreements.

Pursuant to the plan of reorganization, LitFunding Corp and California LitFunding had the option to voluntarily transfer the control and the collection of the settlement agreements ("the Contract Pool") to an IEP distribution agent (the `Contract Agent') for the benefit of the IEP claimants who comprise class 6 under the terms of the reorganization plan.

LitFunding Corp, California LitFunding and the IEP claimants stipulated and agreed to do this in December 2004. In that stipulation, the Contract Agent would assume full control and administration over the `Contract Pool' and have full authority over the enforcement of the obligations set forth in the settlement agreements that comprise the Contract Pool.

Per the agreement signed on November 30th, 2004, LitFunding Corp and California LitFunding transferred all of the original records and files to the Contract Agent on December 16th, 2004, and sent written notice to all parties subject to the settlement agreement notifying them of the transfer of control of the Contract Pool and settlement agreements to the Contract Agent including the assignment of LitFunding Corp and California LitFunding's legal rights and that all payments are now payable to the Contract Agent.

As a result of the transfer, the Company was effectively relieved of the obligation due to the IEP claimants of IEP Note of approximately $26,662,000 including related accrued interest. The carrying value of receivables and advances at the time of the transfer was approximately $12,331,000 resulting in a gain on the transfer of $14,131,000 for the year ended December 31, 2004. The original value of the IEP Note was determined based on the stipulations within the bankruptcy plan. In the transfer, the Company transferred all of its rights to the contingent advances and any potential earnings thereon. Because payments on the IEP Note were only to come from collections and earnings on the contingent advances, the Company is no longer responsible for that obligation.

In consideration for the cooperation and support provided by LitFunding Corp. and California LitFunding making the transition seamless and effective, the IEP claimants waived and released LitFunding Corp and California LitFunding from all liability arising under the "Contingent Recourse Note" of approximately $1,560,000, which would have become effective in 2005.

Moreover, by effecting this transfer of the Contract Pool, the two other classes of creditors (Class 4 and 5) affected by this transition will continue to receive the benefit of the unsecured creditors' allocation as defined in the plan of reorganization. The contingency administrative charge allowed by the plan of reorganization to be paid to LitFunding Corp and California LitFunding has ceased as a result of this transfer.

As a result of the transfer of the contract pool to the IEP claimants effective in December 2004, the Company recorded an extraordinary gain for the removal the associated obligation and assets.

The Company's primary liabilities are summarized in the following paragraphs:

A. Administrative and Priority Claims. The claims within this class total approximately $287,000 through December 31, 2005. Most of this amount represents the fees and costs payable to the Debtors general insolvency counsel, Winthrop Couchot, P.C. who accepted 200,000 shares of common stock from the company in April 2005 and an additional 100,000 shares in 2005 in part or full payment for the amount. The balance represents sums owed of approximately $9,300 in priority wages owed to two officers of the Debtors. These amounts are not subject to compromise and are included in accounts payable and accrued expenses in the accompanying balance sheet at March 31 ,2006;

B. Gap Claims. During the period between the filing of the involuntary petition and the date on which LitFunding Nevada's stipulated to the entry of an order for relief, certain claims accrued. Substantially all of these claims accrued in favor of two law firms that were defending LitFunding Nevada against the involuntary filing. The Debtors reached an agreement with these claimants to pay $314,000 over twelve months. During the three months ended March 31, 2006 the debtor elected to convert $3,676 to 26,250 shares oh the Company’s $.001 par value common stock and $36,881 to a promissory note bearing interest at 8% per annum with a maturity date of August 1, 2006.

C. Debenture Claims. In calendar years 2002 and 2003 California LitFunding issued debentures to seven individuals, creating approximately two hundred thousand dollars ($200,000) in debt obligations. Included is a $10,000 debenture payable to a related party. These claims are unsecured and they are undisputed.

D. Unsecured Claims Other Than Debenture Claims and IEP Claims. During the months ended March 31, 2006, the debtors elected to convert $244,169 to 1,454,108 shares of the Company’s $.001 par value common stock and $64,684 to notes payable with a maturity date of June 15, 2006. At March 31, 2006 the Company had issued 281,132 and the remaining 1,172,976 shares were issued on April 18, 2006 the Company recorded a subscription payable of $ 190,687 at March 31, 2006.

E. IEP Claims. Pursuant to the Settlement Agreement entered into by and between The Company and the IEP petitioning creditors, each and every claim held by the IEP petitioning creditors has been fixed in them Plan. The totality of all claims held by the IEP petitioning creditors has been incorporated into the non-recourse Plan Note. The Plan Note had an opening balance of $26,111,763. This obligation was relieved in connection with the transfer of the Contract Pool to the IEP Creditors in December 31, 2004;

F. The Plan presented for confirmation incorporates both a business plan, and a legal framework for the payment of claims. The business plan sets forth how The Company intends to generate the funds necessary to meet the monetary obligations fixed in the Plan. The legal framework details what each class of creditors will receive under the terms of the Plan

G. The business plan incorporated into the Plan is designed to accomplish two core objectives. The first core objective is to maximize the funds collected to be collected. The second core objective is to essentially restart The Company's business model by raising and investing additional capital in new lawsuits;

H. Interest Holders. Interest holders are the parties who hold ownership interest (i.e., equity interest) in The Company. The Plan creates two classes of interests. Class 7, which is comprised of LitFunding Nevada, as the holder of all of the common stock of California LitFunding, and Class 8, which is comprised of all of the holders of common stock interests in LitFunding Nevada. These classes are not impaired under the terms of the Plan.

The remaining bankruptcy liabilities at December 31, 2005 are summarized as follows:

Gap Claims	$-
Unsecured Creditors and Other	-
Subtotal	-
Debentures	200,000
$200,000

The Company intends to repay all obligations in full. Debenture Claims are impaired as that termed is used in the Bankruptcy Code because obligations will be paid out over a specified longer term. However, for accounting purposes, the Company does not believe any of the obligations are compromised at September 30, 2006 based on the expected amount of allowed claims.

On June 2006 the Company received its discharge from the Bankruptcy Court.

Note 3 - Contingent Advances

Contingent advances occur when the Company enters into agreements with lawyers and law firms whereby the Company advances funds for litigation costs on selected cases. Generally, the Company will be repaid those amounts plus negotiated fees when and if a case is settled. These agreements are non-recourse but are secured by a lien against any awards in the case. Fees are generally based on the length of time the advances are outstanding. If the fee is less than the award or settlement, the fees are reduced to the amount of the recovery.

Management estimates the net realizable value of contingent advances by periodically reviewing the progress of the cases with the attorneys trying them and past experience with similar cases. Management believes that the Company has historically achieved a success rate of approximately 85% on cases that it has funded. Post reorganization procedures and policies have been implemented and management believes that it will achieve a success rate of no less than 90% on new fundings. Management monitors all cases and provides an allowance if it believes that any advances have been impaired. At September 31, 2006 there were contingent advances outstanding of $442,250 and a corresponding impairment allowance of $44,225.

Note 4 - Participation Agreements

Prior to the filing of the involuntary petition on April 2, 2003, the Company raised capital to enable it to engage in the practice of funding the contingent advances by entering into so called IEP agreements. These are considered to be investment/equity participation agreements the nature of which has been redefined and fixed as part of plan of reorganization and the totality of all claims held by the IEP petitioning creditors has been incorporated into the non-recourse Plan Note. The non-recourse Plan Note had an opening balance of $26,111,763 as of May 1, 2004 and as of May 1, 2004 included an approximate $2,000,000 from the cancelled sale of stock and a predetermined retroactive return. The Contract Pool was transferred on December 16, 2004, to the Contract Manager designated by the IEP Claimants. Accordingly, this non-recourse plan note was removed from the balance sheet at December 31, 2004, to reflect the economic reality of that transaction. As of September 31, 2006, the Company had participation obligations of $992,000.

Note 5 - Debentures

During the years ended December 31, 2002, the Company issued 5-year 9% convertible debentures amounting to $200,000, due January 1, 2007. Included is one debenture due to a related party for $10,000. Interest is due semi-annually on the first day of June and December of each year, commencing June 1, 2003 until fully paid. As part of the plan of reorganization, these debentures have an amended maturity to 2008. At September 30, 2006, the Company had accrued interest totaling $5,250.

The registered holders of the debentures have the right, after one year prior to maturity, to convert the principal at the original conversion price of $10 for one Common share or at the adjusted conversion price. If and whenever on or after the date of this debenture, the Company issues or sells any share of common stock for a consideration per share less than the initial conversion rate, then upon such issue or sale, the initial conversion rate shall be reduced to the lowest net price per share at which such share of common stock have been issued. The debentures are subordinated to all the senior indebtedness, including debts under equity participation agreements.

Note 6- Debt

In 2005, certain of the note holders elected to convert unsecured notes totaling $700,000 to 1,091,000 common shares. At December 31, 2005 the Company has issued 600,000 shares and recorded subscription of $250,606 and were issued at September 30, 2006.

During the three months ended March 31, 2006, certain debtors in (note 2) above elected to convert $64,684 to promissory notes with a maturity date of June 15, 2006. These notes have been verbally extended.

Note payable to entity, original balance of $19,181. Principal and interest due June 15, 2006. The Note is unsecured.	$9,591
Note payable to entity, original balance of $15,000 due in three monthly installments of $5,000 beginning April 15, 2006. The Note is unsecured	10,000
Note payable to entity, original balance of $30,502 due in two monthly installments of $15,251 beginning April 15, 2006. The Note is unsecured	15,251
Notes payable with no specified due dates. Face amount of $19,500 and $15,000, interest at 10% per annum, the note is unsecured.	34,500
Notes payable with specified due dates. Face amount $6,000, interest at 6% due March 15, 2006	6,000
Notes payable with varying due dates that have been verbally extended. Interest at 6% and 12%, face amounts totaling $62,500. Notes unsecured.	62,500
Notes payable with specified due dates. Face amount $6,000, interest at 12% due April 1, 2006.	25,000
Note payable face amount $100,000, at 2% per month due Mayr 13, 2007. Note unsecured.	100,000
Notes payable with no specified due dates. Notes unsecured	148,456
Total	$411,298

Note 7 - Stockholders’ Equity

Common Stock
As discussed in Note 1, the Company entered into a merger agreement in January 2003, whereby 7,592,250 shares of its common stock were issued in exchange for all the issued and outstanding shares of the common stock of California LitFunding. The acquisition was a reverse acquisition of the Company by California LitFunding, under the purchase method of accounting, and was treated as a recapitalization with California LitFunding as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 23, 2003, acquisition of the Company.

In the year ended December 31, 2004, the Company declared and issued an 11 for 10 stock dividends. As a result 1,042,501 shares were issued. The trading value of the shares on the declaration date of November 1, 2004, was $0.70. The aggregate value of the new shares issued of $729,751 was reclassified from the accumulated deficit to additional paid-in capital.

During the year ended December 31, 2005, the Company accepted a subscription to purchase 186,667 shares of its $.001 par value to an accredited investor at $0.41 per share. The Company recorded a subscription payable of $76,533 at December 31, 2005; the shares were issued at September 30, 2006.

On March 21, 2006 the Company issued 250,000 shares of its $.001 par value common stock to two accredited investors at $.20 per share for cash totaling $50,000.

During the three months ended March 31, 2006, certain consultants and debtors exercised their warrant rights to purchase 650,000 shares of the Company’s par value common stock for cash totaling $4,250.

In March 2006, the Company issued 2,737,318 shares of its $.001 par value common stock for services valued at $271,426 the fair value of the underlying shares.

During the months ended March 31, 2006, certain unsecured creditors elected to convert $244,169 to 1,454,108 shares of the Company’s $.001 par value common stock. At March 31, 2006 the Company had issued 281,132 and the remaining1,172,976 shares were issued on April 18, 2006 the Company recorded a subscription payable of $ 190,687 at March 31, 2006

On April 18, 2006, the company issued 831,481 shares of its common stock to Morton Reed, CEO of the Company, in exchange for accrued debt valued at $130,000. The shares were unrestricted pursuant to the S-8 Registration filed on February 28, 2006.

On April 18, 2006, the Company issued 50,000 shares of its restricted common stock to Anthony Longo as a sign-on bonus.

On April 18, 2006, the Company issued 15,000 shares of its restricted common stock to Rochester Capital Partners, LP and 5,000 shares of our common stock to Joseph Weaver in exchange for all of the issued and outstanding shares of Easy Money Express, Inc. (200,000 shares).

On April 18, 2006, the Company issued 100,000 shares of its common stock to Marc Lieberman for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, the Company issued 10,700 shares of its common stock to Michael Marcelli for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, the Company issued 20,000 shares of its common stock to Kathleen Saur for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, the Company issued 163,295 shares of its common stock to Jon M. Leader for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 20, 2006, the Company issued 25,000 shares of its restricted common stock to Baldev Singh Grewal of Navin Enterprises, Inc. pursuant to its consulting agreement dated March 1, 2006.

On May 23, 2006, the Company issued 1,000,000 shares of its restricted common stock to Stoecklein Law Group for services rendered to the Company.

On May 23, 2006, the Company issued 500,000 shares of its restricted common stock to Opus Pointe for services rendered to the Company.

On June 2, 2006, the Company issued 100,000 shares of its common stock to Marc J. Winthrop for legal services provided to the Company. The shares issued were unrestricted pursuant to the S-8 Registration filed with SEC on February 28, 2006.

Apex Investment Fund Ltd. converted 400,000 shares of Series A 12% Convertible Preferred Stock into 800,000 shares of our restricted common stock. The 800,000 shares of common stock were issued on June 2, 2006.

On June 23, 2006, the Company issued 1,000,000 shares of its restricted common stock to CLX & Associates, Inc. pursuant to its consulting agreement dated March 1, 2006.

On August 7, 2006, the Company issued 125,000 shares of restricted common stock to Howard Joffe for $10,000 cash.

On August 7, 2006, the Company issued 125,000 shares of restricted common stock to Robert Heitner for $10,000 cash.

On August 7, 2006 the Company issued 1,250,000 shares of restricted common stock to Morton Reed, CEO of the Company, in exchange for accrued debt valued at $250,000.

On August 14, 2006 the Company voided the 1,000,000 shares of its restricted common stock issued on June 23, 2006 to CLX & Associates, Inc pursuant to the cancellation agreement dated March 1, 2006.

On August 28, 2006, the Company issued 1,000,000 shares of its restricted common stock to CLX & Associates, Inc. pursuant to its consulting agreement dated March 1, 2006 that was reinstated.

On August 28, 2006, the Company issued 1,600,000 shares of restricted common stocks to Imperial Capital Holdings LLC as follows; 96,000 shares for preferred shares dividend, 200,000 shares for the extension of the $30,000 note executed April 12, 2006 and 504,000 shares for inducement to execute an equity line of $3,000,000.

Imperial Capital Holdings LLC converted 400,000 shares of Series A 12% Convertible Preferred Stock into 800,000 shares of our restricted common stock. The 800,000 shares of common stock were issued on August 28, 2006.

On August 28, 2006, the Company issued 2,780,000 shares of restricted common stock to Davric Corporation as follows; 14.666 shares for interest accrued on $200,000 note, 765,334 shares for cash and 2,000,000 in settlement of $200,000 note.

Series “A” Preferred Stock
On July 20 2005, the Board of Directors authorized the company to amend its Article of Incorporation to allow the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share. Further, the Board authorized the initial issuance of up to 2,000,000 shares of Series A 12% convertible preferred stock. The Series A provides for a conversion rate 2 shares of common for 1 share of preferred, and such conversion rights shall commence six months from the date of purchase. As of March 31, 2006, the company has issued 800,000 shares at $0.25 per share to two individual investors for cash totaling $200,000. During the quarter ended September 30, 2006 these shares were converted to common stock.

Note 8 - Contingencies
The company is a defendant in several matters in litigation, many of which are in the normal course of business, including litigation for refunds of funds invested. The company believes these suits are without merit and intends to defend these litigations in courts of law.

The Company is involved in suits for breach of contract, fraud, conspiracy and defamation with the same claimants in the United States Bankruptcy Court and California State Court. The claimants allege that there was a finder's fee agreement between them and the founding officers / shareholders of the company. The Company's position is that there was a negotiated agreement with the claimants, which was complied with. The claimants allege damages of $16 million. The suits were lost by the claimants.

In May 2004, the United States Bankruptcy Court upheld the company's objections to all monetary claims. The claimants appealed this decision. Additionally, they filed an adversary proceeding raising most of the issues already raised in the first claims. In February 2005, the United States Bankruptcy Court partially dismissed the claimant's adversary complaint and told the claimants to amend the complaint to give them the opportunity to clarify their claims. The claimants filed that amended complaint. In March 2005, the company filed a motion to dismiss with prejudice the entire amended complaint on the grounds that the claims therein were previously denied by the court in the bankruptcy proceeding.

The State Court action has been stayed pending resolution of the issues in the United States Bankruptcy Court. The Federal Court's decisions in the company's favor will preclude proceedings against the company in the state court action.

Note 9 - Warrants and Options

During the three months ended March 31, 2006, the Company granted options to purchase 300,000 shares of its common stock at an exercise price of $.15 per share with a one-year term and 20,000 warrants at an exercise price of $.25 with a two-year term. The estimated value of the options and warrants, using the Black-Scholes pricing model, is $31,260 and $3,497, respectively, which was expensed as share-based compensation and financing expense.

Options and Warrants Exercised

During the three months ended March 31, 2006, 650,000 warrants were exercised for cash totaling $4,250. There were no options exercised during the period.

During the three months ended September 30, 2006 no options or warrants were issued or exercised.

The summary of activity for the Company's stock options/warrants is presented below:

	Nine months ended
	September 30, 2006
		Weighted Average Exercise Price

Options/warrants outstanding at December 31, 2005	6,250,750	$0.42
Granted	320,000	$0.21
Exercised	(650,000)	$0.01
Terminated/Expired
Options/warrants outstanding at end of period	5,920,750	$0.44
Options/warrants exercisable at end of period	5,920,750	$0.44

Price per share of options outstanding	$0.01-$7.00

Weighted average remaining contractual lives	4.03 years

Weighted average fair value of options granted during the period	$0.21

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Except for our ongoing securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any or our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

o	increased competitive pressures from existing competitors and new entrants;

o	increases in interest rates or our cost of borrowing or a default under any material debt agreements;

o	deterioration in general or regional economic conditions;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

o	loss of customers or sales weakness;

o	inability to achieve future sales levels or other operating results;

o	the unavailability of funds for capital expenditures and/or general working capital; and

o	operational inefficiencies in distribution or other systems.

For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see “Factors That May Affect Our Plan of Operation” in this document and in our Annual Report on Form 10-KSB for the year ended December 31, 2005.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Throughout this Quarterly Report references to “we”, “our”, “us”, “LitFunding”, “the Company”, and similar terms refer to LitFunding Corp.

OVERVIEW AND OUTLOOK

We are in the business of investing in litigation recoveries. Business is conducted through our subsidiary, LitFunding USA and its wholly owned limited liability companies. LitFunding USA resumed the business of California LitFunding (our subsidiary who has been in the business since 2000) subsequent to June 17, 2004, after the United States Bankruptcy Court entered an order confirming our and California LitFunding’s joint plans of reorganization. We raise and advance capital to various law firms pursuant to “Settlement Agreements”. These Settlement Agreements provide that the funds advanced shall be repaid to us, plus a fee, when the lawsuits referenced in the agreement ultimately settle. The amount of the fee payable on the funds advanced depends upon the length of the time the funds are outstanding, up to a fixed limit. Pursuant to the terms of the Settlement Agreements, the Company’s contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

At September 30, 2006, we estimate that the principle and fee expected on the open and unresolved cases is approximately $1,178,043.

In our second quarter, one of our largest advances was repaid. The $450,000 advance represented approximately 48% of our investment capital at the time of the advance. We received a payoff of $890,000, returning $440,000 after a period of only eight months. This calculates to a return of roughly 98%, almost 60% of which is retained by the Company; the remaining balance is returned to the investor. We intend to use a portion of the proceeds to launch our new wholly owned subsidiary, Easy Money Express Inc.

Recent Developments

Effective March 7, 2006, we completed a reverse tri-party merger by an among the Company, Silver Dollar Production, a Nevada corporation and wholly owned subsidiary of the Company, and Global Universal Film Group Inc., a Nevada corporation, whereby we issued 1,500,000 shares of Series B Convertible Preferred Stock to Global in exchange for 100% of the issued and outstanding securities of Global. Pursuant to the terms of the merger, Global merged into Silver Dollar wherein Silver Dollar ceased to exist and Global became a wholly owned subsidiary of the Company.

On March 31, 2006, we entered into a Share Exchange Agreement with Easy Money Express, Inc., a Nevada Corporation, whereby we issued 20,000 shares of our common stock to the 2 stockholders of Easy Money in exchange for 100% of the issued and outstanding shares of common stock of Easy Money held by the 2 stockholders. Pursuant to the terms of the share exchange agreement, Easy Money will continue as a wholly-owned subsidiary of the Company.

On April 7, 2006, our wholly-owned subsidiary Easy Money entered into a letter of intent with Interactive Brand Development, Inc. (“IBD”), a Delaware corporation, wherein they wish to engage in a joint venture project for an Internet based payday loan operation under the trade name “Easy Money Express”. We are working with IBD to perform the necessary due diligence that will allow both parties to sign a definitive agreement, which will provide the specific details regarding the terms and conditions of the joint venture. Upon completion of a definitive agreement we will file a Form 8-K.

On June 16, 2006, our wholly owned subsidiary, Easy Money Express, entered into a service agreement with M3 Internet Services, Inc. d/b/a CashZip, a South Dakota Corporation, wherein M3 agreed to promote and market the Easy Money Internet-based loan business through its developed online marketing using various online search engines and Pay-per-Click marketing services, including, but not limited to www.Google.com, as well as mutually agreed upon promotional and advertising material. Compensation shall be paid only on loan transactions made and repaid. Easy Money shall pay to M3 50% of the gross revenue generated from loan transactions based upon referrals made by M3 and loan transactions based upon referrals made by any source outside of M3’s marketing efforts. Easy Money shall also pay M3 a $12 client acquisition fee for each new client who submits an online loan application. The term of the agreement is for twelve (12) months commencing on June 16, 2006 and will automatically renew for succeeding 12-month periods unless either party notifies the other, in writing, at least thirty (30) days prior to the end of the term that it does not intend to renew.

In October, 2006 Global Universal complet5ed a promissory note to the Company for $165,000 to be paid up on the spin out of Global Universal from the Company.

Results of Operations for the Three Months Ended September 30, 2006 and 2005.

The following table summarizes selected items from the statement of operation at June 30, 2006 compared to June 30, 2005.

INCOME:

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net Revenue	0	$74,670	(74,670)	100%

Revenue

Revenue for the three months ended September 30, 2006 was $0 compared to revenues of $74,670 in the three months ended September 30, 2005. This resulted in an decrease in revenues of $74,670 or 100%, from the same period one year ago. The decrease in revenue is due to previously funded cases have not settled during this period our collection efforts are proceeding to include legal proceedings to collect on cases that have settled. Our operating cycle is typically longer than one year for funded cases to generate revenue. We cannot guarantee with certainty when we will generate revenue sufficient to fund ongoing operations. Our future revenues will be reliant on the ability to fund future cases which require shorter periods of funding and strong collection efforts on funded cases as they are resolved.

EXPENSES:

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Reserve for unsuccessful resolution of lawsuits	$-	$46,700	$(46,700)	(100%)
General and administrative expenses	299,398	742,364	(442,966)	(60%)

Total operating expenses	$341,818	$789,064	$(489,666)	(62%)

Total Operating Expenses

Total operating expenses for the three month period ended September 30, 2006 decreased by $489,666 over the three month period ended September 30, 2005 due to a reduction in payroll, the companies move to a smaller office space and a reduction in professional fees.

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Other income (expense)	$0	$(55,522)	$(55,522)	(100%)
Interest (expense) net of interest income	(11,252)	(14,944)	(3,692)	(25%)
Amortization of debt
Discount	(15,000)	(444,643)	(429,643)	(97%)
Total other income (expense)	$(26,252)	$(515,109)	$(488,857)	(95%)

Interest Expense

Our interest expense was $3,692 lower in the three month period ended September 30, 2006 than the three month period ended September 30, 2005 because we reduced short term interest bearing debt. Our debt amortization discount was $488,857 lower in the three month period ended September 30, 2006 than the three month period ended September 30, 2005 because we reduced short term debt.

	Three Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net income (loss)	$(368,070)	$(1,229,503)	$(861,433	(70%)

Net Loss

Our net loss was $861,433 lower in the three month period ended September 30, 2006 as compared to the three months ended September 30, 2005.

Results of Operations for the Nine Months Ended September 30, 2006 and 2005.

The following table summarizes selected items from the statement of operation at September 30, 2006 compared to September 30, 2005.

INCOME:

	Nine Months Ended September,		Increase (Decrease)
	2006	2005	$	%
Net Revenue	$656,580	$222,545	$434,035	195%

Revenue

Revenue for the nine months ended September 30, 2006 was $656,580 compared to revenues of $222,545 in the nine months ended September 30, 2005. This resulted in an increase in revenues of $434,035, or 195%, from the same period one year ago. The increase in revenue is due to several previously funded cases which settled and our collection efforts were successful. Our operating cycle is typically longer than one year for funded cases to generate revenue. We cannot guarantee with certainty when we will generate revenue sufficient to fund ongoing operations. Our future revenues will be reliant on the ability to fund future cases which require shorter periods of funding and strong collection efforts on funded cases as they are resolved.

EXPENSES:

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Reserve for unsuccessful resolution of lawsuits	$-	$73,950	$(73,950)	(100%)
General and administrative expenses	1,446,161	2,227,361	(781,200)	(35%)
Financing expense	47,800	-	47,800	100%

Total operating expenses	$(1,494,041)	$(2,397,161)	$(903,120)	(38%)

Total Operating Expenses

Total operating expenses for the nine month period ended September 30, 2006 decreased by $903,120 over the nine month period ended September 30, 2005 because of our efforts to reduce payroll costs, professional fees and general operating expenses in the General and Administrative expenses.

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Other income	$-	$(177,055)	$(177,055)	(100%)
Interest (expense) net of interest income	(48,240)	(52,444)	(4,204)	(8%)
Amortization of debt discount	(15,000)	(628,345)	(613,345)	(98%)
Total other income (expense)	$(63,240)	$(857,844)	$(794,604)	(93%)

Interest Expense

Our interest expense was $4,204 lower in the nine month period ended September 30, 2006 than the nine month period ended September 30, 2005 due to decreased financing activity.

	Nine Months Ended September 30,		Increase (Decrease)
	2006	2005	$	%
Net income (loss)	$(900,701)	$(3,032,460)	$(2,131,759)	(70%)

Net Loss

Our net loss was $2,131,759 lower in the nine month period ended September 30, 2006 as compared to the nine months ended September 30, 2005 because we increased revenue with more cases settling and our cost cutting efforts reflected by General and Administrative expenses being substantially reduced.  Until we can increase sales we will continue to have net losses.

Operation Plan

During the next twelve months we plan to effectuate our business plan and have restarted the marketing of our products and increased our product offerings. Demand for financing continues to remain strong and we have a backlog of requests for advances that we look forward to begin satisfying as soon as we have secured new capital or financing. Additionally, we still intend to start marketing of a new full recourse loan product during 2006. We believe that full recourse loans, which we anticipate will eventually become approximately 10% of our core business, will limit our exposure to losses, allow for earlier recognition of revenue and at the same time answer the demand in the legal community for more traditional borrowing facilities that carry a lower interest rate compared to the fees we currently charge for our non recourse advance product. We intend to expand our geographic market penetration and will explore opportunities to acquire assets or other companies in this industry.

We have cash of approximately $19,271 as of September 30, 2006. In the opinion of management, available funds will not satisfy our working capital requirements for the next twelve months. Nevertheless, our reorganization plan does provide for sufficient revenue to sustain operations.

We will also need to raise funds to continue to implement our business plan. We plan to raise these funds through private and institution or other equity offerings including interest bearing debentures. We may attempt to secure other loans from lending institutions or other sources. We will also consider establishing relationships with selected business partners whose contributions include necessary cash. There is no guarantee that we will be able to raise additional funds through offerings or other sources. If we are unable to raise funds, our ability to continue with operations will be materially hindered.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through the issuance of stock and by borrowings. In the future we believe we will be able to provide the necessary liquidity we need by the revenues generated from our operations.

Promissory Notes

On December 21, 2005, we entered into a Promissory Note with Global Universal Film Group Ent., Inc. for the principal amount of $50,000. Pursuant to the note Global promised to pay us the sum of $50,000 together with interest at the rate of 6% per annum on any unpaid balance. The $50,000 is to pay for the costs and expenses incurred in connection with the merger and was due upon completion of the merger. On June 30, 2006, the note was verbally extended to October 1, 2006.

On December 31, 2005, we entered into a Promissory Note with Herbert Stein for the principal amount of $25,000. Pursuant to the note we promised to pay to the order of Herbert Stein $25,000 together with accrued interest thereon at 10% in sixty (60) days. The note was verbally extended and on May 5, 2006, we paid the principal amount plus interest to Herbert Stein.

On February 1, 2006, we entered into a Promissory Note with Davric Corp. for the principal amount of $25,000. Pursuant to the note we promised to pay to the order of Davric Corp. the sum of $25,000 together with accrued interest thereon at 12% in sixty (60) days. The note was verbally extended and on May 9, 2006, we paid the principal amount plus interest to Davric Corp.

Pursuant to our outstanding indebtedness to the law firm of Callahan & Blaine for legal services in connection with our Bankruptcy proceedings, our subsidiary California LitFunding and Michael A. Marcelli entered into a Promissory Note with Daniel J. Callahan for the principal amount of $36,881 on March 1, 2006. Pursuant to the note California LitFunding and Michael A. Marcelli, jointly promised to pay to the order of Daniel J. Callahan the sum of $36,881 with interest thereon at the rate of 8% per annum. Monthly installments commenced on April 1, 2006, in the amount of $7,524 and will continue thereafter on the first day of each month until September 1, 2006, at which time all unpaid principal and accrued interest shall be due and payable. Each monthly payment shall be credited first on the interest then due, and the remainder, if any, on the principal sum; interest shall thereupon cease to accrue on the amount so credited on the principal sum. Should default be made in the payment of any installment due under the note, Mr. Callahan will be entitled to payment of all amounts due plus $8,305 previously waived in consideration for the note and the whole sum of principal and interest shall become immediately due and payable at the option of Mr. Callahan.

On April 26, 2006, we entered into a Promissory Note with Global Universal Film Group, Inc. for the principal amount of $10,000. Pursuant to the note we promised to pay to the order of Global the sum of $10,000 together with interest at the rate of 6% per on June 30, 2006. On June 30, 2006, the note was verbally extended to October 1, 2006.

On May 10, 2006, Easy Money, our wholly owned subsidiary, entered into a Promissory Note with Davric Corp. for the principal amount of $100,000. Pursuant to the note Easy Money promised to pay to the order of Davric Corp. the sum of $100,000 together with accrued interest thereon at 24% per annum. The principal amount of the note or any part thereof, along with all interest accrued and unpaid thereon, shall be payable to Davric Corp. on or before one year from the date of May 10, 2006.

Investment Agreement with Imperial Capital Holdings

On July 28, 2006, we entered into an Investment Agreement with Imperial Capital Holdings (“Imperial”). Under the terms of the agreement, we agreed to issue and sell to Imperial, and Imperial agreed to purchase from the Company up to that number of shares of common stock having an aggregate purchase price of $3,000,000. The Company will be able to require Imperial to purchase up to the $3,000,000 of our common stock over a two-year period commencing on the date a registration statement is declared effective by the SEC covering shares of the Registrant’s common stock underlying the Investment Agreement. These funds will be able to be drawn at the Company’s discretion by delivering a written notice (“Put Notice”) stating the amount of funds the Company wishes to draw (“Put Amount”). The Put Amount shall be equal to 93% of the market price of the Company’s common stock, as calculated in accordance with the terms of the Investment Agreement, provided that in no event will the Put Amount be greater than $250,000. The Company shall not be entitled to submit a Put Notice until after the previous closing has been completed. If any closing best bid price during the applicable Pricing Period (the period beginning on the Put Notice date and ending on and including the date that is 5 trading days after such Put Notice date) with respect to any particular Put Notice is less than 75% of any closing best bid price of the common stock for the 10 trading days prior to the Put Notice date, the Put Notice will terminate at the Company’s request.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement dated July 28, 2006 between Imperial and the Company, the Company is obligated to file a registration statement registering 15,000,000 shares of our common stock issuable on the date proceeding the filing of the Registration Statement based on the closing bid price of our common stock on such date and the amount reasonably calculated that represents common stock issuable to other parties as set forth in the Investment Agreement except to the extent that the SEC requires the share amount to be reduced as a condition of effectiveness. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC within 180 calendar days after the filing of the Registration Statement.

Placement Agent. In connection with the Investment Agreement, on July 28, 2006 we entered into a Placement Agent Agreement with Brewer Financial Services, LLC., a NASD registered broker-dealer. The Placement Agent will render consulting services to the Company with respect to the Investment Agreement and will be available for consultation in connection with the advances to be requested by the Company pursuant to the Investment Agreement. We agreed to pay to the Placement Agent 1% of the gross proceeds from each draw for all services in connection with the Placement Agent Agreement.

Satisfaction of our cash obligations for the next 12 months.

As of September 30, 2006, our cash balance was $19,271. Over the next twelve months we believe that existing capital and anticipated funds from operations will not be sufficient to sustain operations and planned expansion. Our plan for satisfying our cash requirements for the next twelve months is through additional equity, third party financing, and/or traditional bank financing. We intend to make appropriate plans to insure sources of additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our Stockholders.

We anticipate incurring operating losses over the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving technology markets. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and continue to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Going Concern

The ability of the Company to continue as a going concern remains dependent upon successful operation under the bankruptcy plan, obtaining additional capital and financing, and generating positive cash flow from operations. The Company intends to seek additional capital either through debt or equity offerings and believes that increased volume and reduction in its lead time to finance and collect on funded cases will ultimately lead to profitability and positive cash flows. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Summary of product and research and development that we will perform for the term of our plan.

We do not anticipate performing any significant product research and development under our plan of operation until such time as we complete a merger or acquisition.

Expected Purchase or sale of plant and significant equipment.

WE DO NOT ANTICIPATE THE PURCHASE OR SALE OF ANY PLANT OR SIGNIFICANT EQUIPMENT, AS SUCH ITEMS ARE NOT REQUIRED BY US AT THIS TIME OR ANTICIPATED TO BE NEEDED IN THE NEXT TWELVE MONTHS.

Significant changes in the number of employees.

We currently employ 4 full time employees. Because of the legal proceedings previously discussed in prior filings, we experienced a deleterious and damaging loss of key personnel that will have to be replaced. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors.

Consultants

IR Partners, LLC. On January 10, 2006, we entered into an agreement with IR Partners, LLC, wherein IR Partners agreed to provide us with investor relations services during the period February 1, 2006 through May 31, 2006. As consideration for the performance of the services we agreed to pay IR Partners $5,000 and issue 250,000 shares of our restricted common stock (issued on February 1, 2006).

CLX & Associates, Inc. On March 1, 2006, we entered into a consulting agreement with CLX & Associates, Inc., wherein CLX agreed to provide us with consulting services in connection with (i) short and long term strategic planning; (ii) short term crisis management; (iii) short and long term marketing; (iv) meeting with/selecting qualified companies for joint business ventures; (v) contracting and interviewing qualified accounting firms and legal counsel; (vi) recruitment selection of key executives and staff; (vii) internet and website design; and (viii) recommending and identifying of board members. We agreed to compensate CLX for the services a total of $100,000 in cash, or 1,000,000 shares of our common stock. CLX will commence providing services for the Company on such date as it has received the agreed compensation (“effective date”). The term of the agreement is for three months from the effective date. On June 23, 2006, the 1,000,000 shares were issued to CLX. On August 14, 2006 the 1,000,000 shares were cancelled due to a suspension of the contract. On August 28, 2006 the contract was reinstated with an addendum and 1,000,000 shares were issued to CLX & Associates, Inc.

Navin Enterprises, Inc. On March 1, 2006, we entered into a consulting agreement with Navin Enterprises, Inc., wherein we agreed to retain the services of Navin to advise and consult with us regarding the Company’s establishment of a branch office in Canada to advance nonrecourse funds to Canadian attorneys in Canada. The term of the agreement is for 6 months from March 1, 2006. We agreed to issue 150,000 shares of our freely traded common stock to Navin as full and complete compensation. The said shares shall be issued 25,000 shares per month over the term of the agreement. On March 6, 2006, we issued 25,000 shares of our common stock to Navin. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006. On April 20, 2006, we issued 25,000 shares of our restricted common stock to Navin.

Alliance Marketing. On March 1, 2006, we entered into a sales consultant agreement with Alliance Marketing, wherein we agreed to retain the services of Alliance Marketing to act as an outside, independent marketing consultant and sales representative for sales to new clients, acquiring new investor money to the LLC program and conducting all marketing and sales programs. We agreed to issue 50,000 shares of our common stock to Alliance Marketing as a sign-on bonus (issued on April 18, 2006 to Anthony Longo, principal of Alliance Marketing). We also agreed to issue to Alliance Marketing 50,000 options to purchase shares of our common stock at $0.15 per share for one year. This agreement has been amended and replaced with the consulting agreement with Anthony Longo dated July 1, 2006 (described below).

Anthony Longo. On July 1, 2006, we entered into a consulting agreement with Anthony Longo, wherein he agreed to act as an outside, independent marketing consultant for the establishment of our wholly-owned subsidiary Easy Money Express, Inc. (“EME”), acquiring new investor money that program and conducting all other marketing programs. This agreement serves as an amendment and supercedes the agreement with Alliance dated March 1, 2006. We agreed to provide Mr. Longo with marketing expenses such as show or event travel expenses and advertising material as well as a fee of $5,000 per month for six months from the date of July 1, 2006. In addition to a signing bonus of 50,000 shares of our restricted common stock (issued on April 18, 2006), Mr. Longo will receive the following stock bonuses related to specific performance:

When EME commences funding:	200,000 shares of common stock
When EME’s revenue totals $100,000:	200,000 shares of common stock
When EME’s revenue totals $300,000:	200,000 shares of common stock
When EME’s revenue totals $500,000:	400,000 shares of common stock

Julian Goldberg. On August 2, 2006, our wholly-owned subsidiary Global Universal Film Group entered into a consulting agreement with Julian Goldberg, wherein Mr. Goldberg agreed to assist Global in connection with Global’s efforts to raise capital through the sale and offering of Global’s interest bearing, ten-year corporate notes in the principal amount of $50,000,000, with principal secured or guaranteed by a package of Insurance Instruments (the “Corporate Notes”). The term of the agreement is for three (3) months from the date of August 2, 2006. Global agreed to compensate Mr. Goldberg with an initial retainer in the amount of $4,000. In the event that Global is successful in realizing financing from the sale of Global’s Corporate Notes, then Mr. Goldberg shall be entitled to receive an incentive fee in an amount equal to 6.5% of the cash proceeds actually received by Global. In the event Global is successful in obtaining financing from the sale of the Corporate Notes from any source located or introduced to Global by Mr. Goldberg, Global shall pay Mr. Goldberg a one-time performance fee in an amount equal to 3% of the gross proceeds from the Corporate Notes. Mr. Goldberg will also be entitled to a stock performance fee in the event of the sale of the Corporate Notes and paid in the form of a common stock warrant entitling Mr. Goldberg to purchase up to 500,000 shares of Global’s common stock. The warrant shall effective for one year from the date of August 2, 2006 and the stock price shall be equal to 50% of the average closing prices for the initial 20 trading days after trading, immediately after the “spin off” from the Company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily allowance for doubtful accounts receivables, accruals for other costs, and the classification of net operating loss and tax credit carry forwards between current and long-term assets. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this report.

FACTORS THAT MAY AFFECT OUR RESULTS OF OPERATION

Our cash flow depends on a lengthy collection cycle and factors beyond our control that may require us to obtain interim financing.

Our procedures and underwriting process have been changed to try and lessen our risk and to shorten our collection cycle. Nevertheless, our collection cycle on advances made will remain lengthy compared to other similar industries. We believe that cases we advance funds to attorneys on may take between 18 months and 36 months to reach resolution. Larger cases may take longer to reach resolution. Once we advance the money, the collection cycle is out of our control and this may force us to seek other sources of capital to fund our overhead expenses. There can be no assurance that in such an event we could find such financing or that, if we could, the financing would be available on satisfactory terms.

We have a limited operating history and lack of profitability.

We still have limited operating history having begun business in 2000 and spent almost a full year in litigation defending ourselves from a petition for involuntary bankruptcy. During that time, we have incurred losses in every quarter since inception except for the extraordinary gain realized in December 2004 and we remain subject to the risks and uncertainties usually encountered by early stage companies.

In the past, we attracted large well known firms of attorneys as clients. We believe that it will be possible to once again attract large firms of this caliber even after the enormously negative and unwarranted reputation achieved during the bankruptcy litigation. We have met with some successes in this regard. We have not yet experienced an intolerable inability to attract the talent that we need. However risks remain that we will not attract, train or integrate into the business organization qualified personnel. Additionally, it is fair to expect that fluctuations in operating results may be significant as we develop and test new business practices. There is also the risk that we will fail to properly manage growth and expansion, if and when it occurs.

Our business of funding plaintiffs and plaintiff attorneys may be in potential conflict with champerty laws.

Champerty, as defined by Black’s Law Dictionary, “is a bargain to divide the proceeds of litigation between the owner of the liquidated claim and a party supporting or enforcing the litigation.”  Different states impose rules on the champerty process.  We research state champerty laws prior to advancing capital to plaintiffs and plaintiff attorneys, however, if we were to be found in violation of states champerty laws it could have a material adverse effect on us and our results of operations.

We have historically had losses from operations and losses may continue in the future, which may cause us to curtail operations.

Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the three months ended September 30, 2006, we incurred net losses of $561,574. Our accumulated deficit at the end of September 30, 2006 was $11,159,389. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted or alternatively we may be forced to terminate our operations.

We are subject to a working capital deficit, which means that our current assets on September 30, 2006 were not sufficient to satisfy our current liabilities and, therefore, our ability to continue operations is at risk.

We had a working capital deficit for the three months ended September 30, 2006 which means that our current liabilities exceeded our current assets on September 30, 2006 by $1,577,581. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2006 were not sufficient to satisfy all of our current liabilities on September 30, 2006. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise capital or debt to fund the deficit or curtail future operations.

Our common stock is listed on the Over-the-Counter (OTC) Bulletin Board which may make it more difficult for stockholders to sell their shares and may cause the market price of our common stock to decrease.

Our common stock is listed on the OTC Bulletin Board. Factors that may affect potential liquidity include limited coverage by security analysts and the news media. This may negatively affect the prices for our shares of common stock. The filings of the involuntary bankruptcy petition against us on April 2, 2003 and subsequent litigation and filings of voluntary chapter 11’s for both ourselves and our then operating subsidiary, California LitFunding did have a materially negative effect on the price of our stock and for all intents and purposes that stock had no value for all of 2003 and most of 2004. We believe that the successful resolution of the litigation has given us an opportunity to rebuild value in the stock.

Our stock price may be volatile and an investment in such common stock could suffer a decline in value.

The market price of our common stock may fluctuate significantly and violently in response to a number of factors, some of which are beyond our control. These factors include:

•	Government regulatory action affecting our services or competitor’s services;
•	Actual or anticipated fluctuations in operating results;
•	The loss of key management or other personnel;
•	The loss of major customers;
•	The outcome of any future litigation;
•	Broad market fluctuations; and economic conditions in the United States or abroad.

We could fail to attract or retain key personnel, which could be detrimental to our operations.

Our success largely depends on the efforts and abilities of our Officers and Directors. The loss of their services could materially harm our business because of the cost and time necessary to find successors. Such a loss would also divert management attention away from operational issues. We do not have other key employees who manage our operations. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract a sufficient number and quality of staff, when required.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Item 3. Controls and Procedures.

We conducted an evaluation, with the participation of Morton Reed, our Chief Executive Officer, and Terry Gabby, our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, as of June 30, 2006, to ensure that information required to be disclosed by us in the reports filed or submitted by us under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities Exchange Commission’s rules and forms, to ensure that information required to be disclosed by us in the reports filed or submitted by us under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Based on that evaluation, Messrs. Reed and Gabby have concluded that as of September, 2006, our disclosure controls and procedures were not effective at the reasonable assurance level, primarily due to our inability to efficiently obtain information from our wholly owned subsidiary, Global Universal Film Group.

Although we encountered difficulty in obtaining information from Global Universal Film Group, we performed additional analysis and other post-closing procedures to ensure our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, we believe that the consolidated financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

Other than the deficiency and weakness described above, Mr. Reed, our Chief Executive Officer and Mr. Gabby, our Chief Financial Officer concluded that our disclosure controls and procedures are otherwise effective.

In an attempt to prevent further breakdowns in our internal control over financial and disclosure reporting, we have instituted enhanced reporting requirements for the management of our wholly owned subsidiaries and engaged the services of an independent financial consultant to assist us in the preparation of our financial statements in accordance with GAAP and assist in the evaluation of our financial statement disclosures. This was our only change in our internal control over financial reporting for the most recent quarter ended September 30, 2006.

PART II - OTHER INFORMATION

Item 1.  Legal Proceedings.

We are a defendant in several matters in litigation, many of which are in the normal course of business, including litigation for refunds of funds invested. We believe these suits are without merit and intends to defend these litigations in courts of law.

We are involved in suits for breach of contract, fraud, conspiracy and defamation with the same claimants in the United States Bankruptcy Court and California State Court. The claimants allege that there was a finder's fee agreement between them and the founding officers / shareholders of the Company. The Company's position is that there was a negotiated agreement with the claimants, which was complied with. The claimants allege damages of $16 million.

In May 2004, the United States Bankruptcy Court upheld the Company's objections to all monetary claims. The claimants appealed this decision. Additionally, they filed an adversary proceeding raising most of the issues already raised in the first claims. In February 2005, the United States Bankruptcy Court partially dismissed the claimant's adversary complaint and told the claimants to amend the complaint to give them the opportunity to clarify their claims. The claimants filed that amended complaint. In March 2005, we filed a motion to dismiss with prejudice the entire amended complaint on the grounds that the claims therein were previously denied by the court in the bankruptcy proceeding.

The State Court action has been stayed pending resolution of the issues in the United States Bankruptcy Court. The Federal Court's decisions in the Company's favor will preclude proceedings against the Company in the state court action.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On April 18, 2006, we issued 831,481 shares of our common stock to Morton Reed, CEO of the Company, in exchange for accrued debt valued at $130,000. The shares were unrestricted pursuant to the S-8 Registration filed on February 28, 2006.

On April 18, 2006, we issued 50,000 shares of our restricted common stock to Anthony Longo as a sign-on bonus.

On April 18, 2006, we issued 15,000 shares of our restricted common stock to Rochester Capital Partners, LP and 5,000 shares of our common stock to Joseph Weaver in exchange for all of the issued and outstanding shares of Easy Money Express, Inc. (200,000 shares).

On April 18, 2006, we issued 100,000 shares of our common stock to Marc Lieberman for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, we issued 10,700 shares of our common stock to Michael Marcelli for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, we issued 20,000 shares of our common stock to Kathleen Saur for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 18, 2006, we issued 163,295 shares of our common stock to Jon M. Leader for services rendered to the Company. The shares were unrestricted pursuant to the S-8 Registration filed with the SEC on February 28, 2006.

On April 20, 2006, we issued 25,000 shares of our restricted common stock to Baldev Singh Grewal of Navin Enterprises, Inc. pursuant to its consulting agreement dated March 1, 2006.

On May 23, 2006, we issued 1,000,000 shares of our restricted common stock to Stoecklein Law Group for services rendered to the Company.

On May 23, 2006, we issued 500,000 shares of our restricted common stock to Opus Pointe for services rendered to the Company.

On June 2, 2006, we issued 100,000 shares of our common stock to Marc J. Winthrop for legal services provided to the Company. The shares issued were unrestricted pursuant to the S-8 Registration filed with SEC on February 28, 2006.

Apex Investment Fund Ltd. converted 400,000 shares of Series A 12% Convertible Preferred Stock into 800,000 shares of our restricted common stock. The 800,000 shares of common stock were issued on June 2, 2006.

On June 23, 2006, we issued 1,000,000 shares of our restricted common stock to CLX & Associates, Inc. pursuant to its consulting agreement dated March 1, 2006.

We believe that the issuance and sale of the restricted shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares issued were directly from us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

Item 3.  Defaults Upon Senior Securities.

None.

Item 4.  Submission of Matters to a Vote of Security Holders.

None.

Item 5.  Other Information.

None.

Item 6.  Exhibits and Reports on Form 8-K.

Exhibits
Exhibit Number	Description
2.1
Plan and agreement of merger between RP Entertainment Inc., RP Acquisition Corp. and LitFunding Corp. dated February 21, 2003 (Incorporated by reference to the exhibits to Form 8-K filed on March 11, 2003)

2.2	U.S. Bankruptcy Court Stipulation between LitFunding Corporation and Petitioning Creditors dated November 14, 2003 (Incorporated by reference to the exhibits to Form 8-K filed on December 4, 2003)
2.3	U. S. Bankruptcy Court Notice of Entry of Judgment (Incorporated by reference to the exhibits to Form 8-K filed on December 4, 2003)
2.4	U.S. Bankruptcy Court Chapter 11 Plan of Reorganization dated April 7, 2004 (Incorporated by reference to the exhibits to Form 8-K filed on July 6, 2004)
2.5
Agreement and Plan of Merger between LitFunding Inc., LFDG Subsidiary Corp. and Easy Money Express Inc. dated February 7th, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on February 13, 2006)

3(i).1	Articles of Incorporation dated July 2, 1996 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
3(i).2	Certificate of Amendment to Articles of Incorporation dated September 4, 1996 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
3(ii).1	By-Laws dated September 2, 1996 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
3(ii).2	Amendment of By-laws dated March 5, 1997 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
4.1	Common Stock Certificate Form (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
10.1	Agreement between RP Entertainment Inc. and Brutus Productions dated May 1, 1999 (Incorporated by reference to the exhibits to Form SB-2A filed on August 3, 2001)
10.2	Amended 2002 Employee Stock Compensation Plan Prospectus dated September 2, 2003 (Incorporated by reference to the exhibits to Form S-8 filed on September 10, 2003)
10.3	Amended 2002 Employee Stock Compensation Plan Certification of Plan Adoption dated September 2, 2003 (Incorporated by reference to the exhibits to Form S-8 filed on September 10, 2003)
10.4	2004 Stock Option Plan dated March 9, 2004 (Incorporated by reference to the exhibits to Form DEF 14A filed on July 13, 2004)
10.5	Employment Agreement between LitFunding USA and Stephen D. King dated October 2004 (Incorporated by reference to the exhibits to Form S-8 filed on October 28, 2004)
10.6	Investment Agreement between LitFunding Corp. and Dutchess Private Equities Fund, L.P. dated January 14, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 21, 2005)
10.7	Registration Rights Agreement between LitFunding Corp. and Dutchess Private Equities Fund, L.P. dated January 14, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 21, 2005)
10.8	Option Agreement between Silver Dollar Productions Inc. and Morton Reed dated January 31, 2005 (Incorporated by reference to the exhibits to Form PRE 14C filed on March 21, 2005)
10.9	Certificate of Designation dated July 25, 2005 (Incorporated by reference to the exhibits to Form S-8 filed on July 28, 2005)
10.10	Binding letter of intent of merger between LitFunding Corp. and Cashwize Inc. dated September 15, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on September 19, 2005)
10.11	Letter of intent of merger between LitFunding Corp. and Easy Money Express Inc. dated December 14, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 3, 2006)
10.12
Binding Letter of Intent between Silver Dollar Productions, Inc. and Global Universal Film, Group Ent. Inc. dated December 21, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 12, 2006)

10.13	Investment Agreement with Imperial Capital Holdings, dated January 16, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on February 1, 2006)
10.14	Registration Rights Agreement with Imperial Capital Holdings, dated January 19, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on February 1, 2006)
10.15	Placement Agent Agreement with Brewer Financial Services, LLC., dated January 16, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on February 1, 2006)

10.16	2006 Non-Qualified Stock Compensation Plan (Incorporated by reference to the exhibits to Form S-8 filed on February 28, 2006)
10.17*	Imperial Capital Holdings, LLC Promissory Note in the sum of $30,000 dated April 12, 2006 and Extention Agreement dated October12,2006.
10.19	Share Exchange Agreement with Easy Money Express, Inc., dated March 31, 2006 (Incorporated by reference to the exhibits to Form 10-KSB file on May 19, 2006)
20	Letter to Shareholders dated March 11, 2003 (Incorporated by reference to the exhibits to Form 8-K filed on March 11, 2003)
21	List of Subsidiaries : California LitFunding, E.Evolution Expeditions and LitFunding USA (Incorporated by reference to the exhibits to Form 10-KSB filed on March 21, 2005)
31.1*	Certification of Morton Reed pursuant to Section 302 of the Sarbanes-Oxley Act
31.2*	Certification of Terry Gabby pursuant to Section 302 of the Sarbanes-Oxley Act
32.1*	Certification of Morton Reed pursuant to Section 906 of the Sarbanes-Oxley Act
32.2*	Certification of Terry Gabby pursuant to Section 906 of the Sarbanes-Oxley Act
* Filed herewith.

Reports on Form 8-K

Form 8-K filed on September 1, 2006.
Form 8-K filed on August 4, 2006; Investment Agreement with Imperial, dated 7/28/06.
Form 8-K filed on July 20, 2006; Press Release.
Form 8-K filed on June 21, 2006; Press Releases.
Form 8-K/A filed on May 26, 2006; Change of auditor.
Form 8-K/A filed on May 15, 2006; Change of auditor.
Form 8-K/A filed May 5, 2006; Change of auditor.
Form 8-K filed May 4, 2006; Change of auditor

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

DEALER PROSPECTUS
DELIVERY OBLIGATION

Until March __, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
LitFunding Corp. JANUARY 22, 2007
_____________________ TABLE OF CONTENTS

Prospectus Summary…
Summary Financial Information…
Risk Factors…
Special Note Regarding Forward-Looking Information
About This Prospectus
Available Information
Use of Proceeds…
Selling Security Holders
Plan of Distribution…
Legal Proceedings…
Directors, Executive Officers, Promoters and
Control Persons…
Security Ownership of Beneficial Owners and
Management …
Description of Securities…
Interest of Names Experts and Counsel…
Disclosure of Commission Position on Indemnification for Securities Act Liabilities…
Description of Business…
Management’s Discussion and Analysis of
Financial Condition and Results of Operations…
Description of Property…
Certain Relationships and Related Transactions…
Market for Common Equity and Related
Stockholder Matters…
Executive Compensation…
Changes in and Disagreements with Accountants…

Audited Financial Statements for the Years Ended
December 31, 2005 and 2004…
Independent Auditors Report…
Balance Sheet…
Statement of Operations…
Statement of Shareholders’ Equity…
Statement of Cash Flows …
Notes to Financial Statements…
Unaudited Financial Statements for the Nine Months Ended September 30, 2006…
Balance Sheet…
Statement of Operations…
Statement of Cash Flows …
Notes to Financial Statements…
Part II: Information Not Required In Prospectus
Page 1 5 6 9 10 10 10 11 13 15 15 19 21 24 25 26 35 45 45 45 47 50 F-1 F-3 F-4 F-5 F-6 F-7 G-1 G-2 G-3 G-4 II-2

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of LitFunding Corp. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of LitFunding Corp. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in LitFunding Corp. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the sale and distribution of the shares registered hereby.

SEC Registration Fee	$
Accounting Fees and Expenses		5,000
Legal Fees and Expenses		75,000
Printing Expenses		-0-
Miscellaneous Expenses		2,000

Total	$

RECENT SALES OF UNREGISTERED SECURITIES

We sold and issued the following securities during the past three years that were not registered under the Securities Act of 1933, as amended:
Reverse Merger

Pursuant to the reverse merger with LitFunding Corp. (“LFC”), we issued a total of 7,592,250 share of our common stock to the stockholders of LFC in exchange for all the issued and outstanding shares of LFC.

On October 24, 2003, we cancelled a total of 4,500,000 shares of our common stock held by John Holt Smith and Douglas Stefan Borghi pursuant to the reverse merger between California LitFunding and RP Acquisition Corp.

Issuances to Officers and Directors

On June 25, 2003, we issued 500,000 shares of our restricted common stock to Morton Reed, CEO of the Company, for services rendered to the Company.

On June 25, 2003, we issued 60,000 shares of our restricted common stock to Alexandra Atwood, former Secretary of the Company at the time of issuance, for services rendered to the Company.

On June 25, 2003, we issued 90,000 shares of our restricted common stock to David Cohen, former Treasurer of the Company at the time of issuance, for services rendered to the Company.

On June 25, 2003, we issued 60, 000 shares of our restricted common stock to Michael Marcelli, a former Director of the Company at the time of issuance, for services rendered to the Company.

On June 25, 2003, we issued 30,000 shares of our restricted common stock to John Holt Smith, a former Director of the Company at the time of issuance, for services rendered to the Company.

On June 25, 2003, we issued 100,000 shares of our restricted common stock to Stanley Weiner, a Director of the Company, for services rendered to the Company.

On November 13, 2003, we issued 500,000 shares of our restricted common stock to Stanley Weiner, a Director of the Company, for services rendered to the Company.

On December 20, 2004, we cancelled the 400,000 shares of our restricted common stock issued to Donald Hejmanowski, a Director of the Company, for not performing the agreed services and on the same day we issued 100,000 shares of our restricted common stock to Mr. Hejmanowski.

On April 1, 2005, Morton Reed, CEO of the Company, exercised 450,000 options at $0.10 per share. The 450,000 shares were issued on April 1, 2005.

On July 15, 2005, we issued 150,000 shares of our restricted common stock to Donald Hejmanowski as a sign-on bonus for becoming a Director of the Company.

On November 2, 2005, we issued 150,000 shares of our restricted common stock to Donald Hejmanowski, a Director of the Company, as compensation for his services to the Company.

On March 21, 2006, we issued 9,000 shares of our commons stock to Stanley Weiner, a Director of the Company, for services rendered to the Company. The shares issued were unrestricted pursuant to the S-8 Registration filed on February 28, 2006.

On April 18, 2006, we issued 831,481 shares of our common stock to Morton Reed, CEO of the Company, in exchange for accrued compensation valued at $130,000. The shares issued were unrestricted pursuant to the S-8 Registration filed on February 28, 2006.

Other than the shares issued above pursuant to a registration on Form S-8, we believe that the issuance and sale of the above mentioned restricted shares were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D promulgated thereunder. The shares issued were directly from us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 1934 Exchange Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

Issuances to Consultants and Employees

On June 25, 2003, we issued 25,000 shares of our restricted common stock to Beth Robbins for services rendered to the Company.

On June 25, 2003, we issued 10,000 shares of our restricted common stock to Brain Levine for services rendered to the Company.

On June 25, 2003, we issued 10,000 shares of our restricted common stock to Brian Nelson for services rendered to the Company.

On June 25, 2003, we issued 10,000 shares of our restricted common stock to Brian Sokol for services rendered to the Company.

On June 29, 2005, we issued 10,000 shares of our restricted common stock to Lloyd Schiller, former Vice President of Sales of the Company, for services rendered to the Company.

On June 29, 2005, we issued 15,000 shares of our restricted common stock to Azra Bailey, former employee of the Company, for services rendered to the Company.

On June 29, 2005, we issued 10,000 shares of our restricted common stock to Robert P. Amira, former employee of the Company, for services rendered to the Company.

On February 1, 2006, we issued 250,000 shares of our restricted common stock to IR Partners, LLC pursuant to its agreement dated January 10, 2006.

On April 18, 2006, we issued 50,000 shares of our common stock to Anthony Longo as a sign-on bonus pursuant to the sales consultant agreement with Alliance Marketing.

On April 20, 2006, we issued 25,000 shares of our restricted common stock to Baldev Singh Grewal of Navin Enterprises, Inc. pursuant to its consulting agreement dated March 1, 2006.

On June 23, 2006, we issued 1,000,000 shares of our restricted common stock to CLX & Associates, Inc. pursuant to its consulting agreement dated March 1, 2006. On August 7, 2006, the 1,000,000 shares were cancelled due to failure to perform. On August 24, 2006, the parties entered into a new agreement and the 1,000,000 shares were reissued on August 28, 2006.

We believe that the issuance and sale of the above mentioned restricted shares were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D promulgated thereunder. The shares issued were directly from us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 1934 Exchange Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

Other Issuances and Sales

The following shares of common stock issued on July 30, 2004 were issued unrestricted pursuant to Section 1145 of the Bankruptcy Act and our the Plan of Reorganization:

Person Issued to	Number of Shares
Arrowhead Waters	455
Samsun Santa Barbara	2,348
Studio City Dental Group	72
Bononi & Khouri LLP	62,731
Callahan & Blaine APLC	7,095
Colonial Stock Transfer	3,777
Columbia Financial Printing Corp	1,308
Consumer Attorney’s Association	195
Coppersmith Gordon Schermer Owens	3,591
Covad	328
David Cohen	1,188
David Gould	1,956
The Deluxe Corporation	210
Esquire Deposition Services	1,412
Fed Ex	87
Firstchoice	499
Format Document Services	2,150
Fredman Lieberman LLP	15,745
Greenscapes	549
Insight	368
Kathleen Sauer	5,056
Leader Kozmore Macias	44,535
Legalink Corp	2,201

Michael Marcelli	2,500
Manufacturers Bank	696
MC Law Group	598
Momentum Consulting	3,262
Moore Sorenson & Horner	20,732
Piper Rudnick	438
Pitney Bowes	97
Printex	293
Prolman Associates	54,427
Morton Reed	2,500
Morton Reed	122,515
Rhino Group	10,000
Beth Robbins	1,364
Smith & Associates	8,512
John Holt Smith	1,500
Southern California Messenger	313
Staples	244
US Bank Visa	8,321
Stanley Weiner	2,000
West Group	3,624

On September 21, 2004, the 195 shares of our common stock issued pursuant to the Plan of Reorganization to Consumer Attorney’s Association were cancelled.

On October 20, 2004, we issued 37,385 shares of our restricted common stock to Kabani & Company Inc. for services rendered to the Company.

On October 20, 2004, we issued 100,000 shares of our restricted common stock to Stephen D. King for services rendered to the Company.

On October 28, 2004, we issued 50,000 shares of our restricted common stock to Brian Nelson for services rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On October 28, 2004, we issued 25,000 shares of our restricted common stock to Beth Robbins for services rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On November 1, 2004, we issued 1,042,501 shares of our common stock as a stock dividend to our stockholders of record as of October 28, 2004. The shares issued were restricted common stock pursuant to a Board of Director’s resolution.

On February 3, 2005, we issued 1,000,000 shares to Nikolas Capital Corp. in exchange for a promissory note in the amount of $410,000 payable to the Company. In September of 2005, we placed an immediate “Administrative Stop Order” on all the certificates representing the 1,000,000 shares due to never receiving the payment of $410,000.

On June 28, 2005, we issued 25,000 shares of our restricted common stock to Andrew Green as payment for interest owed pursuant to a Promissory Note with Mr. Green dated December 9, 2004.

On June 29, 2005, we issued 13,592 shares of our restricted common stock to David Sokol to compensate him for being excluded from the bankruptcy reorganization plan because of his association to insiders.

On June 29, 2005, we issued 6,796 shares of our restricted common stock to Kathleen Sauer to compensate her for being excluded from the bankruptcy reorganization plan because of her association to insiders.

On July 8, 2005, Andrew Green exercised 125,000 warrants at a price of $0.01 per share. The 125,000 shares of our common stock were issued on July 25, 2005.

On July 22, 2005, Anthony Reed exercised 10,000 warrants at a price of $0.10 per share. The 10,000 shares of our common stock were issued on August 12, 2005.

On August 29, 2005, Andrew Green exercised 125,000 warrants at a price of $0.01 per share. The 125,000 shares of our restricted common stock were issued on September 7, 2005.

On August 29, 2005, we sold 121,951 shares of our restricted common stock to one accredited investor for a total price of $49,999.91, all of which was paid in cash. We issued the 121,951 shares on August 29, 2005.

On September 13, 2005, David Cohen exercised 100,000 options at a price of $0.01 per share. The 100,000 shares of our restricted common stock were issued on September 26, 2005.

On September 19, 2005, we issued 25,000 shares of our restricted common stock to Andrew Green as payment for the $12,500 in accrued interest pursuant to the $500,000 loan.

On September 28, 2005, we sold 50,000 shares of our common stock to Herbert Stein for a total purchase price of $20,500, all of which was paid in cash. The 50,000 shares were issued on October 5, 2005.

On March 8, 2006, Andrew Green exercised 400,000 warrants at a price of $0.01 per share. The 400,000 shares of our restricted common stock were issued on March 13, 2006.

On March 15, 2006, we sold 250,000 shares to two accredited investors for a total purchase price of $50,000, all of which was paid in cash. The 250,000 shares were issued on March 21, 2006.

On April 18, 2006, we issued 15,000 shares of our common stock to Rochester Capital Partners, LP (of which Gary Rasmussen serves as its General Partner) and 5,000 shares of our common stock to Joseph Weaver in exchange for 100% of the issued and outstanding shares of Easy Money Express, Inc. (200,000 shares).

Apex Investment Fund Ltd. converted 400,000 shares of Series A 12% Convertible Preferred Stock into 800,000 shares of our restricted common stock. The 800,000 shares of common stock were issued on June 2, 2006. The 800,000 shares of common stock are being registered in this SB-2 Registration Statement.

On August 28, 2006, we issued Imperial Capital Holdings a total of 800,000 shares of our restricted common stock. Of the 800,000 shares, 96,000 were issued as a dividend on the 400,000 shares of Series A 12% Convertible Preferred stock held by Imperial, 504,000 were issued as an inducement fee for the equity line of $3,000,000 and the 200,000 were issued to extend the $30,000 promissory note held by Imperial. In addition, we have promised to issue and register hereunder an additional 500,000 shares at the time our registration statement becomes effective. The total of 1,300,000 shares of common stock are being registered in this SB-2 Registration Statement.

Davric Corporation purchased 678,049 shares of our common stock at $0.41 per shares in December of 2004. The stock was never issued until August 28, 2006 and due to the drop in our stock price we issued an additional 2,101,951 shares of our common stock. The 2,780,000 shares of common stock were valued at $0.10 per share and the 2,780,000 shares are being registered in this SB-2 Registration Statement.

In August, 2006, we agreed to issue 500,000 shares of our restricted common stock to Rochester Capital Partners, LP., as consideration under a consulting agreement in connection with the Imperial Investment Agreement. Rochester Capital Partners, LP., is controlled by Gary Rasmussen as its General Partner.

We believe that the issuance and sale of the restricted shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D promulgated thereunder. The shares issued were directly from us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

Issuances of Stock Options and Warrants

On February 3, 2003, we granted an option to purchase 20,000 shares of our common stock at $1.00 per share, exercisable for four (4) years to Alexandra Atwood pursuant to pursuant to a Board of Directors resolution.

On February 3, 2003, we granted an option to purchase 5,000 shares of our common stock at $1.00 per share, exercisable for four (4) years to Brian Levine pursuant to a resolution of the Board of Directors.

On February 3, 2003, we granted an option to purchase 20,000 shares of our common stock at $1.00 per share, exercisable for four (4) years to Michael Marcelli. pursuant to a resolution of the Board of Directors.

On February 3, 2003, we granted an option to purchase 32,500 shares of our common stock at $1.00 per share, exercisable for four (4) years to Morton Reed, CEO of the Company, pursuant to a resolution of the Board of Directors.

On March 3, 2003, we granted an option to purchase 2,500 shares of our common stock at $1.00 per share, exercisable for four (4) years to Elena Essers pursuant to a resolution of the Board of Directors.

On April 2, 2003, we granted an option to purchase 100,000 shares of our common stock at $0.01 per share, exercisable for four (4) years to David Cohen, former Treasurer of the Company, pursuant to a resolution of the Board of Directors. Mr. Cohen exercised the 100,000 options on September 13, 2005.

On January 23, 2004, we granted an option to purchase 450,000 shares of our common stock at $0.10 per shares, exercisable for three (3) years to Morton Reed, CEO of the Company pursuant to a resolution of the Board of Directors. Mr. Reed exercised the 450,000 options on April 1, 2005.

On March 3, 2004, we granted an option to purchase 50,000 shares of our common stock at $0.10 per share, exercisable for two (2) years to Alexandra Atwood pursuant to a resolution of the Board of Directors
On March 3, 2004, we granted an option to purchase 175,000 shares of our common stock at $0.10 per share, exercisable for three (3) years to David Cohen, former Treasurer of the Company pursuant to a resolution of the Board of Directors

On March 3, 2004, we granted an option to purchase 87,500 shares of our common stock at $0.10 per share, exercisable for three (3) years to Elena Essers pursuant to a resolution of the Board of Directors

On December 21, 2004, we granted an option to purchase 350,000 shares of our common stock at $0.30 per share, exercisable for ten (10) years to David Cohen, former Treasurer of the Company pursuant to a resolution of the Board of Directors

On December 21, 2004, we granted an option to purchase 10,000 shares of our common stock at $0.30 per share, exercisable for ten (10) years to Jonnathan Guerrero pursuant to a resolution of the Board of Directors

On December 21, 2004, we granted an option to purchase 250,000 shares of our common stock at $0.30 per share, exercisable for ten (10) years to Morton Reed, CEO of the Company pursuant to a resolution of the Board of Directors

On January 20, 2005, we granted an option to purchase 500,000 shares of our common stock at $0.53 per share, exercisable for ten (10) years to Morton Reed, CEO of the Company pursuant to a resolution of the Board of Directors

On March 11, 2005, we granted an option to purchase 10,000 shares of our common stock at $0.895 per share, exercisable for ten (10) years to Robert Amira, former Executive Vice President of the Company, pursuant to a resolution of the Board of Directors.

On December 31, 2005, we issued a warrant to purchase 50,000 shares of our common stock at $0.05 per share, exercisable for two (2) years to Herbert Stein as consideration for loaning the Company $25,000.

On December 31, 2005, the board of directors agreed to extend the due date of Andrew Green’s option to return the 600,000 shares of common stock used to pay our promissory note to Mr. Green, previously due December 9, 2005, for six (6) months. As consideration for granting the extension, on January 3, 2006, we issued 400,000 warrants to purchase shares of our common stock at $0.01 per share through January 3, 2008.

On January 5, 2006, we granted 300,000 options to purchase shares of our common stock at $0.15 per share to Baldev Singh Grewal for services rendered to the Company. The options are exercisable for one year.

On March 15, 2006, we issued a two (2) year warrant to purchase 10,000 shares of our common stock at $0.25 per share to David Ciolino for services rendered to the Company.

We believe that the issuance and grant of the warrants and options was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares issued were directly from us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A. The undersigned registrant hereby undertakes to:

(1)  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)  Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.
(1)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada on January 22, 2007.

LitFunding Corp.

By:	/s/ Morton Reed
Morton Reed, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Morton Reed	President, CEO, and Director	January 22, 2007
Morton Reed

/s/ Stanley Weiner	VP of Finance and Director	January 22, 2007
Stanley Weiner

/s/ Terry Gabby	Chief Financial Officer, Secretary and Treasurer	January 22, 2007
Terry Gabby

EXHIBIT INDEX

Exhibit Number	Chapter 2 Description
2.1
Plan and agreement of merger between RP Entertainment Inc., RP Acquisition Corp. and LitFunding Corp. dated February 21, 2003 (Incorporated by reference to the exhibits to Form 8-K filed on March 11, 2003)

2.2	U.S. Bankruptcy Court Stipulation between LitFunding Corporation and Petitioning Creditors dated November 14, 2003 (Incorporated by reference to the exhibits to Form 8-K filed on December 4, 2003)
2.3	U. S. Bankruptcy Court Notice of Entry of Judgment (Incorporated by reference to the exhibits to Form 8-K filed on December 4, 2003)
2.4	U.S. Bankruptcy Court Chapter 11 Plan of Reorganization dated April 7, 2004 (Incorporated by reference to the exhibits to Form 8-K filed on July 6, 2004)
2.5
Agreement and Plan of Merger between LitFunding Inc., LFDG Subsidiary Corp. and Easy Money Express Inc. dated February 7th, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on February 13, 2006)

3(i).1	Articles of Incorporation dated July 2, 1996 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
3(i).2	Certificate of Amendment to Articles of Incorporation dated September 4, 1996 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
3(ii).1	By-Laws dated September 2, 1996 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
3(ii).2	Amendment of By-laws dated March 5, 1997 (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
4.1	Common Stock Certificate Form (Incorporated by reference to the exhibits to Form SB-2 filed on June 19, 2001)
5*	Legal Opinion of Dennis H. Johnston, Esq., dated October 16, 2006
10.1	Agreement between RP Entertainment Inc. and Brutus Productions dated May 1, 1999 (Incorporated by reference to the exhibits to Form SB-2A filed on August 3, 2001)
10.2	Amended 2002 Employee Stock Compensation Plan Prospectus dated September 2, 2003 (Incorporated by reference to the exhibits to Form S-8 filed on September 10, 2003)
10.3	Amended 2002 Employee Stock Compensation Plan Certification of Plan Adoption dated September 2, 2003 (Incorporated by reference to the exhibits to Form S-8 filed on September 10, 2003)
10.4	2004 Stock Option Plan dated March 9, 2004 (Incorporated by reference to the exhibits to Form DEF 14A filed on July 13, 2004)
10.5	Employment Agreement between LitFunding USA and Stephen D. King dated October 2004 (Incorporated by reference to the exhibits to Form S-8 filed on October 28, 2004)
10.6	Investment Agreement between LitFunding Corp. and Dutchess Private Equities Fund, L.P. dated January 14, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 21, 2005)
10.7	Registration Rights Agreement between LitFunding Corp. and Dutchess Private Equities Fund, L.P. dated January 14, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 21, 2005)

10.8	Option Agreement between Silver Dollar Productions Inc. and Morton Reed dated January 31, 2005 (Incorporated by reference to the exhibits to Form PRE 14C filed on March 21, 2005)
10.9	Certificate of Designation dated July 25, 2005 (Incorporated by reference to the exhibits to Form S-8 filed on July 28, 2005)
10.10	Binding letter of intent of merger between LitFunding Corp. and Cashwize Inc. dated September 15, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on September 19, 2005)
10.11	Letter of intent of merger between LitFunding Corp. and Easy Money Express Inc. dated December 14, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 3, 2006)
10.12
Binding Letter of Intent between Silver Dollar Productions, Inc. and Global Universal Film, Group Ent. Inc. dated December 21, 2005 (Incorporated by reference to the exhibits to Form 8-K filed on January 12, 2006)

10.13	Investment Agreement with Imperial Capital Holdings, dated July 28, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on August 4, 2006)
10.14	Registration Rights Agreement with Imperial Capital Holdings, dated July 28, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on August 4, 2006)
10.15	Placement Agent Agreement with Brewer Financial Services, LLC., dated July 28, 2006 (Incorporated by reference to the exhibits to Form 8-K filed on August 4, 2006)
10.16	2006 Non-Qualified Stock Compensation Plan (Incorporated by reference to the exhibits to Form S-8 filed on February 28, 2006)
10.17*	Imperial Capital Holdings, LLC Promissory Note in the sum of $30,000 dated April 12, 2006 and Extention Agreement dated October 12, 2006.
10.19	Share Exchange Agreement with Easy Money Express, Inc., dated March 31, 2006 (Incorporated by reference to the exhibits to Form 10-KSB filed on May 19, 2006)
20	Letter to Shareholders dated March 11, 2003 (Incorporated by reference to the exhibits to Form 8-K filed on March 11, 2003)
21	List of Subsidiaries : California LitFunding, E.Evolution Expeditions and LitFunding USA (Incorporated by reference to the exhibits to Form 10-KSB filed on March 21, 2005)
23.1*	Consent of Lawrence Scharfman & Co., CPA P.C. dated December 5, 2006
23.2*	Consent of Legal Counsel (Dennis H. Johnston, Esq.) dated December 5, 2006
______
* Filed herewith